Dakota Real Estate Investment Trust

OFFERING CIRCULAR

UNDER REGULATION A

240,000 Class A Voting Shares

105,500 Class B Non-Voting Shares

240,000 Class I Voting Shares

Issuable at $17.10 per Share

Under the Distribution Reinvestment Plan

The Dakota Real Estate Investment Trust (the “Trust,” “we” and “our”) is a business trust organized under the laws of North Dakota. Our principal place of business is 3003 32nd Avenue South, Suite 250, Fargo, North Dakota 58103, our telephone number is (701) 239-6879 and our website is www.dakotareit.com. The Trust’s assets consist of a controlling interest in DAKOTA UPREIT LIMITED PARTNERSHIP (the “UPREIT”), a North Dakota limited partnership. The UPREIT invests in and operates real estate. The Trust is the General Partner of the UPREIT.

Pursuant to an Offering Statement (the “Offering Statement”) qualified with the Securities and Exchange Commission (the “SEC”) on the date hereof we are offering (the “Offering”) our Class A Voting Shares (the “Class A Shares”), our Class B Non-Voting Shares (the “Class B Shares”), and our Class I Voting Shares (the “Class I Shares” and collectively with the Class A Shares and Class B Shares, the “Shares”) to existing Shareholders of the Trust who or which elect to participate in our Distribution Reinvestment Plan (the “DRIP”) to apply distributions payable to them for the acquisition of Shares at the rate one share for each $17.10 of distribution payable to the participant. This Offering Circular is provided to participants in the DRIP for use in considering continuation of their participation in and to other shareholders considering becoming participants in the DRIP.

You should not acquire Shares if you cannot afford a complete loss of your investment. Investing in the Shares involves material risks (See “RISK FACTORS” beginning on page 3).

The Offering will terminate at the earlier of issuance of all of the Shares or July 31, 2024.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF THIS OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES COMMISION OF ANY STATE NOR HAS THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Price(1)	Sales Commission(2)	Proceeds to Us(3)
Per Share(1)	$17.10	$0.00	$17.10
240,000 of Class A Shares(1)	$4,104,000	$0.00	$4,104,000
105,500 of Class B Shares(1)	$1,804,050	$0.00	$1,804,050
240,000 of Class I Shares(1)	$4,104,000	$0.00	$4,104,000
Total Offering	$10,012,050	$0.00	$10,012,050

(1)	Participants in the DRIP may apply distributions due them to acquire Shares in the Offering at the rate of one share for each $17.10 of distribution taken in Shares in lieu of payment of the distribution. Fractional Shares out to one hundredth of a thousandth (i.e., four decimal points) will be issued.

(2)	No commissions will be paid with respect to such issuances of Shares.

(3)	We will receive no payments as a result of the Offering. To the extent an existing shareholder elects to participate in the DRIP, we will issue Shares to such participant in lieu of a cash payment of a distribution due such participant. As a result, funds which would otherwise be paid out as a distribution will be retained by the Trust.

The date of this Offering Circular is July __, 2023

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WHO MAY PARTICIPATE IN THE OFFERING

This Offering Circular does not constitute an offer to issue or a solicitation of an offer to acquire any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer.

Required Residence / Domicile to Invest. This Offering is available to existing shareholders of the Trust who are residents of or entities domiciled in a state in which we have qualified the issuance of Shares under the DRIP by registration or pursuant to an exemption from registration in accordance with laws of such state related to the offer and issuance of the Shares. Individuals are residents of the state in which they maintain their principal residence. A corporation, partnership, trust or other entity is domiciled in the state where the principal office of the entity is located.

Participation in the DRIP. To participate in the Offering, investors must be a participant in the DRIP and have their shareholder registration with the Trust reflect that the participant meets the residency / domicile requirements addressed above. If the election is made by a shareholder to participate in the DRIP and the shareholder’s residence or domicile is not within a state we have previously qualified the issuance of Shares under the DRIP pursuant to the securities regulations of that state, we may defer the issuance of the Shares pending such qualification.

The Shares are offered subject to withdrawal or cancellation of the Offering at any time without prior notice. The Trust reserves the right to terminate the Offering of any of the Class A, Class B Shares or the Class I Shares and continue the Offering of the other class or classes of Shares.

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this Offering Circular and any supplements thereto. You should rely only upon the information in this Offering Circular as we have not authorized anyone to provide any different information regarding us or this Offering.

Offering Statement This Offering Circular is part of an offering statement we have filed with the SEC and may amend from time to time (the “Offering Statement”). We contemplate this being a “continuous offering” and thus we anticipate that we may prepare and distribute supplements or amendments and restatements to add or change information contained in the Offering Circular contained in the Offering Statement. Our Offering Statement includes exhibits that provide detailed information or documents discussed in this Offering Circular. You may access such information through the electronic data gathering, analysis and retrieval system found at https://www.sec.gov/edgar.

Cautionary Note Regarding Forward Looking Statements This Offering Circular contains forward-looking statements. All Statements other than statements of historical fact contained in this Offering Circular, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward looking-statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.

Forward-looking statements are subject to risks and uncertainties, certain of which are beyond our control. Actual results could differ materially as a result of the factors described in “Risk Factors” in this Offering Circular.

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OFFERING SUMMARY

The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Offering Circular.

SHARES BEING OFFERED

The Trust is offering to shareholders who or which have elected to participate in the Trust’s Distribution Reinvestment Plant (the “DRIP”) to receive Shares in lieu of receipt of payment of distributions on the class of Shares with respect to which they elect to participate. The Shares will be issued at a rate of one Share for each $17.10 of distribution taken in Shares rather than in a cash payment.

Under its Declaration of Trust (the “Declaration of Trust”), the Trust is authorized to issue one or more classes of Shares. The Declaration of Trust recognizes Class A, Class B and Class I Shares. Each Class shares equal rights to participate in distributions while only Class A and Class I Shares come with voting rights. there were approximately 8,431,134 Class A Shares, approximately 2,260,102 Class B Shares and approximately 2,935, 782 Class I Shares issued and outstanding. Such Share amounts include the Shares received by shareholders as of June 30, 2023, who had elected to receive shares in lieu of payment of distributions otherwise paid in July 2023.

TERMS OF THE DISTRIBUTION REINVESTMENT PLAN

The Trust has adopted the DRIP to permit shareholders who or which elect to participate in the plan the opportunity to invest their cash distributions otherwise payable to the shareholder in the purchase of Shares of the same class with respect to which the distribution is payable. Participation is made by completion of an election to participate. For individuals initially subscribing to purchase Shares, the subscription to be tendered includes an election provision. For existing shareholders, the election is made in a Shareholder Change Form reflecting the election to participate. Participants in the DRIP may discontinue their participation by completing and submitting to the Trust of a Shareholder Change Form reflecting the election to discontinue participating.

Issuance of Shares under the DRIP is subject to the Trust having in effect qualification for the issuance under both applicable federal and state laws regulating the offer and issuance of securities with respect to the Shares. If there is not such a qualification in effect when a distribution is payable, the Trust may elect to either: (i) issue payment of the distribution in cash; or (ii) hold the distribution pending qualification of the issuance under applicable law.

The rate of issuance of Shares in lieu of a cash payment of a distribution is currently 95% of the per share offering price for the Shares then being offered by the Trust (exclusive of any commissions or other fees a subscriber may be required to pay) rounded up to the next full cent. As the Trust has established $18.00 as its current offering price for its Shares, the issuance rate currently in effect under the DRIP is $17.10 per share.

THE TRUST

The Trust began business operations in 1997. The Trust is an unincorporated, but registered business trust under North Dakota law. The Trust has an indefinite term of existence consistent with North Dakota law (that is, the Trust is not required to discontinue its existence at a specified future date.) The Trust is the sole general partner of the UPREIT and makes all of the investment decisions of the UPREIT. The Trust will invest in properties that the Board of Trustees considers suitable investments. Properties can and may include commercial properties and multi-family residential properties, such as apartment buildings. The Trust has had no business activities other than the ownership and management of the UPREIT.

The Trust is registered as required by the laws of North Dakota and is structured to comply with the requirements under Internal Revenue Code Section 856 which requires that 75% of the assets of a real estate investment trust must consist of real estate assets and that 75% of its gross income must be derived from real estate. The Trust believes it qualifies as a real estate investment trust but has not received confirmation of its qualification from the Internal Revenue Service. (See “FEDERAL INCOME TAX CONSIDERATIONS”).

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ADVISOR

The advisor of the Trust is Dakota REIT Management, LLC (the “Advisor”), which was formed for such purpose in April 2008. The Advisor manages the affairs of the Trust, subject to the review and overall control of the Board of Trustees, who may remove the Advisor without cause. The Advisor is also one of the property managers we engage to manage our properties.

THE UPREIT

The Trust’s assets consist almost entirely of our general partnership interest in Dakota UPREIT Limited Partnership (the “UPREIT”), a North Dakota limited partnership. The UPREIT utilizes its assets to invest either directly in real estate properties or in ownership interests in entities that hold real estate properties and to make loans to developers of real estate the UPREIT may seek to purchase. The Trust is the general partner of the UPREIT. As of December 31, 2022, our interest in the UPREIT represented an approximately 58% ownership interest with the remaining approximately 42% in interests being held by approximately 210 holders of limited partnership interests.

INVESTMENT OBJECTIVES

The Trust’s investment objectives are (i) to preserve, protect and return shareholder capital, (ii) provide cash distributions on a quarterly basis at the discretion of the Board of Trustees, a portion of which (due to depreciation) may not constitute current taxable income, and (iii) provide growth of capital investment through potential appreciation in the value of the Trust’s properties. There is no assurance that such objectives will be attained.

THE PROPERTIES

As of December 31, 2022, the UPREIT held residential apartment projects comprising a total of 3,967 apartment units, 154 residential rental townhome units and 2,724,326 square feet of commercial rental property. In 2022, the UPREIT acquired eight commercial properties containing a total of approximately 442,103 square feet of space and one residential property containing a total of 36 residential units. In 2022, the UPREIT sold two commercial properties containing a total of approximately 76,758 square feet of space. It is anticipated that the UPREIT will continue to seek to acquire properties or interests in properties involving both residential and commercial real estate (See “DESCRIPTION OF PROPERTIES”).

SUMMARY OF RISK FACTORS

Investing in this Offering through participation in the DRIP involves significant risks. A more detailed listing of risk factors you should consider prior to investing in the Shares is set out in the section entitled “RISK FACTORS.”

●	There is currently no trading market for our Shares and we do not anticipate one developing. The issuance of Shares in this Offering will be pursuant to Regulation A of the Securities and Exchange Commission and thus are eligible for resale or transfer, but there can be no assurance that a holder will be able to identify a buyer for their Shares. In order to provide shareholders with liquidity, the Trust has maintained a share repurchase arrangement permitting shareholders who have held their Shares for at least one year to request to have their shares redeemed in accordance with the procedures of our Share Repurchase Program. The program has involved a repurchase fee. Please refer to DAKOTA REAL ESTATE INVESTMENT TRUST “SHARE REPURCHASE PLAN” found at www.dakotareit.com/images/reports/report_26.pdf for more details. There can, however, be no assurance as to the funds the Board of Trustees may allocate for repurchase in the future, that the Share Repurchase Program will remain in effect or that we will not change its terms.

●	The Trust invests in real estate and thus an investment in the Trust involves the risks associated with making real estate investments. In making its investments, the Trust uses substantial amounts of borrowed funds. As of December 31, 2022, we owed approximately $477,000,572 under notes secured by mortgages on our properties.

●	Dakota REIT Management, LLC (the “Advisor”) acts as an advisor to the Trust under an agreement between the Advisor and the Trust. The Advisor and its affiliates will receive various fees for performing property management and other services, and the determination of such compensation has been made without the benefit of arm’s-length negotiations with the Board of Trustees (See “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS”).

●	Members of our management or their affiliates are subject to conflicts of interest in respect to their relationships and agreements with the Trust (See “INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS”).

●	There is no guarantee that the Trust will continue to declare distributions in the future.

●	Economic conditions, which the Trust cannot predict or control, may have a negative impact on the value of the Trust’s assets.

●	The Trust will be taxed as a corporation if it fails to qualify as a REIT.

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RISK FACTORS

The acquisition of Shares in the Offering pursuant to an election to participate in the DRIP involves various risks. Existing and prospective participants in the DRIP should carefully consider the following risks, among others, before making a decision to accept Shares in lieu of cash payment of distributions. An investment in the Trust is speculative and involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.

RISKS RELATED TO INVESTING IN THE TRUST AND PARTICIPATING IN THIS OFFERING

The UPREIT Has Not Identified Properties to Acquire in the Future

The future real estate investments to be made and properties to be acquired by the UPREIT are yet to be determined. Accordingly, current and prospective participants in the DRIP will have no information to assist in making their investment decision based on the identification or location of, or as to the operating histories of, or other relevant economic and financial data pertaining to, investments in real estate the UPREIT may make in the future, and must rely entirely on the investment judgment of the Advisor and the Board of Trustees.

The Shares Are an Illiquid Investment

There is currently no trading market for the Shares, and we do not anticipate such a market will develop and have no intention to seek to list the Shares upon any stock exchange. Without the benefit of an established public trading market, the Shares should be viewed as relatively illiquid. Consequently, the purchase of Shares should be considered only as a long-term investment. Furthermore, even if a market for the sale of Shares were to develop, no assurance can be given as to the price at which Shares would be sold in such market.

The Trust has no plans to liquidate and, absent the Trustees or the shareholders (the Amended and Restated Declaration of Trust allows for a majority vote of shareholders with voting rights to require liquidation) taking action to liquidate the Trust, the Trust will continue in existence for an indeterminate time. Accordingly, an investor in the Shares pursuant to the DRIP, should not anticipate liquidity from the liquidation of the Trust.

To provide shareholders access to liquidate their holdings in the Trust, we have maintained a share repurchase program. (See - “SECURITIES BEING OFFERD – Share Repurchase Plan” for information related to such arrangements). Such plan has restrictions and limitations, including the level of funding approved for repurchases under the plan.

Determination of Rate of Share Issuance to DRIP Participants

The Shares issued to participants in the DRIP in lieu of payment of dividends is at a rate which is 95% of the offering price then established by the Board of Trustees as the offering price for Shares of the Trust (exclusive of any upfront selling expense which may be assessed to those purchasing Shares through a broker dealer). In establishing such offering price, the Board of Trustees considers the Trust’s operating results, the real estate markets in which the Trust’s properties are located, economic conditions and the capital markets. Such offering price bears no relationship to any established criteria of value, such as book value or earnings per share, or any combination thereof.

The offering price for Shares of the Trust will be in excess of the per share book value of the Trust. The Trust has generally retained ownership of its real estate properties which comprise the vast majority of its assets for long periods of time. As a consequence, the depreciation taken with respect to such real estate over the years reduces the book value of the Trust’s real estate (See Note 6 to our audited Financial Statements for information related to the cumulative depreciation taken against our real estate assets). Further, the Trust has a practice of borrowing against the value of its real estate holdings to provide funds to acquire additional and maintain its existing real estate holdings with such indebtedness serving to further reduce book value while the loan against the encumbered real estate will be based upon the market value of the real estate at the time of the borrowing which is typically less than the depreciated book value of the property.

Shareholders Must Rely on Management to Act on Their Behalf

The Advisor and the Trustees are accountable to the Trust as fiduciaries and must exercise good faith and integrity in handling Trust affairs. The Trustees have the authority to approve or disapprove all investments recommended to the UPREIT by the Advisor. The Trustees will have ultimate control over the management of the Trust and the conduct of Trust affairs, including management of the business of the UPREIT and the acquisition and disposition of the UPREIT’s assets, but the success of the Trust and UPREIT will depend, to a large extent, on the services and performance of the Advisor.

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Shareholders have no right or power to take part in the direct management of the Trust or the UPREIT. Holders of Shares with voting rights (Class A and Class I Shares) vote on election of members of the Board of Trustees, amendments to Declaration of Trust, whether the Trust should be liquidated, and whether certain sales of assets of the Trust. Should be made. Holders of Shares with voting rights also have the right to demand a special meeting of shareholders.

Subject to some conditions and limitations, the Declaration of Trust limits the liability of, and provides for the Trust to indemnify, the Trustees, the Advisor and their affiliates, and to provide insurance coverage and pay for all premiums thereon to protect the Board of Trustees while acting for and on behalf of the Trust (See “BOARD OF TRUSTEES, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES – Organizational Structure”).

With the exception of Danel Jung and Matt Pedersen, who devote their full-time and attention to the operation of the Trust, Officers appointed by the Trust and members of the Board of Trustees do not devote their full time to the management of the Trust’s operations. Each has their own businesses and investments, and in some instances, employment which places demands upon their available time.

Rights of Repurchase of Shares

Under the Declaration of Trust, the Trust has certain rights to repurchase Shares from its shareholders. To assure compliance with requirements under the Internal Revenue Code for qualification of the Trust as a real estate investment trust, the Trust may redeem Shares if a majority of the Trust’s Shares are held by five or fewer shareholders. In addition, the Board of Trustees may establish minimum holding levels of ownership of shares from time to time which may result in the Trust declining to permit a requested transfer of Shares or in the repurchase of transferred or retained Shares after the transfer which are below such minimum levels.

RISKS RELATED TO OUR INVESTMENTS

Borrowing Risks

The UPREIT makes extensive use of borrowed funds in connection with its investments, generally seeking to maintain a level of financing equal to 75% of the appraised value of our properties. As of December 31, 2022 the mortgage notes payable were approximately $477 million. Use of borrowed funds permits the UPREIT to acquire additional properties than what might otherwise have been acquired only with available cash; however, should the value of the acquired property decrease, we may owe more on the borrowing than we can realize from the operation or sale of the property.

Certain of the borrowing used to finance acquisition of properties is under long term fixed rate arrangements, but substantial portions of our borrowing involve “balloon payments” where the loan amount is not fully amortized prior to the maturity date or periodic readjustment of the interest rates. If general borrowing conditions result in a rise in interest rate or if lenders perceive lending to us has grown in risk, we may face increased interest rates or other adverse changes to the terms under which we may borrow funds that may impair our operating results. In connection with your consideration of these risks you may wish to know that we have the following loans maturing this year and in the next two calendar years:

●	Two loans have or will come due in 2023 with an estimated principal at maturity of approximately $3,564,231;

●	Six loans will be due in 2024 with an estimated principal at maturity of approximately $17,847,435; and

●	Eleven loans will be due in 2025 with an estimated principal at maturity of approximately $31,500,276.

Risk That Tenants Will Terminate Their Leases

Tenants may for various reasons be unable to pay the rent due us under their lease. When a tenant of one of our leases for an apartment or townhome fails to pay the tenant typically vacates the property or we may be required to commence legal proceedings to force such a vacation resulting in the unit being available for renting to a new tenant. As we have expanded our holdings in commercial real estate, we have experienced different economic circumstances associated with commercial real estate. These include changes in operations in our tenant’s businesses, including the complete termination and liquidation of our tenant’s business.

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The lead times are often longer and we may incur additional expenses (such as brokerage fees and provision of improvement allowances) in leasing our commercial properties which we do not experience with our residential properties. As of December 31, 2022, of our approximately 2,724,326 square feet of commercial real estate, approximately 161,939 square feet (or approximately 5.9% of the total) was not under a lease with a tenant.

Risk That Tenants Will Not Renew Their Leases

Tenants of our residential real estate typically lease their apartment or townhome for an initial term of from six to twelve months with month-to-month terms thereafter. There can be no assurance that our residential tenants will renew their leases with us at the end of the term of their lease. Opportunities for purchase of residential properties by those residing in our apartments and townhome properties and tenants relocating outside of the area due to reduced employment opportunities may affect the choice by our tenants to continue their occupancy. As well, tenants may view newer properties or those with different amenities or lower rents as attractive. In addition to loss of revenues while a residential unit is vacant, a vacancy typically results in additional operating expenses associated with preparing the unit for rental and in the marketing of the unit.

Our commercial properties are typically leased for terms from one to twenty years with options to renew the term. Of the approximately 402 leases currently in effect for the approximately 2,724,326 square feet of commercial real estate, 10 of the leases (for an aggregate of approximately 45,021 square feet) are under month-to-month terms and 65 of the leases (for approximately 675,835 square feet) are scheduled to end by the end of December 2023. The table below identifies the leases, as of December 31, 2022, scheduled to expire the years indicated. This does not include the approximately 161,939 square feet of commercial property available for leasing at the end of 2022 or non-rentable space such as hallways and common areas.

Year of Expiration	Number of Leases	Approximate Square Footage Leased
2023	65	675,835
2024	65	399,618
2025	61	568,831
2026	46	269,256
Thereafter	148	572,774

In general, commercial real estate requires additional costs to secure a new tenant or the renewal of a tenant’s lease when compared with residential real estate due to the granting of concessions to the tenant for undertaking or renewal of the lease of the property. Such concessions include abatement of rent for periods of time and contributions to costs of the tenant making improvements or relocating its operations.

Also, certain commercial property may be for specialized uses that are not compatible with the needs of potential replacement tenants. This may cause a delay in locating a subsequent tenant or require substantial contributions to a tenant’s cost of modification of the property to meet their needs.

Our Investment in Real Estate will be Subject to General Risks Associated with Real Estate Investments

The real estate properties and interests in entities holding real estate properties invested in by the UPREIT will be subject to risks typically associated with real estate, including:

●	natural disasters such as storms and floods;

●	adverse changes in national, regional or local economic or real estate conditions;

●	oversupply or reductions in demand for rental properties which may adversely affect renewals of leases by existing tenants;

●	uninsured or under insured casualty losses;

●	unanticipated costs to maintain properties (See discussion of improvements and related matters in “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Capital Expenditures”);

●	tenants who are unable to pay rent as agreed or who or which fail to comply with their obligations to properly use and care for the property they lease;

●	defects in the construction or maintenance of our properties for which we have limited recourse to recover from those that constructed or maintained the property;

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●	inadequacy of protocols used by the Trust or its property managers to preserve the privacy of confidential or personal information provided by tenants resulting in assertion of claims against the Trust for data security breaches;

●	claims for violations of governmental regulations, including, but not limited to the Americans with Disabilities Act of 1990, the Fair Housing Act of 1988 and corresponding state or local governmental requirements; and

●	claims for environmental conditions affecting our properties including presence of harmful chemical or biological (such as toxic mold) materials.

The Trust’s Assets are not Diversified and have Limited Liquidity

Through the UPREIT, the Trust invests in real estate. All real estate investments are subject to some degree of risk. Such investments will be subject to risks such as adverse changes in general and local economic conditions or local conditions such as excessive building resulting in an oversupply of existing space or a decrease in employment reducing the demand for space. Such investments will also be subject to other factors affecting real estate values, including (i) possible federal, state or local regulations and controls affecting lending, rents, price of goods, fuel and energy consumption and prices, water, and environmental restrictions affecting new construction, (ii) increasing labor and material costs, (iii) the attractiveness of the property to tenants in the neighborhood, and (iv) state and federal income tax liability. Economic conditions, which the Trust cannot predict or control, may have a negative impact on the value of the UPREIT’s assets.

We currently own properties in the states of Iowa, Nebraska, Minnesota, North Dakota and South Dakota (See “DESCRIPTION OF PROPERTIES”). As of December 31, 2022, most of our holdings were located in North Dakota (21 residential properties with 2,521 units and 19 commercial properties with 1,190,123 square feet of space of the total holdings of 36 residential properties with 4,121 units and 45 commercial properties with approximately 2,724,326 square feet of space). Accordingly, you may view our investment in real property as concentrated within a limited geographic area.

Our real estate investments have primarily been in residential rental properties; however, we have increased our holdings of commercial real estate.

Total Asset Mix Based on Original Cost
Multifamily	44%
Office	12%
Retail	16%
Grocery – Anchored Shopping	7%
Senior Housing	6%
Industrial / Flex	8%
Power – Centered Shopping	4%
Mixed – Use	2%
Limited Partnerships	<1%

Our real estate investments have primarily been in residential rental properties; however, we have increased our holdings of commercial real estate. This mix of assets provides Dakota REIT a diversified approach providing some stability during changing real estate and economic cycles. Even with the asset mix the Trust will have very little opportunity to vary its portfolio swiftly in response to changing economic, financial and investment conditions.

Significant Increases in Property Taxes Could Adversely Affect the Trust

With respect to some of our commercial real estate, we pass through to the tenant the obligation to pay property taxes assessed upon the property subject to their lease; however, most of our leases (most notably our residential leases) do not provide for such shifting of the risk of increased property taxes to the tenants. Accordingly, significant increases in property taxes payable with respect to our properties could have a material adverse effect on our operating results. Further, as a significant increase in taxes payable with respect to our properties would reduce the operating profitability, the values we may obtain from a sale of properties subject to the increased tax burden would be reduced.

Regulations and Public and Private Use Restrictions on Our Properties May Affect our Operations

Local governmental agencies may impose controls or restrictions on rental charges or otherwise adopt regulations which could have a material adverse effect upon our operations. In addition, costs of compliance with regulations such as those pertaining to environmental matters or accessibility to those with physical disabilities (such as the American with Disabilities Act) may also adversely affect our operations.

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In addition to regulations, zoning and other use restrictions of local governmental agencies as well as covenants that may be established by private parties that apply to our properties. These public and private restrictions may include the types of uses that may be made with the property as well as impose operating conditions, such as numbers of required parking spaces that must be maintained based on the size of the property and the appearance (“architectural controls”) of the property.

Such taxes, regulations and controls may impair the operating profitability of our properties and thus the values we obtain from a sale of such properties would be reduced.

Real Estate Investments of the UPREIT Face Competition From Other Real Estate Properties

The results of operation of the Trust will depend upon the availability of suitable real estate investment opportunities for the UPREIT, and on the yields available from time to time on real estate and other investments, which, in turn, depends to a large extent on the type of investment involved, the condition of capital markets, the nature and geographic location of the property, and competition and other factors, none of which can be predicted with certainty. Even though the Advisor and its Affiliates have years of experience of acquiring properties suitable for investment, the UPREIT will be competing for acceptable investments with private investors and other real estate investment programs. Many of these competitors have greater experience and resources than the UPREIT.

Ownership of Real Estate Carries Risk of Uninsured Losses and Environmental Liabilities

The Trust intends to maintain what it believes to be adequate property damage, flood, fire loss and liability insurance. There are, however, certain types of losses (generally of a catastrophic nature), which may be uninsurable or which may be economically unfeasible to insure. Such excluded risks may include war, earthquake, hurricane, terrorism, certain environmental hazards and floods. Should such events occur, (i) the UPREIT and the Trust might suffer a loss of capital invested, (ii) tenants of spaces may suffer losses and may be unable to pay rent for the spaces, and (iii) UPREIT and the Trust may suffer loss of profits which might be anticipated from one or more properties.

Federal law (and the laws of some states in which the UPREIT holds or may acquire properties) imposes liability on a landowner for the presence on the premises of hazardous substances or wastes (as defined by present and future federal and state laws and regulations). This liability is without regard to fault or knowledge of the presence of such substances and may be imposed jointly and severally upon all succeeding landowners. If such hazardous substances are discovered on a property owned by UPREIT, UPREIT could incur liability for the removal of the substances and the cleanup of the property. There can be no assurance that UPREIT would have effective remedies against prior owners of the property. In addition, UPREIT may be liable to tenants and may find it difficult or impossible to sell the property either prior to or following any such cleanup.

We Rely Upon Services of Property Management Companies

We engage various property management companies to manage our real estate properties (See “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS”). In 2022 and in 2021, we paid $3,118,878 and $2,596,446 in property management fees. Of these fees, $2,350,044 in 2022 and $1,868,144 in 2021 were paid to the Advisor or other property managers affiliated with one or more of the members of the Board of Trustees.

While the Advisor does not act as a property manager for any other property owners, the rest of the property management companies we use do manage properties for other parties which properties may compete for tenants with our properties. While we seek to monitor the effectiveness of our property managers, there can be no assurance that owners of competing properties may receive better services than do we. While we have rights to terminate the agreements, we are also subject to termination of the property management agreements by the managers upon very limited notice.

Increases in Expenses May Reduce Cash Flow and Thus Funds Available for the Making of Distribution Payments and for Additional Acquisitions of Investments

Our income from operations was approximately $7.97 million in 2022 and approximately $6.4 million in 2021. Such income represents income from the rental of our residential and commercial properties less the expenses from our operations and the costs of administration of the Trust. Included in such expenses are non-cash depreciation of the costs of acquiring our properties.

We declared distributions payable to our shareholders in 2022 of $10,130,948 in 2022 and $7,703,233 in 2021. The UPREIT declared distributions payable to its limited partners in 2022 of $7,228,801 and $5,852,226 in 2021. The amount of the distributions paid was substantially less due to the election by shareholders and limited partners to reinvest their distribution to acquire shares or limited partnership units. Shareholders received shares in lieu of approximately 59% and 57% of distributions due them in 2022 and 2021. In 2022 and 2021 Units were issued in lieu of distributions with respect to approximately 23% and 20% of such distribution, respectively.

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If our operating expenses or the cost of the administration of the Trust increase without corresponding increases in our income from rental of our properties, our operating net income would decrease and our ability to continue to make distributions the Shareholders of the Trust and limited partners of the UPREIT and our ability to use cash flows from operation to invest in additional properties could be impaired. In addition, reduction in our distributions may reduce the levels of participation by shareholders of the Trust and by limited partners in the UPREIT in the reinvestment plans each maintains (in 2022, $5,879,380 was reinvested in the acquisition of shares of the Trust and $1,633,787 was reinvested in the acquisition of limited partnership units of the UPREIT). Under the terms of the Trust’s and the UPREIT’s Distribution Reinvestment Plans, participants may revoke their election and choose to receive cash payment of their distributions or distributions. Reductions in our operating income may affect a shareholder’s determination to participate in the plan.

Delays in Connection With Construction of Improvements to Our Properties

It has generally been our practice to acquire properties that have been in operation rather than undertaking to build and develop properties. As such, we have limited our exposure to risks associated with uncertainties in the development of real estate properties, such as unanticipated delays in the completion of construction of the improvements due to issues with suppliers of the materials or services used in the construction of the property.

We have, however, invested in properties under development through the making of loans to or acquisition of non-controlling equity interests in a property developer constructing a property. In addition, from time to time, we engage in the renovation or improvement of our properties (See the discussion of improvements and maintenance expenditures in “MANAGEMENT’S DISCUSSION AND ANYALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” – “Capital Expenditures”).

Delays in the completion of improvements to our properties may arise for a variety of reasons over which we will have no control. Such delays may result in additional costs being incurred as well as in loss of income due to such delays.

RISKS RELATED TO ADVISOR AND CONFLICTS OF INTEREST

We are Dependent on the Advisor, Some of the Principals of which have other Business Interests

The Advisor is responsible for the day-to-day management of the operation of the Trust and of the UPREIT. As such, we are dependent upon the services of the Advisor. Jim Knutson and Matthew Pedersen, who are each a member of the Trust’s Board of Trustees are among the owners of the Advisor but have other business interests (See the biographical information for Mr. Knutson and Mr. Pedersen under “BOARD OF TRUSTEES, EXECUTIVE OFFICERS AND SIGNFICANT EMPLOYEES” for information related to those other interests).

Mr. Knutson currently devote less of his time in performing as a manager of the Advisor with Mr. Pedersen (President of the Trust), James Haley (Treasurer of the Trust) and Danel Jung (Executive Vice-President of the Trust) devoting substantially all of their time to the discharge of their duties as managers of the Advisor or as officers of the Trust.

While many of the employees of the Advisor have been with the Advisor for extended periods of time, there can be no assurance that they will continue their employment or that the Advisor would be successful in retaining services of successors should existing staff no longer continue their employment. (See “BOARD OF TRUSTEES, EXECUTIVE OFFICERS AND SIGNFICANT EMPLOYEES – Significant Staff of the Advisor”). Neither the Trust nor the Advisor maintains “key person” life insurance policies on any members of the staff of the Advisor. Accordingly, in the event of the death of a key staff member of the Advisor, we and the Advisor would not receive proceeds of a life insurance policy to assist in covering costs which might be incurred in connection with securing a replacement for the loss of a deceased key staff member.

Conflicts of Interest in General

Various conflicts of interest exist – and will arise in the future – as a result of the transactions between the Trust and: (i) the Advisor; (ii) members of the Board of Trustees; or (iii) affiliates of a Trustee (See “INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS”). These conflicts present the risk to holders of Shares that the transactions between the Trust and such parties have not been negotiated at arm’s-length. As a consequence, agreements between related parties do not carry the indicia of fairness that a transaction negotiated between unrelated parties would have and bear closer scrutiny by investors.

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No Assurances that Transactions between the Trust and Affiliated Parties will be as Favorable to the Trust as those not with Affiliated Parties

The UPREIT has engaged in transactions with members of the Board of Trustees or their affiliates (See “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS – Affiliates of the Trust Participating in Service Providers” and “Interests of Management and Others in Certain Transactions” for information regarding such transactions). The transactions have included: (i) provision of property management services to the Trust; (ii) provision of real estate brokerage services to the Trust; (iii) the acquisition of real estate from such affiliates (iv) the making of loans to finance real estate developments by the affiliates; and (v) the acquisition of equity interests in entities owned or controlled by such affiliates.

While in each instance, the member of the Board of Trustees who is engaging directly or (through an affiliate) indirectly with the UPREIT is required to disclose their interest in the transaction to the Board of Trustees and, under the Declaration of Trust, by a majority vote of the Independent Trustees, it must be determined that:

●	the transactions is fair and reasonable;

●	the transaction involves terms no less favorable to the Trust as available in an arm’s length transaction; and

●	(if property is being acquired by the Trust) the appraised value of property being acquired is at least equal to if not greater than the consideration being paid for the property by the UPREIT;

there can be no assurance that past and future transactions are not as favorable to the Trust as might have been or be obtained in a transaction with a completely independent party rather than with an affiliate of one of our Trustees.

Affiliates Managing Our Properties. Of the eight property managers we currently engage to manage our properties, four are affiliated with certain of our Trustees or Executive Officers. (See “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS”) Jim Knutson and Matthew Pedersen (who are Trustees and officers of the Trust) and James Haley (our Treasurer) are owners of the Advisor and Danel Jung (our Executive Vice President) holds a profit interest in the Advisor. The Advisor manages certain of our properties directly and since January 1, 2022, manages additional properties located in Aberdeen, South Dakota or Bismarck or Fargo, North Dakota markets which had been managed by Valley Rental Services, Inc. (which is owned by Mr. Gaukler, who was a Trustee until June 2023). Such additional properties are managed by Valley Rental 2, LLC, which has the Advisor as its sole member. Kevin Christianson (who is a Trustee) is the owner of Property Resources Group, Inc. Craig Lloyd (who is a Trustee) is an owner of Lloyd Property Management Company. In 2022 and in 2021 we paid $3,118,878 and $2,596,446, respectively, in management fees to such management companies. Of those fees, the above named management companies affiliated with members of our management were:

Management Company	Fees in 2022	Fees in 2021
Dakota REIT Management, LLC	$404,212	$317,489
Valley Rental 2, LLC	$1,263,843	-0-
Valley Rental Service, Inc.	-0-	$1,130,152
Property Resources Group, LLC	$183,738	$174,714
Lloyd Property Management Company	$498,251	$245,789
Total Paid to Affiliates	$2,350,044	$1,868,144

Affiliates Compensated for Commercial Leasing. In 2022 and 2021 we paid commissions of $131,807 and $141,032, respectively, to real estate brokers in connection with their having participated in the long-term leasing of space in our commercial properties. Three of such brokers were affiliated with individuals who were then members of our Board of Trustees. They were Horizon Real Estate Group, LLC (an affiliate of George Gaukler, a Trustee until June 2023), Lloyd Companies (an affiliate of Craig Lloyd) and Property Resources Group (an affiliate of Kevin Christianson). The fees paid to such brokers for services in leasing of space in our commercial properties in 2021 and 2022 were:

Real Estate Broker	Fees in 2022	Fees in 2021
Horizon Real Estate Group, LLC	$-0-	$23,816
Lloyd Companies	$89,003	$2,250
Property Resources Group, LLC	$42,804	$114,966

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Properties Acquired from Affiliates. Of the 81 properties we owned as of December 31, 2022, 32 (or approximately 40%) were acquired from a then member of our Board of Trustees or from an entity owned - at least in part - by a then member of our Board of Trustees (See tables listing our properties and the column indicating acquisition from a Trustee under “DESCRIPTION OF PROPERTIES” for information related to which of our properties were acquired from affiliates and see “Acquisitions from Affiliates” in “Interests of Management and Others in Certain Transactions.”

Loans to Affiliates. We have from time to time made and contemplate we may in the future make loans to affiliates of members of our Board of Trustees in connection with real estate development we anticipate we may seek to acquire ownership of. Below are summaries of the two financings which are currently outstanding,

Financings for Development of the The Rowe on 57th Apartments in Sioux Falls, South Dakota. We have made two loans to the Lloyd Companies (in which Craig Lloyd, a member our Board of Trustees, is an owner, is an owner) for the development of a total of a 252-apartment complex in Sioux Falls, South Dakota:

●	The first loan was made in 2020 in the amount of $1,000,000 for use in construction of the first 140 apartments and was satisfied in 2022.

●	The second loan was made in 2022 in the amount of $3,000,000 for use in construction of the remaining 108 apartments and remains outstanding.

Financing for Development of the Sterling Prairie Trail North Apartments in Ankeny Iowa. We have extended a line of credit to TSPTN21, LLC (in which Jerry Slusky, a member of our Board of Trustees, is an owner) for the development of a 216-apartment complex in Ankeny, Iowa. In 2021 the line of credit was $9,450,000 and in 2022, we increased the line to $11,000,000. The line of credit remains outstanding.

For additional information related to these loans to affiliates, see “INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS – LOANS TO OR FROM AFFILIATES.”

Investment in Affiliates. We currently own non-controlling interests in five limited liability companies or limited partnerships (See table in the “General Overview” section of “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” for identification of the entities and our ownership interests in them), each of which has or had George Gaukler (who was a Trustee until June 2023) as one of its owners. Each operates apartment buildings located in Williston, North Dakota. We have invested an aggregate of $6.275 million in such entities.

RISKS RELATED TO ECONOMIC CONDITIONS

Economic Conditions May Limit the Ability of the UPREIT to Purchase Properties or of Tenants to Pay Rent

Periods of tight credit and high interest rates may adversely affect the ability of the UPREIT to acquire or sell properties. The inability of the UPREIT to acquire new properties or to sell certain of its existing properties further constrains the Trust’s diversification and growth. During times of economic recession, the ability of tenants to rent spaces from the UPREIT and timely pay rent when due may be adversely affected. This would limit the income available to the UPREIT for distribution to the Trust and, consequently, limit the Trust’s ability to make distributions to our shareholders.

There may be future shortages or increased costs of fuel, natural gas, water, or electric power, or allocations thereof by suppliers or governmental regulatory bodies in the areas where property purchased by the UPREIT is located. In the event any such shortages, price increases or allocations occur, the financial condition of tenants of the UPREIT may be adversely affected. The Trust is unable to predict the extent, if any, to which such shortages, increased prices or allocations would influence the ability of tenants to make rent payments and the Trust to make cash distributions to shareholders.

Risk of Downturn in Real Estate Market

While we are exposed to risks of adverse developments in the economy in general, the real estate market we participate may have its own adverse economic developments. Due to numerous conditions over which we will have no control, the market value of properties we own may decrease. Such decreases will adversely affect our abilities to refinance mortgage indebtedness on such properties (See footnotes to the “DESCRIPTION OF PROPERTIES” for information regarding mortgage indebtedness against our properties) which could provide significant issues for properties we have financed on terms involving “balloon payments” of the unpaid principal balance at a maturity date which occurs prior to complete payment of the debt based upon the payment schedule.

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If such downturns in the real estate markets occur, we may find that we are unable to sell properties we determine to sell or, if we are able to sell a property, we may receive an amount which is less than we have invested in acquiring and operating the property. We may even find that the debt we owe at the time of sale, exceeds the amount we can obtain from a purchaser.

Risks of Disruptions in the Financial Markets

The success of our business is significantly related to general economic conditions, but in particular, we are dependent upon the condition of the banking and financial markets. Rising interest rates and the decreasing availability of funding for real estate investments could have a materially adverse effect on our operations and on our abilities to acquire additional properties, refinance mortgage indebtedness and sell properties we hold.

Tenant Bankruptcies

Economic conditions affecting tenants leasing our properties may result in filing of bankruptcy by tenants. In particular, this may have a more significant adverse impact on our operations and financial condition with respect to our commercial real estate where the properties have fewer tenants than are associated with our residential rental real estate. In addition, we may incur legal fees and other costs in seeking to protect our interests in the event of a filing of bankruptcy by a tenant.

RISKS RELATED TO OUR STRUCTURE AND THE OFFERING

There is No Assurance That Shareholders Will Receive Cash Distributions or Benefit from Property Appreciation

While we have had a history of paying quarterly distributions, there is no assurance as to whether cash distributions can continue to be available for distribution to shareholders (See “SECURITIES BEING OFFERED – Distribution” for distribution declared and paid since 2012. There is no assurance that the Trust will operate at a profit or that any properties acquired by the UPREIT will appreciate in value or can ever be sold at a profit. The value and marketability of the UPREIT’s properties will depend upon many factors beyond the control of the Trust or the UPREIT, and there is no assurance that there will be a ready market for the properties owned by the UPREIT since investments in real property are generally non-liquid. Operating expenses of the Trust, including certain compensation to the Advisor will be incurred and must be paid irrespective of the Trust’s profitability.

Even if the Trust operates on a profitable basis, our ability to pay cash distributions may be impaired. In each of 2022 and 2021 we declared for payment in those years aggregate distributions to shareholders of the Trust and to limited partners of the UPREIT of $18,310,501 and $14,349,497 (after reinvestment of declared distributions to acquire shares or limited partnership units, the net distributions/distributions paid were $9,846,582 and $7,987,916) compared to net cash from operating activities of $24,091,608 and $22,057,408, respectively. Shareholders of the Trust and limited partners of the UPREIT participating in reinvestment of their distributions or distributions may terminate such participation with minimal notice and such termination by a substantial number of the participants could require us to use cash rather than our shares or the Trust’s limited partnership units to satisfy the rights to distributions or distributions, as applicable.

Further, if we were not successful in refinancing our mortgage indebtedness when the loans mature, we would need to use net operating cash flow to satisfy the “balloon payments” due at the maturities of our loans. For information regarding the amounts coming due under our mortgage indebtedness see the footnotes to the table of our “DESCRIPTION OF PROPERTIES.” In connection with your consideration of these risks you may wish to know that we have the following loans maturing this year and in the next two calendar years:

●	Two loans have or will come due in 2023 with an estimated principal at maturity of approximately $3,564,231;

●	Six loans will be due in 2024 with an estimated principal at maturity of approximately $17,847,435; and

●	Eleven loans will be due in 2025 with an estimated principal at maturity of approximately $31,500,276.

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Investments in the Trust are Subject to Dilution by Future Sales of Securities by the Trust and Issuance of Units by the UPREIT and from the Reinvestment Plans

Under the terms of the UPREIT Limited Partnership Agreement, the UPREIT is authorized to issue limited partnership interests in the UPREIT in exchange for real estate or interests in real estate. Such exchanges have occurred and are expected to continue to occur during and after the Offering. We intend for the UPREIT to continue to seek contributions of property in exchange for Partnership Interests in the UPREIT. Additionally, the Trust will, continue to seek investors to acquire Shares in exchange for cash investment in the Trust. These additional investments will dilute the percentage ownership interests of current investors of the Trust, including those that reinvest their distributions to acquire additional shares.

Each of the Trust and the UPREIT offer the opportunity for participants in their respective reinvestment option to accept additional equity interest in lieu of cash payment of distributions. In 2022 and 2021 Shares were issued in lieu of distributions with respect to approximately 58% and 57% of such distributions, respectively. In 2022 and 2021 Units were issued in lieu of distributions with respect to approximately 23% and 20% of such distribution, respectively.

No Assurance that we will Continue our Share Repurchase Plan

To provide shareholders with an opportunity for liquidity with respect to our Shares, we have from time to time maintained arrangements permitting shareholders who have held their Shares for at least one year the right to request the repurchase by the Trust of all or a portion of their Shares (See - “SECURITIES BEING OFFERD – Share Repurchase Plan” for information related to such arrangements).

The Board of Trustees reserves the absolute right to terminate, suspend or amend the Share Repurchase Program at any time without shareholder approval, but subject to advance notification to the shareholders, if the Trustees believe such action is in the best interest of the Trust or if they determine the funds otherwise available to fund our Share repurchase are needed for other purposes.

RISKS RELATED TO OUR STATUS AS A REAL ESTATE INVESTMENT TRUST

The Trust Must Limit Ownership of Shares in Order to Remain Qualified as a REIT

In order for the Trust to qualify as a REIT, no more than 50% of the outstanding Shares may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the Trust’s taxable year. To ensure that the Trust will not fail to qualify as a REIT under this test, the Declaration of Trust authorizes the Trustees to take such actions as may be required to preserve its qualification as a REIT and limits any person to direct or indirect ownership of no more than a limited percentage of the outstanding Shares of the Trust. While these restrictions are designed to prevent any five individuals from owning more than 50% of the Shares, they would also make virtually impossible a change of control of the Trust. The restrictions and provisions may also (i) deter individuals and entities from making tender offers for Shares, which offers may be attractive to shareholders, or (ii) limit the opportunity for shareholders to receive a premium for their Shares in the event an investor is making purchases of Shares in order to acquire a block of Shares.

Compliance with REIT Qualification Requirements may Impair our Operations

The Declaration of Trust directs the Board of Trustees to maintain our qualification under applicable law as a REIT. It is possible that the requirements may limit the investments which may be pursued by the Trust or even require a liquidation of investments the Board of Trustees views as being attractive.

If the Trust Fails to Qualify as a Real Estate Investment Trust, the Trust and Investors May Suffer Adverse Tax Consequences. The Trust and Investors May Also Suffer Adverse Tax Consequences from Other Unanticipated Events

Although management believes that the Trust has been organized and operated to qualify as a REIT under the Code, no assurance can be given that the Trust has in fact operated or will be able to continue to operate in a manner to qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within the Trust’s control (See – “Requirements for Qualification – General,” “Income Tests,” “Asset Tests” and “Annual Distribution Requirements” under “FEDERAL INCOME TAX CONSIDERATIONS”). For example, in order to qualify as a REIT: the Trust must be owned by at least 100 or more persons; at least 95% of the Trust’s taxable gross income in any year must be derived from qualifying sources; the Trust must make distributions to shareholders aggregating annually at least 90% of its REIT taxable income (excluding net capital gains); and at least 75% of our assets must be “real estate assets,” cash or U.S. government securities. To the extent we fail these requirements, unless certain relief provisions apply, we may have a loss of our status. Such a loss could have a material adverse effect on the Trust and its ability to make distributions to you and to pay amounts due on its debt. Additionally, to the extent UPREIT was determined to be taxable as a corporation, the Trust would not qualify as a REIT, which could have a material adverse effect on the Trust and its ability to make distributions to you and to pay amounts due on its debt. Finally, no assurance can be given that new legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

If the Trust fails to qualify as a REIT, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates, which would likely have a material adverse effect on the Trust and its ability to make distributions to shareholders and to pay amounts due on its debt. In addition, unless entitled to relief under certain statutory provisions, the Trust would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce funds available for investment or distributions to shareholders because of the additional tax liability to the Trust for the year or years involved. In addition, the Trust would no longer be required to make distributions to shareholders. To the extent that distributions to shareholders would have been made in anticipation of qualifying as a REIT, the Trust might be required to borrow funds or to liquidate certain investments to pay the applicable tax.

For a further discussion of income tax issues, see “FEDERAL INCOME TAX CONSIDERATIONS.”

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PLAN OF DISTRIBUTION

This Offering is being made to existing shareholders of the Trust who are residents of, or entities domiciled in, a state in which we have qualified the issuance of Shares under the DRIP in accordance with laws of such state related to the offer and issuance of securities. With respect to shareholders residing in or domiciled in certain states, the number of shares which may be issued could be limited such that the Trust would need to decline to accept requests for reinvestment of distributions that would involve our exceeding such limitations. If: (i) a participant in the DRIP relocates to a state where we have not previously qualified the issuance of Shares under the DRIP; (ii) we receive a request from a shareholder who is a resident is an entity domiciled in a state where we have not previously qualified the issuance of Shares under the DRIP or if issuance of Shares under the DRIP will exceed the limitation, we may defer the payment of the distribution in cash while we pursue the qualification to allow Shares to be issued.

Duration of Offering. This Offering will end on the earlier of: (i) July 31, 2024; (ii) when all Shares and been issued; or (iii) if our Board of Trustees elect to terminate the DRIP.

No Broker/Dealers are Engaged to Solicit Participation in the Plan. The Trust is directly, without the engagement of broker/dealers, offering the Shares in this Offering under the Trust’s DRIP (See “SECURITIES BEING OFFERED – Distribution Reinvestment Plan”).

State of Residence or Domicile for Plan Participation by a Shareholder. This Offering is available only to shareholders of the Trust who are residents of or entities domiciled in a state in which we have qualified the issuance of share under the DRIP in accordance with laws of such state related to the offer and issuance of shares. Individuals are residents of the state in which they maintain their principal residence. A corporation, partnership, trust or other entity is domiciled in the state where the principal office of the entity is located.

Participation in the DRIP. To participate in the Offering, investors must be a participant in the DRIP and have their shareholder registration with the Trust reflect that the participant meets the residency / domicile requirements addressed above.

USE OF PROCEEDS

The Trust will receive no cash proceeds from the issuance of Shares to participants in the DRIP. Such issuance, however, will permit the Trust to retain funds within the UPREIT which would otherwise be applied to payment of cash distributions. Such retained funds can be used by the UPREIT to acquire additional properties, repay indebtedness and for expenditure in operations of the business of the Trust and the UPREIT.

As of the date of this Offering Circular, we have not identified any specific property or properties we will seek to acquire with any additional cash retained as a result of issuance of Shares in lieu of payment of distributions in cash to participants in the DRIP. Acquisitions and investments by the UPREIT will be determined by the Board of Trustees of the Trust and we anticipate that we will continue to use our capital and proceeds from borrowings to invest in real estate (See “DESCRIPTION OF BUSINESS – Investment Policies and Objectives of the Trust”).

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DESCRIPTION OF BUSINESS

THE TRUST

The Trust is an unincorporated business trust registered under the laws of North Dakota with the office of the North Dakota Secretary of State and is set up to meet the requirements under Internal Revenue Code Section 856 as a real estate investment trust (a “REIT”). Internal Revenue Code Section 856 requires that 75% of the assets of a REIT, either directly or indirectly, must consist of real estate assets and that 75% of its gross income must be derived from real estate. As a REIT, the Trust is generally not subject to U.S. federal corporate income tax on its net taxable income that is distributed to the shareholders of the Trust.

The Trust began operations in 1997 and in 2000 the Trust formed the UPREIT to acquire income-producing real estate properties and investments in entities holding income-producing real estate. Through the UPREIT, for which the Trust is the General Partner, the Trust seeks to invest in income-producing real estate that will provide cash flow and capital appreciation opportunities. The Trust intends to invest in the upper Midwest region and, as of the date of this Offering Circular, the properties we hold are primarily located in North Dakota, we also have properties in Iowa, Minnesota, Nebraska, and South Dakota. Of those properties, (based on the lease income received in 2021) approximately 57% are residential and 43% are commercial (See “DESCRIPTION OF PROPERTIES”).

The principal governing document for the Trust is its Declaration of Trust. As permitted under North Dakota law, the Trust will continue until terminated as a result of action initiated by the voting shareholders or by the Board of Trustees.

THE UPREIT

The UPREIT is a limited partnership established under the laws of North Dakota. The Trust is the general partner of the UPREIT. As of December 31, 2022, there were approximately 210 holders of limited partnership interests in the UPREIT holding an aggregate of approximately 9,402,496 Partnership Units. In our consolidated financial statements, our general partnership interests are referred to as “Beneficial Interests” while the limited partnership interests are referred to as “Noncontrolling Interests.”

Most of the real estate properties we have invested in are held directly by the UPREIT, but certain properties are held by one of eight entities for which the UPREIT is the sole owner/member. This has been done to satisfy a requirement of mortgage lenders who finance the acquisition or holding of the properties. In addition, the UPREIT holds minority interests in real estate holding entities and has made loans to developers of real estate projects the UPREIT may acquire.

The UPREIT acquires real properties through both purchase and in exchange for issuance of limited partnership interests to owners of the real estate being acquired through such an exchange. By exchanging property for limited partnership interests, rather than selling the property to the UPREIT for cash, the owner may defer the recognition of the taxable gain on the property if the value of the property exceeds the tax basis the owner has in the property.

ADVISOR AND PROPERTY MANAGERS

Neither the Trust nor the UPREIT has employees. The Trust has an advisory contract with Dakota REIT Management, LLC (the “Advisor”) under which the Advisor carries out the daily operations of the Trust including its responsibilities as the general partner of the UPREIT (for information regarding the qualifications of the Advisor, see “BOARD OF TRUSTEES, EXECUTIVE OFFICERS AND SIGNFICANT EMPLOYEES - Significant Staff of the Advisor”). The Advisor is paid fees under the advisory contract.

The Advisor has never controlled or provided services to any other real estate investment trust, a real estate investment limited partnership or other investment program which provides flow-through tax consequences to investors. Thus, the Advisor has never participated in the offering of investments by such an entity which disclosed when the investment entity might be liquidated and thus there can be no disclosure as to whether such liquidation was completed as disclosed.

The UPREIT engages services of the property management companies in connection with the management of the properties owned by the UPREIT or its wholly owned subsidiaries, four of which are affiliated with members of our Board of Trustees (See “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS”).

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INVESTMENT POLICIES AND OBJECTIVES OF THE TRUST

Currently, all of the real estate investments of the Trust are made through the UPREIT. As general partner of the UPREIT, the Trust determines whether any properties are to be acquired or disposed of with such investment decisions being made through action of the Trust’s Board of Trustees. Currently, the Board of Trustees of the Trust intends to invest in properties which are believed to be located in growth markets in the Midwest. The Board of Trustees intends for the UPREIT to invest in multi-family apartments and commercial properties (industrial, grocery anchored retail and office space) located in communities that appear to involve a stable market for particular investments.

In 2021, we made seven acquisitions and five dispositions of properties. In January, we purchased two 36-unit apartment buildings located in Fargo, North Dakota for $7.4 million. In February, we sold two properties, an industrial warehouse located in Hastings, Minnesota for $800,000 which we had acquired in 2014 for $875,000 and a storage facility located in Minot, North Dakota for $1,075,000 which we had acquired in 2011 for $1,510,000. In April, we sold an 84-unit apartment building located in West Fargo, North Dakota for $3,850,000 which we had acquired in 2014 for $3,760,000. In May, we acquired a 79,200 square feet industrial property located in Bismarck, ND and we sold a 28,347 square foot office building located in Bismarck, ND for $1,254,000 which we had acquired in 2010 for $1,465,000. In June, we purchased an 88-unit multifamily apartment building located in Johnston, Iowa for $11,913,000, two apartment buildings consisting of 104 units of a complex located in Sioux Falls, South Dakota for $12,032,495. In August, we purchased a 244-unit apartment complex located in Des Moines, Iowa for $36,000,000 and we sold an industrial warehouse located in Brooklyn Park, Minnesota for $6,500,000 which we had acquired in 2019 for $5,500,000. In September, we purchased a 79,200 square foot mixed used commercial building located in Eagan, Minnesota for $12,100,000. In December, we purchased a 42,797 square foot retail/office building in Fargo, North Dakota for $6,984,000.

In 2022, we made nine acquisitions and two dispositions of properties. In January we sold an office building located in Plymouth, Minnesota for $6,500,000 which we had acquired in 2016 for $5,725,000. In April we purchased a 36 unit apartment building in Sioux Falls, South Dakota for $4,667,503. In June we sold a former Shopko retail building located in Oakes, North Dakota for $100,000 which we had acquired 2010 for $2,716,000 and we purchased an 88,239 square foot industrial/flex complex in Fargo, North Dakota for $12,000,000. In August we purchased seven neighborhood shopping centers in the Omaha, Nebraska metropolitan area consisting of a total of 353,864 square feet for a total of $57,850,000.

For listings of the properties held either directly by the UPREIT or through an entity wholly owned by the UPREIT, see “DESCRIPTION OF PROPERTIES.”

The UPREIT does not currently intend to invest in mortgages loans originated by others, although we have made loans to finance the development of real estate properties we contemplate acquiring. The Declaration of Trust sets forth restrictions on investment in mortgage loans, including limitations on deferral of payment of accrued interest and the making of loans that result in indebtedness against the property exceeding 85% of its appraised value absent substantial justification (such as credit enhancements in the form of a guaranty by a financially strong third party).

The UPREIT has made investments in limited partnerships, limited liability companies and other limited liability entities that own and operate real estate which is of a type the UPREIT would hold.

The investment objectives of the Trust are to provide to its shareholders (i) preservation, protection and eventual return of the shareholder’s investment, (ii) annual cash distributions of cash from operations, a portion of which (due to depreciation) may be a return of capital for tax purposes rather than taxable income, and (iii) realization of long-term appreciation in value of the properties acquired by the Trust. There is no assurance that such objectives will be attained.

When considering properties to be included in the portfolio of the UPREIT, the Board of Trustees of the Trust uses the following criteria for selection:

●	Income Production Capacity. A property must be anticipated to be capable of producing adequate income and cash flow to allow for payment of distributions to partners of the UPREIT and thereby fund distribution payments to shareholders of the Trust. Historical vacancy rates no greater than 5% for multi-family properties, and 5-10% for commercial properties are desirable. Historical and anticipated operating expenses, such as property management fees and repairs and maintenance costs are important factors.

●	General Economic Criteria. The properties located in areas with a stable or growing market for the type of property under consideration are preferable. The number of potential new properties that may be developed under permits that have been granted and competitive properties under construction are factors to be considered.

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●	Potential for Appreciation in Value. Although the anticipated income generation capacity is typically of greater importance, the long-term potential for a property’s value to appreciate and provide a capital gain will be considered.

●	Condition of the Property. Newer properties or, if older, properties that have been well maintained and in good condition are preferred. The Board of Trustees has, however, approved the acquisition of properties that need to be refurbished when there is an expectation for considerable asset appreciation from such renovations.

●	Size of the Property. The Board of Trustees will consider the size of a property considered for acquisition, primarily from a management view. Larger complexes are easier to manage, although a single property in close proximity to other properties of the UPREIT would be considered. Location will be considered as it relates to distance from services, transportation, and the market it intends to serve.

●	Transaction Costs. In addition to the purchase price of the property, associated costs such as acquisition fees, appraisals, Phase I environmental reports, title insurance, and loan costs are considered.

In making its investment decisions, the Board of Trustees is subject to terms of the Declaration of Trust (See “BOARD OF TRUSTEES, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES – Organizational Structure”) which restricts the Trust from:

●	investing in commodities or commodity future contracts;

●	investing more than ten percent (10%) of its total assets in unimproved real property or indebtedness secured by a real estate mortgage loan on unimproved real property;

●	engaging in any short sale;

●	borrowing on an unsecured basis if such borrowings will result in an asset coverage of less than three hundred percent (300%); “asset coverage,” means the ratio which the value of the total assets of the Trust, less all liabilities and indebtedness except indebtedness for unsecured borrowings, reserve for depreciation and amortization, bears to the aggregate amount of all unsecured borrowings of the Trust;

●	engaging in trading as compared with investment activities;

●	acquiring securities in any company holding investments or engaging in activities prohibited by these restrictions;

●	engaging in underwriting or the agency distribution of securities issued by others;

●	issuing equity securities redeemable at the option of the holder, or

●	issuing debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient to properly service the higher level of debt.

The Declaration of Trust also requires the Board of Trustees to approve acquisition at prices the Board of Trustees determines to be the fair market value of the property. Due to requirements of mortgage lenders and to comply with an accounting standard discussed in “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Results of Operations,” independent appraisals of property are obtained. The Declaration of Trust requires the purchase from an affiliate of the Trust to be not greater than the appraised value determined by an independent appraiser. Further, a majority of the independent trustees may require use of the appraised value when the purchase is from any other seller (See “BOARD OF TRUSTEES, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES – Members of the Trust’s Board of Trustees and Executive Officers”).

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SUMMARY DESCRIPTION OF THE UPREIT LIMITED PARTNERSHIP AGREEMENT

The Limited Partnership Agreement (the “Partnership Agreement”) is the governing document for the UPREIT. The Trust is the sole general partner of the UPREIT and as of December 31, 2022, the UPREIT had approximately 210 limited partners of the UPREIT. The following is a summary of the material terms of the Partnership Agreement. Any descriptions are qualified in their entirety by reference to the Partnership Agreement. A copy of the Partnership Agreement currently in effect has been filed as an exhibit to the Offering Statement the Trust has filed with the SEC of which this Offering Circular is a part.

MANAGEMENT

As the sole general partner of the UPREIT, the Trust has the full, complete and exclusive discretion to manage and control the business of the UPREIT, and the limited partners have no authority in their capacity as limited partners to transact business for, or participate in the management of the UPREIT. The authority of the Trust as general partner includes the admission of limited partners and the determination of the interests in the UPREIT to be issued in connection with such admission and to issue additional interests to existing partners in exchange for contributions of capital.

CAPITAL CONTRIBUTIONS

The Trust and each limited partner of the UPREIT is required to make a capital contribution in connection with their becoming a partner of the UPREIT. For purposes of determining the relative interests in the UPREIT, such interests are denominated by the Partnership Agreement as “Partnership Units.” While the Partnership Agreement permits the issuance of Partnership Units to be in series or classes with such designations and preferences as the general partner shall determine, all Partnership Interests have been of a single class with respect to the allocation of income or loss and the participation in distributions.

In connection with forming the UPREIT in October 2000, the Trust contributed substantially all of its assets to the UPREIT subject to various debts and obligations and George Gaukler (who served as a Trustee until June 2023), as the initial limited partner, made a nominal cash contribution to the UPREIT. The Partnership Agreement requires the Trust to contribute to the UPREIT the net proceeds from issuance of the Trust’s Shares. When that is done, the relative interests of the Trust as General Partner and that of the limited partners in the UPREIT is determined as if the Trust received one Partnership Unit for each share so issued by the Trust.

Except for the obligation of the Trust to contribute proceeds from its issuance of Shares, the partners have no right or obligation to make any additional capital contributions. The Trust may make loans to the UPREIT to cause the UPREIT to borrow funds from others, including from limited partners.

Many of the properties held by the UPREIT were contributed to the UPREIT in exchange for Partnership Units. For most who are contributing property, the transaction is considered a tax deferred exchange. The Declaration of Trust requires the purchase price to be approved by the Board of Trustees as not being more than the fair market value of the property and if the contributing limited partner is an affiliate of the Trust, for the fair market value to be based on an independent appraisal. The contributor is required to hold the Partnership Units received in exchange for their property for at least one year.

PROFIT AND LOSS ALLOCATIONS AND DISTRIBUTIONS

The net profit or loss of the UPREIT for each year is generally allocated among the partners in accordance with their respective interests. This general allocation is subject to compliance with specific exceptions related to matters recognized under federal income tax regulations related to minimum gain chargeback with respect to nonrecourse debt and to allocation of loss to the general partner when such allocation to a limited partner would create a capital account deficit. There is also provision in the Partnership Agreement for allocation of net profit or loss allocation if a limited partner affects a permitted transfer of their partnership interest during the year.

The Partnership Agreement contemplates that the UPREIT will make regular operating cash distributions on at least a quarterly basis in an amount the general partner deems appropriate. The general partner is, however, required to use its best efforts to effect distributions of sufficient amounts to permit the Trust to pay distributions to its shareholders as is required to maintain the status of the Trust as a REIT. The distributions made are in accordance with the respective percentage interests (i.e. the Partnership Units held) as of the record date the general partner may establish for purposes of determining to whom a distribution is payable.

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Upon liquidation of the UPREIT, remaining assets are to be distributed to all partners with positive Capital Accounts in accordance with their respective positive Capital Account balances.

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Limited partners are not to be liable for any debts or obligations of the UPREIT. A limited partner is only obligated to make payments of its capital contribution in accordance with any capital contribution agreement made with the UPREIT, if any, as and when due thereunder.

After owning Partnership Units for one year and subject to certain limitations in the Partnership Agreement, each limited partner has a right (the “Exchange Right”) to request the UPREIT to redeem all or a portion of the Partnership Units held by such limited partner in exchange for payment per unit of the then current offering price for Shares of the Trust. Exercise of the Exchange Right is by delivery of written notice to the UPREIT. If such a notice is given, the Trust may purchase the subject units by issuance of shares to the limited partner. Each limited partner is limited to giving not more than two notices of exercise of Exchange Rights during each calendar year. An Exchange Right may not be exercised with respect to the lesser of 100 Partnership Units or all of the remaining Partnership Units then held by the limited partner.

Issuance of Partnership Units to limited partners is made under claimed exemptions from registration under applicable federal and state regulation of the issuance of securities. As such, they may not be transferred by the limited partner if, in the opinion of legal counsel to the UPREIT that such transfer would require such registration. Further, transfers may not be made if, in the opinion of legal counsel to the UPREIT that such transfer would result in the UPREIT being taxed as a corporation or if the transfer would impair the qualification of the Trust as a REIT.

DISTRIBUTION REINVESTMENT PLAN

The Trust, as general partner of the UPREIT, has established a Distribution Reinvestment Plan (the “Distribution Reinvestment Plan”) for limited partners. To participate, the limited partner must be either an “accredited investor” or a “sophisticated investor” with sufficient knowledge and experience in financial and business matters to adequately assess the merits of participating in the Distribution Reinvestment Plan and reside in a jurisdiction which permits participation in the Distribution Reinvestment Plan without an effective registration under the Securities law and regulations of that jurisdiction. To participate, a limited partner is to complete a written election. A participant may terminate their participation on thirty days prior notice.

Under the Distribution Reinvestment Plan, in lieu of receipt of a cash payment of the distribution otherwise due, a limited partner will be issued additional limited partnership units at a rate based on 95% of the offering price established by the Board of Trustees for the shares of the Trust (exclusive of subscription fees that may be payable with respect to certain classes) rounded up to the next full cent. Fractional units to one hundredth of a thousand (i.e., four decimal points) will be issued. The Distribution Reinvestment Plan may be terminated or modified by the UPREIT on not less than ten days prior notice of termination or modification.

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DESCRIPTION OF PROPERTIES

The following table is a listing of the real estate properties owned as of December 31, 2022, directly by the UPREIT or by an entity wholly owned by the UPREIT and two additional buildings we acquired in May 2023. The properties are primarily listed in the order in which they were acquired. The properties are multi-family residential apartment or townhome complexes or commercial real estate properties. The table includes the original purchase price, the mortgage balance at the end of 2022 (unless otherwise noted), the size of commercial properties or the number of units for residential properties, the level of physical occupancy of the property at the end of 2022 (or the occupancy at time of acquisition) and if the property was acquired from a Trustee or an affiliate of a Trustee. Typically, the apartments are leased for initial terms from six to twelve months with month-to-month terms thereafter. The commercial properties are typically leased for terms from one to twenty years with options to renew the term.

Of the 81 properties owned at the end of 2022, 32 (or approximately 40% of the properties then held) were acquired from a member of our Board of Trustees or from an entity owned - at least in part - by a member of our Board of Trustees. For information regarding the acquisitions from affiliates, see “Acquisitions from Affiliates” in “Interests of Management and Others in Certain Transactions.”

Name/Location	Year(s) Acquired	Original Purchase Price	Mortgage Balance (1)	Property Type	Size (Sq. Ft)	# of Units	Occupancy (2)	Acquired from Trustee
Wheatland Place Apartments I - VIII 3302-3342 31st Avenue SW 3501-3531 30th Avenue SW 3063 34th Street SW Fargo, ND	1997-2001	$9,430,000	(3)	Multi-Family (Residential)	NA	192	93%	Yes
Wheatland Townhomes I - IV 3502-3534 30th Avenue SW 3301-3337 31st Avenue SW 3040-3078 34th Street SW 3010-3020 36th Street SW Fargo, ND	1998-2014	$6,080,019	(3) and (4)	Multi-Family (Residential)	NA	68	96%	Yes
Westlake Townhomes I & II 3120-3170 32nd Street SW Fargo, ND	1998	$3,090,000	(3) and (5)	Multi-Family (Residential)	NA	36	100%	Yes
Pioneer Center 715 E 13th Avenue S and 1410 E 9th Street West Fargo, ND	2002 & 2011	$8,370,453	$6,760,380	Retail/Office (Commercial)	74,167	N/A	82%	No
Amber Fields 4884, 4936, 5024, and 5200 21st Avenue SW Fargo, ND	2002	$5,700,000	$4,923,801	Multi-Family (Residential)	NA	108	97%	Yes
Central Park I-VIII 5101-5351 Amber Valley Parkway Fargo, ND	2003-2005	$16,100,000	$14,061,243	Multi-Family (Residential)	NA	265	95%	Yes
First Center South 3051 & 3175 25th Street S Fargo, ND	2004	$8,750,000	$7,909,750	Retail Commercial	103,460	N/A	100%	No
Eagle Lake Apartments 3412-3538 5th Street W West Fargo, ND	2005	$10,287,000	$8,776,136	Multi-Family (Residential)	NA	162	99%	Yes
Summers at Osgood I-VI 4452, 4466, 4482, 4536, 4550, 4522 47th Street S Fargo, ND	2006 & 2008	$12,950,000	$9,909,309	Multi-Family (Residential)	NA	210	93%	Yes
Retail at Amber Valley 2551 45th Street S Fargo, ND	2007	$7,450,000	$6,483,318	Retail Commercial	56,571	NA	90%	Yes
Metro Center Mall and RCC Building 1314-1420 20th Avenue SW 1208 20th Avenue SW Minot, ND	2008 & 2012	$5,460,000	$6,740,648	Retail, Office (Commercial)	80,302	N/A	97%	No
Leevers Supervalu 424 2nd Avenue NE Valley City, ND	2008	$1,250,000	$614,345	Grocery Store (Commercial)	29,882	N/A	100%	No
Cooperative Living Center 1321 14th Avenue E West Fargo, ND	2008	$1,425,000	$756,805	Senior Housing (Residential)	NA	24	83%	Yes

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Name/Location	Year(s) Acquired	Original Purchase Price	Mortgage Balance (1)	Property Type	Size (Sq. Ft)	# of Units	Occupancy (2)	Acquired from Trustee
Bismarck Industrial Park 1202-1238 Airport Road Bismarck, ND	2009	$2,225,000	$2,188,897	Industrial Office & Warehouse (Commercial)	40,803	N/A	100%	No
Lindquist Square 1933 S Broadway & 104 20th Avenue SW Minot, ND	2010	$1,075,000	$409,604	Retail, Office (Commercial)	22,480	N/A	100%	No
Calico Apartments 4422 & 4450 30th Avenue S Fargo, ND	2010	$6,000,000	$3,983,956	Multi-Family (Residential)	NA	84	93%	Yes
Century Mall 109 E Century Avenue Bismarck, ND	2010	$1,950,000	$1,530,925	Retail Commercial	13,250	N/A	100%	No
Tuscany Square 107 W Main Avenue Bismarck, ND	2010	$2,470,000	$1,688,911	Office Commercial	30,806	N/A	71%	No
Broadway Office Park(5) 1809 S Broadway Minot, ND	2011	$950,000	$-0-	Office Commercial	15,364	N/A	54%	No
Country Meadows Apartments 5001 & 5055 Amber Valley Parkway Fargo, ND	2011	$5,400,000	$3,930,176	Multi-Family (Residential)	NA	72	93%	Yes
Pizza Ranch 1504 Center Avenue W Dilworth, MN	2012	$820,000	$375.894	Restaurant Commercial	4,800	N/A	100%	Yes
Urban Meadows I - V 4610; 4640; 4668 and 4670 33rd Avenue S Fargo, ND	2012 & 2013	$15,300,000	$7,706,586	Multi-Family (Residential)	NA	180	97%	Yes
Washington Heights I 2723 Hawken Street Bismarck, ND	2012	$1,260,000	$627,709	Multi-Family (Residential)	NA	24	79%	Yes
Donegal Centre 4301 W 57th Street Sioux Falls, SD	2012	$21,550,000	$14,062,847	Retail/Office (Commercial) on 1st floor Multi-Family (Residential) 2nd & 3rd Floors	17,354 Commercial 47,862 Residential	38	100%	Yes
Donegal Pointe Apartments 5109 S Rolling Green Avenue Sioux Falls, SD				Multi-Family (Residential)	NA	153	97%	Yes
Century East Apartments I - V 2909; 2939 and & 3001 Ohio Street 1715 and 1823 Mapleton Avenue Bismarck, ND	2013	$6,940,000	$5,578,530	Multi-Family (Residential)	130,025	120	87%	Yes
Calgary Apartments I - III 3310; 3420; and 3540 19th Street N Bismarck, ND	2013	$4,200,000	$3,330,500	Multi-Family (Residential)	NA	72	92%	Yes
Hillview Apartments 5001, 5005, 5021 and 5033 East 26th Street Sioux Falls, SD	2013	$2,000,000	$1,199,900	Multi-Family (Residential)	NA	42	100%	Yes
Willow Creek Plaza 903 & 933 29th Street SE Watertown, SD	2013	$4,793,500	$2,418,681	Retail Commercial	29,243	N/A	76%	No
Wanzek Building 4850 32nd Avenue S Fargo, ND	2013	$8,325,000	$6,216,270	Office Commercial	55,619	N/A	100%	Yes
Cummins Building 3801 34th Avenue S Fargo, ND	2013	$2,575,000	$1,994,687	Industrial Commercial	28,137	N/A	100%	No
Harmony Plaza 2804 & 2808 S Louise Avenue Sioux Falls, SD	2014	$4,550,000	$5,111,890	Retail Commercial	46,000	N/A	100%	Yes
Riverwood Plaza 2812-2818 S. Louise Avenue Sioux Falls, SD	2014	$7,700,000	$5,489,260	Retail Commercial	39,120	N/A	82%	Yes

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Name/Location	Year(s) Acquired	Original Purchase Price	Mortage Balance (1)	Propert	Size (Sq. Ft)	# of Units	Occupancy (2)	Acquired from Trustee
Hidden Pointe Apartments I - VI 4045; 4071; 4083 and 4095 34th Avenue S and 3401 and 3481 41st Avenue South Fargo, ND	2014, 2016 and 2021	$20,700,000	$13,153,186	Multi-Family (Residential)	NA	216	94%	Yes
Copper Creek 2704 E. Kanesville Blvd Council Bluff, IA	2014	$13,337,894(7)	$8,107,61	Multi-Family (Residential)	NA	108(7)	87%	Yes
Pacific West 14121 Pierce Plaza Omaha, NE	2014	$9,942,085	$9,937,793	Multi-Family (Residential)	NA	187	93%	Yes
D & M Industries 4205 30th Avenue S Moorhead, MN	2014	$4,300,000	$3,249,144	Industrial Commercial	66,152	N/A	100%	No
Paramount Estates 612 W. Paramount Drive Aberdeen, SD					NA	36	97%
Paramount Place 2802 3rd Avenue SE Aberdeen, SD					NA	39	100%
Paramount Villas 310 Kenmore Street S. Aberdeen, SD	2014	$14,500,00	$9,760,000	Multi-Family (Residential)	NA	16	94%	No
Lakewood Place 2702 3rd Avenue SE Aberdeen, SD					NA	27	96%
M&I Apartments 2701; 2721, 2801 and 2821 3rd Avenue SE Aberdeen, SD					NA	32	100%
North Pointe Retail Center 14643 & 14695 Edgewood Dr Baxter, MN	2014	$4,500,000	$2,663,367	Retail Commercial	29,743	N/A	100%	No
Eagle Point III Office Center 8530 Eagle Point Blvd Lake Elmo, MN	2014	$6,500,000	$3,554,088	Office Commercial	39,204	N/A	95%	No
Britain Towne 2103 Fraser Court Bellevue, NE	2015	$8,204,633	$7,863,023	Multi-Family (Residential)	NA	168	98%	Yes
Prairie Village Apartments 1215 N Roosevelt Street Aberdeen, SD	2015	$12,585,000	$7,705,297	Multi-Family (Residential)	NA	152	97%	No
Plymouth 6-61 13400 15th Avenue N Plymouth, MN	2015	$4,400,000	$2,752,760	Industrial Commercial	45,362	N/A	100%	No
Eagle Point II Office Center 8550 Hudson Blvd Lake Elmo, MN	2015	$5,350,000	$3,324,439	Office Commercial	30,581	N/A	100%	No
One Oak Place 1709 25th Avenue S Fargo, ND	2015	$45,700,000	$32,514,863	Senior Housing (Residential)	N/A	274	94%	Yes
Prairie Springs Apartments 116 Weber Street S Aberdeen, SD	2015	$10,315,00	$6,945,145	Multi-Family (Residential)	NA	130	98%	No
Mendota Heights Business Park 2520 Pilot Knob Road Mendota Heights, MN	2016	$7,500,000	$4,730,411	Office Commercial	71,631	N/A	100%	No
USPS-ATD Warehouse 1907 4th Avenue NW West Fargo, ND	2016	$17,200,000	$10,637,852	Industrial Commercial	180,000	N/A	100%	No
Vadnais Square 905-955 East County Road E Vadnais Heights, MN	2016	$20,600,000	$11,650,967	Retail Commercial	123,626	N/A	100%	No
Pinehurst West Retail Center 1207-1229 W. Century Avenue. Bismarck, ND	2016	$11,300,000	$7,284,023	Retail	69,119	N/A	100%	No
City West Office Complex 6500 City West Parkway Eden Prairie, Minnesota	2016	$7,000,000	$3,299,002	Office	56,652	N/A	67%	No
Tower Plaza Shopping Center 151-425 North 78th Street Omaha, Nebraska	2016	$16,350,000	$10,425,565	Retail	103,072	N/A	100%	No
Pinehurst East 1001 Interstate Avenue Bismarck, North Dakota	2017	$19,200,000	$12,357,286	Retail	114,102	N/A	95%	No

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Name/Location	Year(s) Acquired	Original Purchase Price	Mortgage Balance (1)	Property Type	Size (Sq. Ft)	# of Units	Occupancy (2)	Acquired from Trustee
Azool Retail Center 935 37th Avenue S Moorhead, Minnesota	2017	$9,435,000	$5,746,743	Retail	44,498	N/A	96%	Yes
MIDCO Building 3901 North Louise Avenue Sioux Falls, SD	2017	$19,450,000	$12,851,807	Office	105,837	N/A	100%	Yes
Apple Valley Business Center 5550 Upper 147th Street West Apple Valley, MN	2018	$9,150,000	$6,681,635	Industrial Office & Warehouse (Commercial)	105,053	N/A	100%	No
Hampshire Technology Center(8) 10900 Hampshire Avenue Bloomington, MN	2019	$11,850,000	$8,381,205	Industrial Office & Warehouse (Commercial)	144,441	N/A	76%	No
Crestview 2027 N. 16th Street Bismarck, ND						152	93%
Kirkwood Manor 140 Indiana Avenue East Bismarck, ND						108	94%
North Pointe Apartments 1930 Capital Avenue East Bismarck, ND	2019	$24,000,000	$16,679,105	Multi-Family (Residential)	N/A	73	95%	No
Pebble Springs 3110 N 10th Street Bismarck, ND						16	87%
Westwood Park 1101 Westwood Street Bismarck, ND						65	88%
Timber Creek Cash Wise 4907 Timber Parkway Fargo, ND	2020	$11,464,000	$6,987,220	Grocery Retail	59,323	NA	100%	Yes
Apple Creek 3909 Apple Creek Road Bismarck, ND	2021	$8,600,000	$6,195,130	Industrial/Flex Commercial	79,200	N/A	100%	No
White Oak Apartments 9555 White Oak Lane Johnston, IA	2021	$12,000,000	$8,180,932	Multi-Family (Residential)	N/A	88	94%	No
Jackson Crossing 100-150 E Jackson Ave Des Moines, IA	2021	$36,000,000	$21,052,663	Multi-Family (Residential)	N/A	244	92%	No
The Rowe Apartments on 57th(9) 5025 S Bahnson Ave Sioux Falls, SD	2021, 2022 & 2023	$22,032,495	$6,985,063(9)	Multi-Family (Residential)	N/A	212	95%(9)	Yes
32nd Center Office Building 3003 S 32nd Ave Fargo, ND	2021	$6,984,000	$4,141,849	Mixed-Use Commercial	42,797	N/A	79%	Yes
Eagandale Tech Center 1303 Corporate Center Drive Eagan, MN	2021	$12,100,000	$8,829,923	Industrial/Flex Commercial	76,770	N/A	100%	No
Appareo Buildings 1810/1830 NDSU Research Circle Fargo, ND	2022	$12,000,000	$8,918,454	Industrial/Flex Commercial	88,239	N/A	100%	No
Beverly Hills Plaza 7808 Dodge St. Omaha, NE	2022	$14,500,000	$7,713,025	Retail	48,778	N/A	100%	No
Harrison Village 16919 Audrey St. Omaha, NE	2022	$4,350,000	$2,849,133	Retail	26,375	N/A	94%	No
Pebblewood Plaza 205 N. 80th St. Omaha, NE	2022	4,900,000	$2,746,401	Retail	14,418	N/A	100%	No
Spring Ridge Plaza 1103 S. 180th St; 1201 S. 180th St; 17801 Pierce Plaza Omaha, NE	2022	12,400,000	$7,491,698	Retail	64,959	N/A	100%	No
Tara Plaza 701-841 Tara Plaza Omaha, NE	2022	5,750,000	$4,299,091	Retail	65,795	N/A	90%	No
Walnut Creek 11336 S. 96th St. Omaha, NE	2022	6,700,000	$4,439,131	Retail	32,577	N/A	91%	No
Westgate Plaza 3401 S. 84th St. Omaha, NE	2022	9,250,000	$6,915,959	Retail	100,962	N/A	88%	No

(1)	The indicated mortgage balances are as of December 31, 2022. In some instances, there are multiple mortgages on the property. Where no mortgage balance is set forth, the indicated footnote contains information related to the mortgage balance as of that date and will describe whether the property is collateral for a financing on more than one property.

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(2)	The physical occupancy rates for properties are those in effect as of December 31, 2022.

(3)	Wheatland Place buildings I – IV, Wheatland Townhomes I and Westlake Townhomes I are all subject to a single mortgage with a balance of $469,549 as of December 31, 2022

(4)	Wheatland Place buildings V - VIII is subject to a mortgage with a balance of $4,996,975 as of December 31, 2022.

(5)	Wheatland Townhomes II, III and IV are each subject to mortgages and the combined balances of such mortgages as of December 31, 2022, was $5,558,609.

(6)	Westlake Townhomes II is subject to a mortgage with a balance of $1,192,393.

(7)	In April 2021, one of the four 24-unit buildings at the Copper Creek apartment complex was destroyed in a fire. The building has been replaced with a 36-unit building that was completed in 2022. The original 96-unit complex was acquired at a cost of $6,853,282. The cost of the replacement building, less the depreciated cost of the building lost at the time of the fire results in the adjusted cost of the now 108-unit complex being $13,337,894.

(8)	Hampshire Technology Center was sold on May 8, 2023.

(9)	In May 2023, two additional 32-unit apartment buildings in The Rowe on 57th apartment complex at a cost of approximately $10,000,000 (which is included in the Original Purchase Price Amount). The Mortgage Balance shown does not include the aggregate mortgage debt of $7,365,867 owed on the two additional buildings at their acquisition. The Occupancy shown is for the 140 apartment units we owned at the end of 2022. At the time of our acquisition of an additional 72 apartment units in the two buildings acquired in May 2023, their level of occupancy was 60%.

In addition to the properties listed in the foregoing tables, the UPREIT also holds non-controlling membership interests or the limited partnership interests in the following limited liability companies or limited partnerships:

●	Bakken Heights V Limited Liability Limited Partnership – which owns a 36-unit apartment building located in Williston North Dakota; the UPREIT acquired its 34% interest in 2011 for $325,000;

●	Bakken Heights VIII & X Limited Liability Limited Partnership – which owns two 36-unit apartment buildings located in Williston North Dakota; the UPREIT acquired its 40% interest in 2012 for $1,000,000;

●	Dakota Roseland Apartments I, LLLP – through this entity the UPREIT acquired in 2013 for $750,000 a 50% interest in a 36-unit apartment building located in Williston, North Dakota;

●	Dakota Roseland Apartments IX-XII, LLLP – which owns four 36-unit apartment buildings located in Williston, North Dakota, the UPREIT converted a $2,500,000 loan made in 2014 into a 39% interest in January 2017; and

●	Williston Real Estate Partners LLC – which owns two 36-unit apartment buildings located in Williston, North Dakota; the UPREIT acquired its 49% interest in 2014 for $1,700,000.

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COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS

ADVISORY MANAGEMENT AGREEMENT

Neither the Trust nor the UPREIT have employees. Since 2007, the Trust has engaged Dakota REIT Management, LLC (the “Advisor”) to provide the staff to oversee and manage the operations of the Trust, including, the discharge of its responsibilities as general partner of the UPREIT. The services are provided under the terms of an Advisory Management Agreement (the “Management Agreement”), the most current version of which was made in June 2021 and took effect as of July 1, 2021. The term of the Management Agreement has been extended, most recently, to October 25, 2023. Under the Management Agreement, the Advisor is responsible for all operations of the Trust under the direction of the Board of Trustees of the Trust and in compliance with the Declaration of Trust and the UPREIT’s Partnership Agreement. A copy of the Management Agreement has been filed as an exhibit to the Offering Statement the Trust has filed with the SEC of which this Offering Circular is a part.

As compensation for its services under the Management Agreement the Advisor is to be paid:

●	annual fee of 1% of the “net invested assets” of the Trust (defined to mean the total assets of the trust at their original cost – exclusive of non-interest bearing deposit accounts, non-interest-bearing receivables and prepaid expenses – less total liabilities) and is paid on a monthly basis based on the preceding calendar quarter’s assets with a reconciliation following the close of the calendar year and the preparation of the Trust’s audited financial statements

●	acquisition fee of 1.5% of the cost of a property acquired by the UPREIT; provided, however, no such fee is payable if the acquisition is from an affiliate of the Advisor (an “affiliate” is defined to be one that owns 10% or more of the or otherwise controls the Advisor)

●	disposition fee of 1.5% of the gross selling price of a property sold by the UPREIT

●	UPREIT unit issuance fee of the lesser of $2,000 or 2% of the value of limited partnership units issued by the UPREIT in connection with an exchange of such units for interests in real property

●	financing fee of 0.25% of the mortgage amount upon a financing or a refinancing by the UPREIT of a property

As required by the Declaration of Trust, the Management Agreement, however, requires the Advisor to refund to the Trust UPREIT unit issuance and mortgage refinance fees to the extent the aggregate fees exceed the lesser of 2% of the Trust’s average “invested assets” or 25% of the Trusts “net income” for the calendar year. The Management Agreement defines “invested assets” as the current market value of the real estate investments and “net income” as revenues less expenses other than depreciation and other non-cash reserves and excludes from the definition gains from sales of UPREIT assets. Provided, however, the independent members of the Board of Trustees of the Trust may waive the refund of fees if they believe the year involved unusual or non-recurring factors resulted in extraordinary expenses for the year.

The table below shows the amounts of such fees paid to the Advisor by the Trust in the years 2022 and 2021:

	Annual Fees	Acquisition Fees	Disposition Fees	UPREIT Issuance Fees	Financing Fees
2022	$2,750,503	$1,117,763	$65,000	$18,000	$157,156
2021	$2,235,600	$1,210,987	$133,991	$59,172	$237,739

The Management Agreement has a term of one year but may be extended by the Trust with the approval of a majority of the members of the Board of Trustees of the Trust who are not affiliates of the Advisor. In addition, either the Advisor or the Trust may terminate the Management Agreement with sixty days’ prior written notice; with the determination for termination by the Trust being made by a majority of the members of the Board of Trustees who are not affiliated with the Advisor.

PROPERTY MANAGEMENT AGREEMENTS

The UPREIT currently has agreements for the management or leasing of properties with eight property management companies. The table on the following page identifies those companies, the properties managed and the fees under the agreements as of December 31, 2022. Four of the property management companies are or were affiliated with members of our Board of Trustees or Officers. Matt Pedersen and Jim Knutson (Trustees and officers of the Trust) and James Haley (our Treasurer) are owners of the Advisor (Dakota REIT Management, LLC) and our Executive Vice President, Danel Jung holding of a profits interest in the Advisor. The Advisor is the sole member of Valley Rental 2, LLC, which took on management of properties managed for the UPREIT as of January 1, 2022 which had previously been managed by Valley Rental Services, Inc. (owned by Mr. Gaukler, a Trustee until June 2023). Kevin Christianson (a Trustee) is the owner of Property Resources Group, Inc. Craig Lloyd (a Trustee) is an owner of Lloyd Property Management Company.

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In the years 2022 and 2021, we paid $3,118,878 and $2,596,446 in management fees. Of those fees, approximately 54% and 56% were paid to the Advisor, its subsidiary Valley Rental 2, LLC or Valley Rental Services, Inc.; approximately 16% and 10% was paid to an affiliate of Lloyd Property Management; and approximately 7% and 6% was paid to Property Resources Group, Inc. in those years respectively.

Management Company	Properties	Management Fees
RMA Real Estate Services	Vadnais Square	3%, but not less than $3,000/month
	55 West & City West (sold in first six months of 2022)	3%, but not less than $2,000/month
	Mendota Heights & Plymouth 6-61	3.25%, but not less than $2,000/month
	Eagle Point Office Centers II & III	3.50%, but not less than $2,500/month
	Hampshire Technology Center (sold in May 2023)	3%, but not less than $2,500/month
	Eagandale Tech Center	3.25%, but not less than $2,500/month
Dakota REIT Management, LLC	Former Shopko Store in Oakes, ND (sold in first six months of 2022)	$150/month
	D&M Industries and TMI Office Complex	$500/month each
	WF USPO Warehouse and the Appareo Buildings	1%
	Cummins Power in Fargo, ND and Leevers Supermarket	2%
	Harmony, Riverwood, Pinehurst Square East and Pinehurst Square West Shopping Centers, and Apple Creek	3%
	Bismarck Industrial Park, Century Mall Retail, North Pointe Retail Center, Tuscany Square, Willow Creek Plaza, First Center South, Pioneer Center and 32nd Center	5%
First Management, Inc.	Tower Plaza Shopping Center, Beverly Hills Plaza, Harrison Village, Pebblewood Plaza, Spring Ridge Plaza, Tara Plaza, Walnut Creek, Westgate Plaza	5%
Lloyd Property Management Company	Donegal Centre Office Complex and Donegal Pointe Apartment Complex, White Oak, Jackson Crossing, Hillview, and The Rowe on 57th	5%
	MIDCO	$625/month
Property Resources Group, LLC	Amber Fields & Eagle Lake Apartment	4%
	Amber Valley Retail Center, Pizza Ranch and Azool Retail Center	5%
Duemelands Commercial, Inc.	Lindquist Square Retail, South Broadway Office Building, and Minot Metro Center Retail Center	3.5%
The Lund Company, Inc.	Britain Towne, Copper Creek and Pacific West	3.5%
Valley Rental 2, LLC	One Oak Place Apartments	1%
	Cooperative Living Center Apartments	3%
	Calico, Central Park, Hidden Pointe and Urban Meadows Apartment Complexes	4%
	Calgary I, II, III, Century East I-V, Country Meadows, Summers at Osgood, Washington Heights I, Wheatland Apartments I-VIII, Wheatland Townhomes I-V, Westlake Townhomes, Crestview, Kirkwood Manor, Pebble Springs, Westwood Park, North Pointe Apartments, Lakewood Place, M&I Villas, Paramount Estates, Prairie Village and Prairie Springs	5%

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AFFILIATES OF THE TRUST PARTICIPATING IN SERVICE PROVIDERS

George Gaukler a shareholder of the Trust, a limited partner of the UPREIT, and was a member of the Trust’s Board of Trustees until he resigned in June 2023, is an owner of:

●	the Advisor, which provides both general management services to the Trust and property management services to the UPREIT;
●	Valley Realty, Inc., which has provided real estate brokerage and construction services to the UPREIT;
●	Horizon Real Estate Group, LLC, which provided real estate brokerage services to the UPREIT in 2021;
●	Valley Rental Services, Inc., which, until January 1, 2022, provided property management services to the UPREIT; and
●	Valley Electric Service, Inc., Valley Lumber Company, Hi-Line Construction Inc., JSM Woodworks, LLP, East & West Excavating, LLC, Naasz Masonry, LLC and Landscape Elements ND, LLC, which have provided construction or maintenance services to the UPREIT.

Jim Knutson is a shareholder of the Trust, a limited partner of the UPREIT, a member of the Board of Trustees and the current Secretary of the Trust. He was an owner of Valley Realty, Inc., Horizon Real Estate Group, LLC and Valley Rental Service, Inc. prior to his sale of his interests in those entities. Mr. Knutson remains an owner of the Advisor but is selling his interests in the Advisor in installments to Matthew Pedersen and James Haley with the final installment being in January 2024.

Kevin Christianson is a shareholder of the Trust and a member of the Trust’s Board of Trustees. Mr. Christianson is a member of Property Resources Group, LLC, a commercial property management company which has managed properties for the UPREIT.

Craig Lloyd is a shareholder of the Trust, a limited partner of the UPREIT and a member of the Trust’s Board of Trustees. Mr. Lloyd is a shareholder or member of entities which are part of the Lloyd Companies which have managed properties for the UPREIT and marketed leasing of commercial space owned by the UPREIT.

Matthew Pedersen is a shareholder of the Trust, a member of the Trust’s Board of Trustees and the current President of the Trust. Mr. Pedersen is an owner of the Advisor. Mr. Pedersen is an owner of an accounting firm that has provided limited accounting services to the Trust or the UPREIT from time to time.

James Haley is a shareholder of the Trust and the current Treasurer of the Trust. Mr. Haley is an owner and the Chief Financial Officer of the Advisor.

Danel Jung is a shareholder of the Trust and the current Executive Vice President of the Trust. Ms. Jung is Chief Operating Officer of the Advisor and holds a profits interest in the Advisor.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with the financial statements and the notes thereto included elsewhere in this Offering Circular. This discussion contains forward-looking statements that are based on management’s current expectations, estimates, and projections about our business and operations. The cautionary statements made in the Offering Circular should be read as applying to all related forward-looking statements whenever they appear in this Offering Circular. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those we discuss under “RISK FACTORS” and elsewhere in this Offering Circular. You should read “RISK FACTORS” and “Cautionary Note Regarding Forward Looking Statements.”

GENERAL OVERVIEW

The Trust is organized under the laws of the state of North Dakota. We are the general partner of and owned approximately 58% and 57% of the UPREIT as of December 31, 2022 and 2021. The UPREIT is the sole member of eight limited liability companies (the “LLC’s”) established to hold interests in various real estate properties in accordance with requirements of the mortgage lenders which financed our investment in such properties. We also hold limited partnership interests ranging from 34% to 50% interests in five limited partnerships. Below is an outline of our structure and the ownership interests as of December 31, 2022:

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We seek to operate as a real estate investment trust (a “REIT”) in compliance with the conditions set out in Section 856 of the Internal Revenue Code. Specifically, we seek to operate as an “Umbrella Partnership Real Estate Investment Trust,” which is a REIT that holds substantially all of its investments through a limited partnership entity for which the REIT is the general partner.

The financial statements included in this Offering Circular are consolidated financial statements which include the financial statements of the Trust as well as those of the UPREIT and its wholly owned LLC’s. All significant intercompany transactions and balances have been eliminated in consolidation. For example, if funds were due the Trust by the UPREIT, the balance sheets of each would reflect the amount as a payable by or receivable due the entity, but by consolidation of the financial statements, the amounts effectively cancel out the intercompany debt.

We currently operate residential and commercial properties located in Iowa, Minnesota, Nebraska, North Dakota, and South Dakota. As of the end of 2022, our residential property consisted of 3,967 apartment units and 154 townhomes. and 2,724,326 square feet of commercial real estate.

The table below identifies by state the number of residential properties and the aggregate number of residential units in such properties as well as the number of commercial properties and the aggregate number of square feet of such properties we held at of the end of 2022 and 2021 (including two properties we sold in the first six months of 2022).

	Residential Properties Held on December 31		Commercial Properties Held on December 31
State	2022	2021	2022	2021
Iowa	3 with 440 units	3 with 428 units	None	None
Minnesota	None	None	15 with 923,417 SF	13 with 839,713 SF
Nebraska	2 with 355 units	2 with 355 units	1 with 103,072 SF	8 with 456,936 SF
North Dakota	21 with 2,521 units	21 with 2,521 units	20 with 1,068,648 SF	19 with 1,190,123 SF
South Dakota	10 with 805 units	10 with 769 units	5 with 237,544 SF	5 with 237,544 SF

RECENT DEVELOPMENTS

In January, April and July 2023, we paid distributions of $0.23 per share to shareholders of the Trust and $0.23 per unit to limited partners of the UPREIT record as of December 31, 2022, and March 31, and June 30, 2023, respectively. Participants in the reinvestment plans of the Trust and the UPREIT, received additional shares or units in lieu of payments due them.

In May 2023, we sold the 144,441 square foot Hampshire Technology Center located in Bloomington, Minnesota for approximately $12,750,000 which we had acquired in 2019 for approximately $11,850,000. In May 2023, we also acquired two additional 36-unit apartment buildings the Rowe on 57th apartment complex located in Sioux Falls for approximately $10,000,000.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2022, we had approximately $10,345,000 in cash, and approximately $13,746,500 of restricted funds. The restricted funds are primarily from replacement cost reserves maintained in accordance with arrangements with mortgage lenders (approximately $7,535,581) and lender mandated reserves for the making of tenant leasehold improvements for several of our properties (approximately $1,350,244), as well as tenant security deposits (approximately $3,216,500), escrows for real estate taxes and insurance (approximately $1,644,200). In addition, as of December 31, 2022, we had available to us $5,000,000 under unsecured lines of credit and $19,500,000 in lines of credit secured by mortgages upon certain of our properties. As of December 31, 2022, there was no outstanding amount due under such lines of credit.

The Trust uses leverage in the acquisition and holding of its properties by borrowing funds and securing the repayment of borrowed funds with mortgages upon its properties. This includes use of refinancing to “pull equity” from existing properties as well as revolving credit facilities. The list of properties under “DESCRIPTION OF PROPERITES” includes information regarding such mortgage indebtedness, but in general, as of December 31, 2022, we had $477,000,572 owed under 83 loans secured by mortgages with various maturity dates. In 2023, two of the loans involving approximately $3,564,231 of principal are scheduled to mature. In 2024, six of the loans involving approximately $17,847,435 of principal are scheduled to mature. In 2025, eleven of the loans involving approximately $31,500,276 of principal are scheduled to mature.

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The Trust, with respect to its outstanding shares, and as general partner of the UPREIT, with respect to the limited partners of the UPREIT, seeks to pay distributions on a quarterly basis. Each of the Trust and the UPREIT maintain a Distribution Reinvestment Plan that permits shareholders or limited partners to direct that the full amount of their distributions be reinvested into shares or limited partnership units, as applicable. In each instance, the number of shares or limited partnership units issued is based on 95% of the selling price for the shares most recently offered or contemplated to be offered by the Trust (exclusive of subscription fees that may be payable with respect to certain classes of Shares) rounded up to the next full cent.

See “SECURITIES BEING OFFERED – Distributions” for information related to the distributions declared for payment to shareholders as well as the elections by shareholders to receive additional shares in lieu of cash payment of distribution. Participation by limited partners in the UPREIT’s distribution reinvestment plan has not been as extensive as is the participation by shareholders in the Trust’s plan. Of the distributions declared for payment in 2022 to limited partners as, approximately 23% were reinvested into additional units. This compares to approximately 59% of the distributions declared for payment to shareholders in 2022 being reinvested to acquire shares.

We anticipate participation by shareholders in the distribution reinvestment plans will continue, but if more shareholders elect to take distributions in cash and fewer UPREIT limited partners invest distributions into limited partnership units, our liquidity could be adversely affected.

RESULTS OF OPERATIONS

The following table summarizes certain information related to our operations for the periods indicated (the information for calendar years 2022, and 2021:

	Fiscal Year Ended 2022	Fiscal Year Ended 2021
Revenue from Rental Operations
Residential Revenue	$46,702,544	$42,522,570
Commercial Revenue	$36,729,597	$31,284,191
Total Rental Revenue	$83,432,141	$71,806,761
Expenses
Expenses from Rental Operations	$72,234,097	$62,743,605
Expenses of Administration of the Trust	3,228,449	2,667,270
Income from Operations	$7,969,595	$6,395,886
Other Income
Gain (Loss) on Sale of Property	$(1,220,003)	$511,413
Gain on Involuntary Conversion of Property	2,049,726	2,805,147
Cost on Sale of Property	(187,623)	(732,421)
Loss from Investments in Partnerships	(397,636)	(875,490)
Interest Income	749,542	120,773
Other Income	323,456	246,835
Net Income	$9,474,680	$8,960,843
Net Income Attributed to Limited Partners	$3,979,366	$3,853,163
Net Income Attributed to Shareholders	$5,495,314	$5,107,680

Our revenue from our rental operations of $83,432,141 in 2022 represented an approximately 16.2% increase over our rental revenue for 2021. With our residential rent revenue of $46,702,544 being an approximately 15.3% increase and our commercial rent revenue of $36,729,597 being an approximately 17.4% increase. We attribute the increases to improved economic conditions and to acquisitions of properties.

Interest paid on our mortgage indebtedness is our single largest expense. We paid interest of $17,534,524 in 2021 and $18,740,518 in 2022. The weighted average rate of interest we were paying at the end of 2022 and 2021 were approximately 4.05% and 3.96%, respectively. We have been benefited by historically low rates of interest; however, based on recent actions and announcements by the Federal Reserve, we anticipate future increases in our costs of borrowing. We seek to stager the maturity dates of our mortgage indebtedness to reduce the significance of sudden increases in the interest rates we might be required to pay under refinanced mortgages debt. As well, we have entered into interest rate swap contracts to modify our interest rate risks.

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Real estate taxes we pay for our properties is also a significant operating expense. While many of our commercial leases require the tenant to pay as “additional rent” the property taxes charged to us, such is not the case with our residential properties. We estimate that the taxes we paid in 2022 on properties we also held in 2021 was approximately 9.6% higher than what we paid in 2021.

Since most of our properties are located in the upper Midwest region, weather can have a significant effect on the operating expenses for our properties. Hotter summers may increase use of electricity for cooling and colder winters may increase use of utilities to heat as well as amounts and frequency of snowfall may result in larger snow removal expenses. Our utility expenditures of $6,716,179 in 2022 represented an approximately 19.6% increase of those incurred in 2021.

Revenue from our rental operations provides most of our income. We also obtain other income (or loss) from our investment in a non-controlling interest in an entity holding real estate interests, interest paid to us (primarily from loans we make), gain (or loss) from sale of assets and operating guaranty payments (which are financial assurances we receive when we are purchasing newly constructed properties and the seller agrees to pay us if the rent we actually receive is less than an agreed amount specified in the operating guaranty).

We maintain insurance on our properties. In the event of a casualty, the insurance payments in excess of the depreciated value of the property can result in our realizing a “Gain on Involuntary Conversion of Property.” In April 2021, a fire destroyed one of four 24-unit buildings at our Copper Creek apartment complex located in Council Bluffs, Iowa. In 2022, we had damage to the roof of our Donegal Centre and Apartments in Sioux Falls. As a result of these casualties, we received insurance proceeds we applied to repair the damage. In 2021 that resulted in our recognition of $2,805,147 gain related to Copper Creek. In 2022, we recognized $2,049,726 of gain with respect to the Copper Creek and the Donegal properties. Both matters remain open for final determination of the insurance benefits due us such that there may be additional gain to be recognized in 2023.

In 2022, our loss from our Investments in Partnerships was $397,636 compared to a loss of $875,490 in 2021. These reflect the operating results for the five limited partnerships in which we hold non-controlling interests (See the following paragraph for information related to the operating results for these entities) and thus are not included in our consolidated report of income and expenses from rental operations (See the list of “Partial Interests Held by UPREIT” in the diagram under “General Overview” in this section for identification of the five entities and our ownership. The losses reflect an allocation of the aggregate losses from the five entities based upon our interests in them (limited by the amount of our investment in the respective entity).

In 2022, the aggregate losses for the operations by the five entities we hold non-controlling interests in was $1,509,964 compared to $2,425,465 in 2021 (See Footnote 7 to the Consolidated Financial Statements for condensed unaudited financial information related to the five entities). We have anticipated that the Williston apartment markets would improve; however, reduction in oil production in the Williston area has continued to have a material adverse effect on the Williston residential market. With respect to the five entities we hold non-controlling interests in, our risk of loss if the entities continue to experience negative operations is limited to the $6.275 million we originally invested in the entities in the aggregate. As of December 31, 2021, we had recognized a loss of our original investments in Bakken Heights V, LLLP and in Williston Real Estate Partners, LLLP. As of December 31, 2022, our interests in Bakken Heights VIII and X; Dakota Roseland Apartments I, LLLP and Dakota Roseland Apartments IX-XII having been reduced to values of $44,478; $427,516 and $1,070,822.

We seek to manage interest rate risks of significant unanticipated fluctuations in our variable interest rate borrowings through the establishment of “interest rate swap contracts” and we had nine of such contracts in effect in 2022 (with maturities ranging from 3.5 to 9.25 years) and eight in 2021 (with maturities then ranging from 4.5 to 8.75 years). As of December 31, 2022, and December 31, 2021, we had income attributed to the change in fair value of interest rate swaps of $10,162,527 and $4,082,199 respectively. Such income is derived from the changes in the fair value of the interest rate swap contracts. Interest rate swap contracts can be traded in certain financial markets and the fair value of those contracts are established quarterly for financial reporting purposes thus creating an unrecognized gain or a loss. If the interest rate swap contracts are held to maturity there would be no gain or loss recognized on the contract. It has been our practice to hold all interest rate swap contracts to maturity. See Notes 3 and 4 to our audited Consolidated Financial Statements for additional information related to these interest rate swap contracts and their fair value measurement.

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The table below describes the six commercial properties and one apartment property we sold in 2021 or 2022:

Year Sold	Description of Property	Selling Price	Purchase Price	Year Acquired
2021	34,800 square foot storage facility located in Minot, North Dakota	$1,075,000	$1,510,000	2011
2021	17,600 square foot warehouse located in Hastings, Minnesota	$800,000	$875,000	2014
2021	91,730 square foot warehouse located in Brooklyn Park, Minnesota	$6,500,000	$5,500,000	2019
2021	28,035 square foot office building located in Bismarck, North Dakota	$1,254,016	$1,464,700	2010
2021	84-unit apartment complex located in West Fargo, North Dakota	$3,850,000	$3,760,000	2014
2022	51,144 square foot office building located in Plymouth, Minnesota	$6,500,000	$5,725,000	2016
2022	25,614 square foot retail building located in Oakes, North Dakota	$100,000	$2,716,032	2011

CAPITAL EXPENDITURES

Our largest capital expenditure is in the acquisition of properties. Please see “DESCRIPTIONS OF PROPERTIES” in this Offering Circular for information regarding our properties and when they were acquired.

The acquisitions involved use of cash, proceeds from mortgage financing and issuance to the prior owner of the property of limited partnership units in the UPREIT. The sources for the funding in 2022 and 2021 are described in the table below (with the dollar and Unit amounts expressed in approximate amounts):

Source of Funds	$75,653,266 in 2022	$95,029,858 in 2021
Cash	$8,379,153	$15,797,583
Mortgage Loans	$47,241,082	$60,760,621
UPREIT Units	$20,033,031	$18,471,654
	(1,178,414 Units)	(1,174,860 Units)

In addition to investing in new properties, we invest funds in the improvement and maintenance of our existing properties and pay assessments imposed upon our properties by local governments for funding of the cost of improvement of infrastructure (such as roads, street lighting and storm and sanitation sewers). The following table identifies capital expenditures for various improvements made and special assessments paid in 2022 and 2021:

Type of Improvement	2022	2021
Site Improvement	$1,517,756	$1,068,098
Building Improvement	$11,599,108	$4,823,217
Tenant Improvement Allowances	$1,847,874	$2,249,330
Flooring & Appliances	$2,492,836	$2,100,705
Special Assessments	$297,332	$502,855
	$17,754,906	$10,744,205

Site improvements are typically parking lot improvements and landscaping improvements. Building improvements range widely from modest repairs to more significant matters such as replacement of the roofs or sidings of buildings. Tenant improvement allowances represents amounts we have agreed to reimburse commercial property tenants in connection with preparation of the space they are leasing and even the costs of relocating to the space for tenants moving into our property or costs of upgrades for in connection with an extension of the term of the lease by an existing tenant. This cost is often negotiated as part of the negotiation or the lease or renewal of the lease. Flooring and appliance expenditures relate to our residential properties. We anticipate our expenditures for these may continue to increase as the residential properties we hold age as well as to increase the attractiveness of our residential properties in more competitive markets.

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When a municipality or other governmental agency makes infrastructure improvements, it often assesses the cost of the improvements upon the owners of the properties adjacent to the improvements. The costs are often permitted to be paid over periods of time ranging from five to twenty-five years depending on the cost of the improvement. Our practice is to capitalize the amount of the assessment and recognize a corresponding liability to our balance sheet. See the footnotes to the financial statements for more details on our accounting for special assessments. The special assessments payable at the end of 2022 were $22,367 less than those at the end of 2021 due primarily to more excess principal payments above special assessments.

The Board of Trustees may determine to establish reserves, or such reserves may be required to be established in connection with mortgage financing of certain of our properties, to fund future repairs and replacements or the making of improvements to properties.

LAND LEASE COMMITMENTS

In 2022, we acquired two buildings leased by Appareo Systems, LLC for operation of its commercial and industrial software and hardware development business located in Fargo, North Dakota. In connection with the acquisition, we assumed the obligations under two leases of land on which the buildings are constructed. The leases expire at the end of 2044; however, they are each subject to ten year renewal option periods. Base rental payments for the two leases total $120,300 in each of 2023 and 2024; $126,315 in each of 2025, 2026 and 2027; with additional increases thereafter.

The leases are reflected in our balance sheet as “Finance Lease Right-Of-Use Assets” and “Finance Lease Liabilities.” The liability reflected is a present valuation discounting of the future lease obligations. Our operating statements, in addition to the rent payments, reflect an amortization of the asset.

OFF BALANCE SHEET ARRANGEMENTS

At this time we are not aware of any off-balance sheet arrangements that need to be discussed or disclosed.

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BOARD OF TRUSTEES, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

ORGANIZATIONAL STRUCTURE

The Dakota Real Estate Investment Trust (“the Trust”) is a business trust organized under the laws of North Dakota. The Trust operates under the terms of a Declaration of Trust, last amended as of November 19, 2020 (the “Declaration of Trust”), and Bylaws, last amended as of April 25, 2017 (the “Bylaws”). The Declaration of Trust provides for the Trust to continue for an indefinite term (as permitted under the laws of North Dakota) unless terminated by a majority vote of the shareholders entitled to vote.

The Trust is the sole general partner of the Dakota UPREIT Limited Partnership (the “UPREIT”). The UPREIT operates in accordance with the terms of a Limited Partnership Agreement with all actions by the UPREIT being taken by the Trust as general partner. Neither the Trust, nor the UPREIT have any employees. Rather, they use staff of Dakota REIT Management, LLC (the “Advisor”) and services of various property management companies to manage the operations of the business and of the properties owned by the UPREIT.

DECLARATION OF TRUST AND BYLAWS

The Declaration of Trust and the Bylaws provide for the management of the affairs of the Trust to be vested in a Board of Trustees. They further provide that the Board of Trustees is to have not less than seven and not more than 17 members with the actual number being as determined from time to time by the Board of Trustees. The Bylaws provide that, to serve as a member of the Board of Trustees, the individual must hold a minimum investment in the Trust of $100,000 or a minimum investment in the UPREIT of $200,000. Members of the Board of Trustees are elected by the voting shareholders of the Trust for one-year terms at the Annual Meeting of Shareholders; however, the Board of Trustees may fill a vacancy created by the death or resignation of a member of the Board of Trustees or to fill a vacancy created by an increase in the number of members of the Board of Trustees.

The Declaration of Trust and the Bylaws require a majority of the members of the Board of Trustees to be “Independent Trustees.” The Declaration of Trust defines the term “Independent Trustee” as one who is not and has not been associated within the two prior years, directly or indirectly, with a Sponsor or the Advisor of the Trust. Such association is deemed to occur if the Trustee:

(i)	owns an interest in the Sponsor, Advisor, or any of their Affiliates;

(ii)	is employed by the Sponsor, Advisor or any of their Affiliates;

(iii)	is an officer or director of the Sponsor, Advisor, or any of their Affiliates;

(iv)	performs services, other than as a Trustee, for the Trust;

(v)	is a trustee for more than three REITs organized by the Sponsor or advised by the Advisor; or

(vi)	has any “material business or professional relationship” with the Sponsor, Advisor, or any of their Affiliates

A “material business or professional relationship” is deemed to exist when the relationship results in 5% or more of the gross revenue of the Trustee coming from such Sponsor, Advisor or their Affiliates or if the annual gross revenue received by the Trustee from such parties is 5% or more of the Trustee’s net worth; however, it may also be found when the revenue is less than such 5% levels.

The definition indicates an indirect relationship for the Trustee includes circumstances in which the Trustee’s spouse, parents, children, siblings, spouse’s parents, children’s spouses and spouse’ siblings have the association with a Sponsor, the Advisor, Affiliates of a Sponsor or the Advisor or the Trust.

The Bylaws permit, but do not require establishment by the Board of Trustees of committees. Currently, the Board of Trustees has established four committees and the chair and members of each are as follows:

Committee	Members
Advisor Committee	Jon Otterstatter (Chair), Roy Sheppard, Jerry Slusky and Lisa Wheeler
Audit Committee	Andrew Henderson (Chair) and Lisa Wheeler
Investment Council	Jerry Banks, Kevin Christianson, Jim Knutson, Craig Lloyd, Jon Otterstatter, Matt Pedersen and Jerry Slusky
Nominating Committee	Bradley Fay (Chair) with Andrew Henderson, Roy Sheppard and Lisa Wheeler

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The Advisor Committee reviews the performance of the Advisor and the terms of the agreement between the Trust and the Advisor, prior to the Independent Trustees (as required by the Trust’s Declaration of Trust) approving the engagement on an annual basis. The Audit Committee reviews the financial statements of the Trust, financial reporting matters and the Trust’s relationships with the independent auditors engaged to render an opinion on the Trust’s financial statements. The Investment Council reviews and analyzes proposed investment opportunities prior to their submission to the full Board of Trustees for consideration for investment. Members serving on committees (other than those affiliated with the Advisor – Mr. Gaukler, Mr. Knutson and Mr. Pedersen) receive compensation for their service.

The Bylaws provide for the appointment by the Board of Trustees of a Chairperson of the Board, a President, an Executive Vice President, a Secretary, a Treasurer and such additional officers of the Trust as the Board of Trustees designates. The table on the following page identifies the offices held and the individuals holding them.

CONFLICTS OF INTEREST OF MEMBERS OF THE BOARD OF TRUSTEES

The Declaration of Trust does not require Trustees to refrain from engaging in business activities of the types conducted by the Trust or the UPREIT and they will not have an obligation to present to the Trust or the UPREIT any investment opportunities which come to them other than in their capacities as a Trustee, regardless of whether those opportunities are within the UPREIT’s investment policies. The UPREIT holds interests in properties that may compete for tenants with adjacent or nearby properties in which a Trustee holds an interest. Certain of the Trustees, directly or through their affiliates, have organized and served as principals of other entities which may have investment objectives similar to those of the UPREIT. Such Trustees may have legal and financial obligations with respect to these entities, which are similar to their obligations owed to the Trust.

As a result of their current and possible future interests in other business activities, including in investments of the type made by the Trust or the UPREIT, Trustees will have conflicts of interest in allocating their time between their duties to the Trust and other activities in which they are involved. In particular, that may be an issue for Mr. Pedersen as his duties with the Advisor, or as President of the Trust, involves greater demand upon his time than is required of other Trustees not associated with the Advisor. While neither the Advisor or Mr. Pedersen are affiliated with any other public real estate programs, they are not prohibited from participating in any public or private investor programs that invest in similar properties on a leveraged, or mortgaged, basis; and such programs with investment objectives similar to UPREIT.

The Trust and the UPREIT have engaged in transactions with members of the Board of Trustees or their affiliates from time to time. For information regarding such transactions, refer to “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS” and “INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS.”

The Declaration of Trust contains a number of requirements with respect to transactions between the Trust and Trustees or affiliates of Trustees and operations of the Trust in general. These include Independent Trustee review and approval of operating expenses, the terms under which the Advisor is engaged to provide services, the Trust’s investment policies, acquisitions from a Trustee or a Trustee’s affiliate and the level of debt incurred by the Trust among other matters. All transactions between a Trustee or an affiliate of a Trustee have been subject to such required Independent Trustees review and approval.

The lawyers, accountants, and other experts who have been or will be called upon to perform services for the Trust or the UPREIT may also perform services for the Advisor or affiliates of a member of the Board of Trustees. It is important to point out that such professional advisors do not represent the interests of holders of shares in the Trust or limited partnership units issued by the UPREIT.

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MEMBERS OF THE TRUST’S BOARD OF TRUSTEES AND EXECUTIVE OFFICERS

The following table sets forth the name, position(s) held, age, the year first elected to the Board of Trustees and if such Trustee is an Independent Trustee for each member of the Board of Trustees as well as its executive officers.

Name	Position(s) Held	Age	First Elected as a Trustee	Independent Trustee
Jerry Banks	Trustee	68	2022	Yes
John Barker	Trustee	40	2021	Yes
Ray Braun	Trustee	84	1997	No(1)
Kevin Christianson	Trustee and Vice Chair	59	1999	No(2)
Bradley Fay	Trustee	62	1997	Yes
James Haley	Treasurer	53	N/A	N/A
Andrew Henderson	Trustee	40	2021	Yes
Danel Jung	Executive Vice President	43	N/A	N/A
Jim Knutson	Trustee and Secretary	73	2012	No(3)
Craig Lloyd	Trustee	74	2017	No(2) (4)
Jon Otterstatter	Trustee and Chair	62	2018	Yes
Matthew Pedersen	Trustee and President	49	2015	No(1)(3)
Angie Pfannkuch	Trustee	43	2023	Yes
Roy Sheppard	Trustee	71	1998	Yes
Jerry Slusky	Trustee	76	2015	No(4)
Tracy Smiith	Trustee	58	(5)	No(5)
Lisa Wheeler	Trustee	72	2022	Yes

(1) Affiliate of firm that has provided accounting services to the Trust

(2) Affiliate of firm providing property management or real estate brokerage services to the Trust

(3) Affiliate of the Advisor and property managers providing services to the Trust

(4) Affiliate of trustee has been extended a line of credit by the Trust

(5) Ms. Smith was appointed to fill a vacancy created by the resignation of George Gaukler as a Trustee and based on her relation to Mr. Gaukler is deemed indirectly affiliated with the Advisor.

Jerry Banks. Mr. Banks was elected to the Board of Trustees at the annual meeting of shareholders of the Trust held in June 2022. Mr. Banks qualifies as one of the “Independent Trustees” of the Trust. Mr. Banks is the founder of the Jerry Banks Group, based in Omaha, Nebraska which has developed and currently operates apartment, retail, warehouse and office properties in Alabama, Arizona, Iowa, Missouri and Nebraska.

John Barker. Mr. Barker was elected to the Board of Trustees at the annual meeting of shareholders of the Trust held in June 2021. Mr. Barker qualifies as one of the “Independent Trustees” of the Trust. Mr. Barker is the owner and President of Elgethun Capital Management, Inc. (“ECM”) a Registered Investment Advisor operating from its offices in Sioux Falls, South Dakota. ECM primarily provides fee based investment advisory and management services to individuals and institutions. At the end of 2020, ECM had more than $650 million under its management. Mr. Barker joined ECM in 2011 and acquired ownership of the firm in 2012. Before joining ECM, Mr. Barker was a research analyst at the Royal Bank of Scotland in New York, New York and worked in the corporate finance department for Pitney Bowes. Mr. Barker is a member of the Board of The University of South Dakota Foundation, serving on its Investment Committee, and is actively involved in philanthropic and community initiatives in Sioux Falls targeting children, poverty, and mentorship. Mr. Barker received his degree in Finance from the University of South Dakota and holds a Chartered Financial Analyst (CFA®) designation.

Ray Braun. Mr. Braun was one of the initial members of the Board of Trustees in 1997 and served as the Trust’s Treasurer for 24 years. In 2006, Mr. Braun retired from the Ludvigson Braun & Company, an accounting firm located in Valley City North Dakota. Mr. Braun became a Licensed Public Accountant in 1975.

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Kevin Christianson. Mr. Christianson first became a member of the Board of Trustees in 1999 and has served as a member of the Trust’s Investment Council since 1999 and was appointed Vice-Chairman in June of 2022. Mr. Christianson has served as President and CEO of Christianson Companies, based in Fargo, North Dakota. Christianson Companies is a development and construction company who also houses a full-service brokerage and property management company known as property Resources Group (PRG), and a full-service in-house design and architecture department known as Design Resources Group (DRG).

Bradley Fay. Mr. Fay has served on the Board of Trustees since the formation of the Trust in 1997 and as Secretary for 24 years. Mr. Fay qualifies as one of the “Independent Trustees of the Trust.” In 1989, Mr. Fay participated in the formation of Dakota Growers Pasta Company, now a subsidiary of Post Holdings. Mr. Fay is a participant in oil and gas development businesses targeting the Bakken and Three Forks reservoirs in western North Dakota.

James Haley. Mr. Haley was appointed as Treasurer of the Trust in June 2023. Mr. Haley joined the Advisor as its Chief Financial Officer in 2007. After receiving his degree in Accounting from Central Missouri State University in 1992 he worked in public accounting and received his certified public accountant designation in 1993. In 1995, Mr. Haley located in Fargo, North Dakota and participated in real estate development and construction. Mr. Haley became one of the owners of the Advisor in 2012.

Andrew Henderson. Mr. Henderson was elected to the Board of Trustees in 2021. Mr. Henderson qualifies as one of the “Independent Trustees of the Trust.” He served as Treasurer for the Trust from June 2022 to June 2023, but continues to chair the Audit Committee. Mr. Henderson received his Bachelor of Accountancy from the University of North Dakota and is licensed as a Minnesota Certified Public Accountant. From 2006 to 2020 he was employed in the Minneapolis KPMG US LLP office providing financial statement audit services and advice regarding internal control over financial statements and securities reporting compliance to clients in the technology, retail, and consumer markets industries.

Danel Jung. Ms. Jung was appointed as Executive Vice-President of the Trust in 2021. Ms. Jung joined the Advisor in 2019 as its Chief Operating Officer. After earning her degree in Computer Science from North Dakota State University in 2002, Ms. Jung joined Microsoft. During her tenure at Microsoft Ms. Jung contributed to several global integrations, defining business strategy and operations, and earned the Microsoft Platinum Award in 2018 for her leadership in defining new offerings & optimizing operations to contribute significantly to Microsoft’s bottom line. Ms. Jung has been granted a profits interest in the Advisor.

Jim Knutson. From 2003 until August 2021, Mr. Knutson was the Executive Vice President of the Trust and was first elected to the Board of Trustees in 2012. Mr. Knutson joined Valley Realty, Inc. in 1973 and was an owner of it until he sold his interest in the corporation in 2018. Valley Realty, Inc. provides property management, finance and construction management services to owners and operators of multi-family and commercial properties. Mr. Knutson is a partner of Dakota REIT Management, LLC (the ‘Advisor”) and served as its Executive Vice President from 2003 to 2020.

Craig Lloyd. Mr. Lloyd joined the Board of Trustees in 2017. He is Chairman of the Lloyd Companies, based in Sioux Falls, South Dakota, a diversified real estate development, marketing and management firm. Mr. Lloyd has coordinated the construction and development of over 6,000 apartment units, over 1.5 million square feet of office and retail space and the development of more than 600 acres of land for mixed use purposes. He is licensed as a real estate broker in Iowa, Minnesota, Nebraska, North Dakota and South Dakota.

Jon Otterstatter. Mr. Otterstatter joined the Board of Trustees in 2018. He was appointed Chairman in June 2021 and serves on the Trust’s Investment Council. Mr. Otterstatter qualifies as one of the “Independent Trustees of the Trust”. He co-founded Preventice Technologies, Inc. and led the company as CEO through the acquisition by Boston Scientific in March of 2021. In addition to the Dakota REIT, Mr. Otterstatter serves on the Board of Directors of Protenus, metroConnections, Cyber Advisors and Sibel Health.

Matthew Pedersen. Mr. Pedersen was elected to the Board of Trustees and has served on the Trust’s Investment Council since 2015. He was appointed as President of the Trust in 2021. Mr. Pedersen became a Certified Public Accountant in 1996 and was employed by Arthur Andersen’s Washington, D.C. office from 1996 to 1998 where he focused on private equity, real estate and securities offerings. In 1998, Mr. Pedersen joined Great Plains Software/Microsoft. In January 2015, he acquired ownership of Ludvigson Braun & Co. (see information under biographical disclosure for Ray Braun). Matt is a partner and managing member of Dakota REIT Management, LLC (the “Advisor”).

Angie Pfannkuch. Ms. Pfannkuch was elected to the Board of Trustees at the June 13, 2023, Annual Meeting of the Trust’s shareholders. Through her Sidekick Development, LLC based in Des Moines, Iowa, Ms. Pfannkuch assists property owners in managing the development of real estate, including site selection, monitoring of construction and compliance with regulations affecting use of land. Ms. Pfannkuch established Sidekick Development in 2020, prior to that she worked for six years for Christensen Development 1, LLC, a provider of development and construction management and other real estate development services in the Des Moines, Iowa metropolitan area. Ms. Pfannkuch has degrees in management from the Upper Iowa University and in sales and marketing from AIB College of Business.

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Roy Sheppard. Mr. Sheppard has served as a member of the Board of Trustees since 1998. Mr. Shepard qualifies as one of the “Independent Trustees” of the Trust. He is the managing partner of CSi Computers, a computer and networking sales and service firm located in Jamestown, North Dakota. He also is an owner and President of Cable Services, Inc., a cable television and internet provider also based in Jamestown, North Dakota.

Jerry Slusky. Mr. Slusky was elected to the Board of Trustees in 2015 and, in 2018, he was appointed to the Trust’s Investment Council. Mr. Slusky is licensed to practice law in the states of Nebraska and Iowa. He is currently Of Counsel with the Smith, Slusky, Pauley, Slusky & Rogers, LLP law firm located in Omaha, Nebraska. Mr. Slusky’s 50-year practice focuses on real estate planning and development, zoning, and finance of real estate developments. He has been a commercial real estate developer throughout Midwest for over 30 years and is the founder and CEO of Slusky CRE, LLC.

Tracy Smith. Ms. Smith was appointed to the Board of Trustees in June 2023 to fill the vacancy created by the resignation of George Gaukler as a Trustee of the Trust. Since 2009, Ms. Smith has been employed by Best Buy Co., Inc. and currently is serving as its Vice President & Tax Counsel. Best Buy is a publicly held, omni-channel retailer of consumer goods headquartered in Minnesota. Ms. Smith is the daughter of George Gaukler, a founder of the Trust and a member of its Board of Trustees from 1997 until his resignation in June 2023. Ms. Smith is a graduate of the University of North Dakota, where she obtained an undergraduate business degree, majoring in accounting. She also is a graduate of the University of Minnesota Law School.

Lisa Wheeler. Ms. Wheeler was elected to the Board of Trustees at the annual meeting of shareholders of the Trust held in June 2022. Ms. Wheeler qualifies as one of the “Independent Trustees” of the Trust. Ms. Wheeler has extensive experience in completion of real estate transactions having served as President of The Title Company of Fargo North Dakota from 1990 to 2015. In 1982, Ms. Wheeler obtained her juris doctorate from the University of North Dakota and was been licensed to practice law in the state of North Dakota from 1983 to 2015.

Liability of the Members of the Board of Trustees

Members of the Board of Trustees are to have no liability for any loss suffered by the Trust which arises from the action or inaction of them, if they, in good faith determined that their conduct was in the best interest of the Trust and such conduct did not constitute negligence or misconduct.

Pursuant to the terms of the Declaration of Trust, the Trust is to indemnify the Trustees with respect to suits or proceedings or against whom a claim or liability is asserted by reason that he was or is a Trustee or Affiliate. However, indemnification by the Trust will be provided only if:

●	the Trustee has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Trust;

●	such liability or loss was not the result of negligence or misconduct by the Trustee; and

●	such indemnification or agreement to hold harmless is recoverable only out of the assets of the Trust and not from the shareholders.

Significant Staff of the Advisor

Neither the Trust nor the UPREIT has employees. They rely upon the Advisor and its staff to conduct the operations of the Trust and the UPREIT. Such staff includes Matthew Pedersen, James Haley and Danel Jung, who are executive officer of the Trust (see above for information regarding Mr. Pedersen, Mr. Haley and Ms. Jung. The Advisor currently has 12 full time employees, including the following individuals:

Lisa Bontje. Ms. Bontje is 53 years of age and joined the Advisor as Investor Relations Manager for the Trust and the UPREIT in 2018. As Investment Relations Manager, she facilitates communication with shareholders of the Trust and limited partners of the UPREIT, oversees the making of quarterly distributions to such shareholders and limited partners, maintains the shareholder and limited partner records of ownership and plans investor events. Prior to joining the Advisor, Ms. Bontje, managed grant programs for qualified childcare programs. Ms. Bontje has more than 15 years of experience in ensuring compliance with local, state and federal regulations.

Kate Erdel. Ms. Erdel is 37 years of age and joined the Advisor as Director of Acquisitions in 2022. Ms. Erdel studied business administration at the University of Missouri and began her career in real estate in 2013. Her experience before joining the Advisor included management of properties (including lease negotiations) as well as the acquisition and development of properties. As Director of Acquisitions, Ms. Erdel identifies properties for possible acquisition by the UPREIT, performs financial analysis of the prospective acquisition and makes recommendations to the Investment Council of the Board of Trustees. If it is determined to pursue an acquisition, Ms. Erdel will negotiate with the owner of the property or their representative and oversee the execution of acquisition documents. She also oversees the due diligence process.

Mark Richman. Mr. Richman is 70 years of age and joined the Advisor in 2011 and is its Director of Business Development. After graduating from North Dakota State University in 1976, Mr. Richman began his career in commercial real estate. He holds designations as a Certified Commercial Investment Member certification from the CCIM Institute and a Certified Property Manager from the Institute of Real Estate Management. He uses his network to expand the Trust’s acquisitions, especially in new markets. He participates in the analysis of prospective properties for acquisition and in working with current owners in considering use of tax deferral strategies in the disposition of their holdings.

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COMPENSATION OF TRUSTEES AND EXECUTIVE OFFICERS

TRUSTEE COMPENSATION

Members of our Board of Trustees, other than Jim Knutson and Matthew Pedersen (the “Non-Compensated Trustees”) are compensated based upon their attendance at meetings held in person or by telephone conference of the full Board of Trustees or of a committee established by the Board of Trustees, they are also reimbursed for out-of-pocket expenses. In 2022 and 2021, the aggregate fees paid to members of our Board of Trustees for their attendance at meetings was $73,686 and $66,917, respectively. Members of the Board of Trustees are reimbursed for travel expenses incurred in attending meetings.

The compensation of members of our Board of Trustees (other than the Non-Compensated Trustees) is:

●	$1,200 to Chairman of the Board for regular meetings;

●	$1,000 to other members of the Board for regular meetings;

●	$200 to all members of the Board for any special meeting, typically held by conference call; and

●	$400 to members of the Board for attending meetings of a committee held on a date different from that of a meeting of the Board of Trustees.

The table below sets forth the compensation (inclusive of expenses reimbursed) for each of the three highest paid persons who are Trustees for the year ended December 31, 2022.

Name	Compensation as Trustee	Compensation as a Committee Member	Total Compensation
Jon Otterstatter	$6,800	$1,600	$8,400
Jerry Slusky	$6,200	$1,600	$7,800
Roy Sheppard	$6,321	$800	$7,121

Mr. Otterstatter, Mr. Slusky and Mr. Sheppard all served as members of the Advisor Committee and each received $400 for attending two meetings of the Advisor Committee during 2022. Mr. Otterstatter and Mr. Slusky both served as members of the Investment Council and each received $400 for attending two meetings of the Investment Council during 2022.

COMPENSATION OF EXECUTIVE OFFICERS

The Trust has five executive officers. They are the Chairman of the Board, the President, an Executive Vice President, the Treasurer, and the Secretary. Jon Otterstatter, Matthew Pedersen, Danel Jung, Andrew Henderson and Jim Knutson are, respectively the Chair, President, Executive Vice President Treasurer and Secretary. No compensation has been paid with respect to those positions; however, Mr. Knutson and Mr. Pedersen are owners of and Ms. Jung has a profits interest in the Advisor and thus they may be viewed as receiving indirect compensation through the Advisor for services provided to the Trust. For information regarding the compensation paid to the Advisor by the Trust, see “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS”.

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SECURITY OWNERSHIP OF Management and certain securityholders

The Bylaws of the Trust require those nominated to serve as Trustees hold an investment of not less than, $100,000 in the Trust or not less than $200,000 in the UPREIT. The following table depicts the security ownership of the Trustees and executive officers of the Trust in the Trust and in the Limited Partnership Units in the UPREIT, as of June 30, 2023 rounded to the nearest full share or Unit. It does not include Shares or Units which may have been issued under the reinvestment plans of the Trust and the UPREIT to participants under such plans with respect to shares or units issued after June 30, 2023 (each of Matthew Pedersen, Bradley Fay, Roy Sheppard, Jon Otterstatter, Craig Lloyd, Tracy Smith, James Haley, John Barker, Lisa Wheeler and Angie Pfannkuch are participants in the Trust’s or the UPREIT’s reinvestment plan). No one holds Class A Shares, Class I and UPREIT Units that, if converted, would result in ownership of 10% or more of the voting power in the Trust. The Trust’s address of 3003 32nd Avenue South, Suite 250, Fargo, North Dakota 58103 is the “business address” for each of the Trustees named below.

Name of Trustee or	Class A		Class I	Class B	UPREIT		Percentage
Executive Officer	Shares		Shares	Shares(1)	Units(2)		of Trust(3)
Matthew Pedersen	25,926		16,510	3,931	174,470	(4)	1.87%
Jerry Slusky	-		-	894	199,527	(5)	1.73%
James Knutson	68,663	(6)	-	2,355	67,670		1.19%
Bradley Fay	105,014		22,924	-	-		1.11%
Craig Lloyd	9,326		26,768	-	67,114		0.90%
Roy Sheppard	95,846		-	-	-		0.84%
Jon Otterstatter	20,361		72,598	-	-		0.81%
Kevin Christianson	74,293		-	-	-		0.65%
Ray Braun	26,501		-	-	42,709		0.61%
Tracy Smith	23,754		-	1,270	22,686		0.41%
James Haley	44,881		-	-	-		0.39%
Andrew Henderson	25,335		-	-	-		0.22%
John Barker	-		14,547	-	-		0.13%
Jerry Banks	14,500		-	-			0.13%
Danel Jung	6,938		-	-	-		0.06%
Lisa Wheeler	6,864		-	-			0.06%
Angie Pfannkuch	5,593		-	-	-		0.05%
Trustee / Officer Group Totals	553,795		153,154	8,450	1,281,125		10.73%

(1)	Class B Shares have no voting rights. Accordingly, they are not included in the determination of the Percentage of Ownership of the Trust.

(2)	Limited Partnership Units in UPREIT may be exchanged for Class A Shares or Class I Shares on a one for one exchange basis.

(3)	Percentage is based upon the approximately 8,431,134 Class A Shares and approximately 2,935,782 Class I Shares outstanding as of June 30, 2023; the assumed conversion of UPREIT Partnership Units into Class A Shares held as of that date by only the individual or the Trustees as a group; no other conversions or issuance of shares; and giving effect to the issuance of Shares or Units under the reinvestment plans of the Trust or the UPREIT to holders as of June 30, 2023.

(4)	Includes all of the Units held by an entity for which Mr. Pedersen is member of in which he holds a one-third ownership interest.

(5)	Includes all of the Units held by an entity for which Mr, Slusky is a member of in which he holds a one-half ownership interest.

(6)	Includes 68,663 Class A Shares held by the spouse of James Knutson.

Under the terms of Section 8.4 of the Limited Partnership Agreement for the UPREIT, commencing after one year of an acquisition of their Partnership Units, limited partners have a right to require the UPREIT to redeem Partnership Units by provision of written notice of request for repurchase. The price per unit is the price per share applicable at the time the notice is given. The Trust, however, has the right to acquire the units requested to be redeemed by the issuing Shares to the limited partner requesting repurchase on the basis of one Share for each unit requested to be redeemed for cash. The election by the Trust to make the exchange must be communicated by the Trust to the limited partner within five days of the Trust’s receipt of the notice. The request for repurchase of units and the exercise of the Trust’s right to acquire such units is subject to the following limitations under the Limited Partnership Agreement:

●	a limited partner may only request up to two repurchases in any calendar year

●	the request must be at least or for the lesser of 100 units or all of the units held by the limited partner

●	if the issuance of Shares, regardless of whether the Trust exercises its right, would result in the limited partner holding more than 9.8% of the Shares that would be outstanding as a result of the issuance

●	result in the Trust being “closely held” as such term is defined under Section 856(h) of the Internal Revenue Code

●	result in the Trust being an owner of 10% or more of the ownership interests of a tenant of the Trust (or its subsidiaries)

●	result in a violation of the Securities Act of 1933

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INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Some members of the Board of Trustees, directly or through their affiliates, have engaged in transactions with the Trust or the UPREIT. It is likely that the Trust and the UPREIT will continue to engage in transactions with Trustees and their affiliates. In such transactions, there is a conflict between the interests of the Trust and the Trustee who (directly or through an affiliate) is doing business with the Trust or the UPREIT.

These transactions present a risk to investors because the terms have not been negotiated at “arm’s-length” where both parties who have no economic stake in the other. Transactions involving ongoing services also present the risk to investors as termination of the arrangements may be more difficult than may occur with independent service providers.

In order to deal with these conflicts, the Trust’s Declaration of Trust provides that the Independent Trustees must approve all transactions with a Trustee, an officer of the Trust, the Advisor or any “Affiliate” of such persons. The transactions are further required to be on fair and reasonable terms and no less favorable than would be found in a transaction with an independent party. If the Trust, directly or through UPREIT, is acquiring property from a Trustee or an Affiliate of a Trustee, the Trust’s Declaration of Trust requires an independent appraisal of the value of the property. The Trust’s Declaration of Trust defines “Affiliates” of a person or entity to include:

●	An entity with respect to which the person directly or indirectly holds or controls ten percent or more of the voting power of the entity;

●	A person who directly or indirectly holds or controls ten percent or more of the voting power of an entity;

●	Persons or entities who are directly or indirectly controlled or under common control of a person or entity;

●	Entities for which a person is an executive officer; and

●	The executive officers of entities.

“RENT UP GUARANTIES”

The Board of Trustees has required in connection with purchases of properties purchased from sellers related to a member of the Board of Trustees to provide for payment to the Trust based upon the “renting up” of newly constructed properties. The provision is a guaranty to the Trust of a seven percent return on its investment for the first year of operations or otherwise achieves stability. The return is paid as rent-up income to the property. In 2022 and in 2021, the Trust received $87,440 and $64,467, respectively, in rent-up guaranty fees. Agreements for such payments were with respect to the Hidden Pointe V and VI.

FEES PAID TO THE ADVISOR

Dakota REIT Management, LLC (the “Advisor”) provides managerial and administrative services to the Trust. It is the successor in interest to Dakota REIT Management, Inc. which, until 2008, provided the same services to the Trust. George Gaukler (until June 2023 a Trustee), James Knutson and Matthew Pedersen (both currently officers of the Trust and Trustees) and James Haley (Treasurer of the Trust), collectively own 96% of the membership interests in the Advisor while Danel Jung (the Trust’s Executive Vice President) holds a profits interests in the Advisor.

For a description of the terms of the engagement of the Advisor by the Trust and greater detail as to the fees paid to the Advisor, see “COMPENSATION TO ADVISOR AND OTHER PROPERTY MANAGERS.”

REAL ESTATE COMMISSIONS

Upon the sale or purchase of an investment property by the UPREIT, a real estate commission may be paid to a real estate broker that represented the UPREIT in the transaction. Typically, such commissions range between 1% and 3% of the selling price. Real estate commissions may also be paid with respect to long term leases of commercial properties. Typically, such commissions range from 1% to 5% of the gross rent payable for all or a portion of the term of the long term lease.

The UPREIT has engaged Horizon Real Estate Group, LLC, and Property Resources Group, LLC to assist with respect to acquisitions or sales by the Trust of properties. Horizon Real Estate Group, LLC is an affiliate of Georg Gaukler and has offices in Fargo, North Dakota. Property Resources Group, LLC is an affiliate of Kevin Christianson (a Trustee) and has offices in Fargo, North Dakota. Since 2019, we have paid no such fees to such real estate brokers for assisting in the acquisition or sale of properties.

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In 2022 and 2021, we paid commissions of $131,807 and $141,032 to real estate brokers in connection with their having participated in the long-term leasing of space in our commercial properties. Three of such brokers were affiliated with individuals who were then members of our Board of Trustees. They were Horizon Real Estate Group, LLC (an affiliate of George Gaukler, a Trustee until June 2023), Lloyd Companies (an affiliate of Craig Lloyd) and Property Resources Group (an affiliate of Kevin Christianson). The fees paid to such brokers for services in leasing of space in our commercial properties in 2021 and 2022 were:

Real Estate Broker	Fees in 2022	Fees in 2021
Horizon Real Estate Group, LLC	$0	$23,816
Property Resources Group, LLC	$42,804	$114,966
Lloyd Companies	89,003	$2,250

PROPERTY MANAGEMENT FEES

Of the eight property managers we currently engage to manage our properties, four are affiliated with certain of our Trustees or Executive Officers. Jim Knutson and Matthew Pedersen (who are Trustees and officers of the Trust) and James Haley (our Treasurer) are owners of the Advisor and Danel Jung (our Executive Vice President) holds a profit interest in the Advisor. The Advisor manages certain of our properties directly and since January 1, 2022, manages additional properties located in Aberdeen, South Dakota or Bismarck or Fargo, North Dakota markets which had been managed by Valley Rental Services, Inc. (which is owned by Mr. Gaukler, who was a Trustee until June 2023). Such additional properties are managed by Valley Rental 2, LLC, which has the Advisor as its sole member. Kevin Christianson is the owner of Property Resources Group, Inc. Craig Lloyd is an owner of Lloyd Property Management Company. In 2022 and in 2021 we paid $3,118,878 and $2,596,446, respectively, in management fees to such management companies. Of those fees, the above named management companies affiliated with Trustees were:

Management Company	Fees in 2022	Fees in 2021
Dakota REIT Management, LLC	$404,212	$317,489
Valley Rental 2, LLC	$1,263,843	-0-
Valley Rental Service, Inc.	-0-	$1,130,152
Property Resources Group, LLC	$183,738	$174,714
Lloyd Property Management Company	$498,251	$245,789
Total Paid to Affiliates	$2,350,044	$1,868,144

ACCOUNTING SERVICES.

The Ludvigson Braun & Co. accounting firm has provided limited accounting services to the Trust. Since 2015, Matthew Pedersen has been an owner of that. Mr. Pedersen is a member of the Board of Trustees and an owner of the Advisor. Fees paid by the Trust or the UPREIT to such firm in 2022 and 2021 were nominal.

CONSULTING SERVICES

Elgethun Capital Management, Inc. (“ECM”), an affiliate of John Barker (a member of the Board of Trustees since June of 2021), and the Trust entered into a Consulting Services Agreement as of February 4, 2020, pursuant to which ECM was to provide to the Trust consulting services to assist the Trust in broadening its shareholder base, particularly with institutional investors. For its services, ECM was paid $100,000 in 2020 and $25,000 in 2021 prior to the termination of the agreement by mutual consent of the parties to the agreement.

CONSTRUCTION AND MAINTENANCE SERVICES

Many of the investment properties held by the UPREIT were built wholly or in part by contractors, subcontractors, and suppliers, which are affiliated with members of the Board of Trustees. These include Valley Realty, Inc., Hi-Line Construction, Inc., JSM Woodworks, LLP, Valley Lumber, Inc., East & West Excavating LLC, Inc., and Landscape Elements ND, LLC each of which is an affiliate of Mr. Gaukler. Kevin Christianson is the principal owner of Property Resources Group, a part of Christianson Companies. Craig Lloyd is the principal owner of Lloyd Property Management a part of Lloyd Companies. These companies may provide repair and maintenance services or materials to properties of the UPREIT.

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In 2019, the Trust entered into agreements with Valley Realty, Inc. (an affiliate of George Gaukler, then an officer and Trustee of the Trust) to make improvements to the Summers @ Osgood Apartments owned by the UPREIT which is in Fargo, North Dakota. In 2020, $500,000 of construction fees were paid. In 2021, the project was completed and $614,059 was paid by the UPREIT to Valley Realty, Inc.

ACQUISITIONS FROM AFFILIATES

The UPREIT owns properties that were acquired from Trustees or their affiliates. The table below identifies properties acquired by the UPREIT since 2020 which were acquired directly or indirectly from a seller affiliated with a then member of our Board of Trustees.

When Purchased	Property	Description	Purchase Price	Seller’s Affiliate
January 2021	Hidden Pointe V Apartments	36-Unit Apartments Fargo, ND	$3,700,000	George Gaukler
June 2021	Hidden Pointe VI Apartments	36-Unit Apartments Fargo, ND	$3,700,000	George Gaukler
June 2021	The Rowe on 57th Apartments	104-Unit Apartments Sioux Falls, SD	$12,032,495	Craig Lloyd
December 2021	32nd Center Office Building	42,797 SF Office Building, Fargo, ND	$6,984,000	George Gaukler
April 2022	The Rowe on 57th Apartments	36-Unit Apartment Sioux Falls, SD	$4,667,505	Craig Lloyd
May 2023	The Rowe on 57th Apartments	72 Unit Apartments Sioux Falls, SD	$10,000,000	Craig Lloyd

Additional information regarding these acquisitions is set forth below.

Hidden Pointe V and VI. In January 2021, the UPREIT acquired from George Gaukler and other individuals or entities not affiliated with the Trust building V and VI of the Hidden Pointe apartment complex (Buildings I-IV were acquired in 2014 and 2016). Each was acquired for a purchase price of $3,700,000 with Building V having an appraised value of $3,755,000 and Building VI having appraised for $3,805,000 at the time of their acquisition.

The Rowe Apartments. Between June and November of 2021, the UPREIT acquired from an affiliate of Craig Lloyd five of the buildings containing 104 apartment units of The Rowe on 57th Apartment Complex. In April 2022, a sixth building containing 36 additional units was acquired. The purchase prices paid were for the six buildings was approximately $16,700,000. Such properties were appraised at $17,070,000 as a completed and stabilized properties.

We have agreed to acquire three additional buildings, each containing 36 apartments for a total of $15,700,000, of which, $700,000 is allocated to the land upon which the buildings are located. The three buildings were appraised at $16,150,000 as completed and stabilized properties. In May 2023, the first two buildings were acquired. The third building remains in development.

32nd Center. In December 2021, the UPREIT acquired the 32nd Center Office building located in Fargo, North Dakota from an affiliate of George Gaukler for $6,984,000. The property appraised for the $6,984,000 purchase price at its acquisition.

SALES OR LEASES TO TRUSTEES OR THEIR AFFILIATES

Since 2020, neither the Trust, nor the UPREIT have sold any properties to a member of the Board of Trustees or an Affiliate of a Trustee.

In December 2021, the Trust acquired the 32nd Center office building from an affiliate of George Gaukler (then a Trustee of the Trust). At that time, the Advisor and Valley Rental Services, Inc. (both affiliates of Mr. Gaukler) leased a total of 14,592 of the 42,797 square feet of the building. The lease by Valley Rental Services, Inc. was assumed by Valley Rental 2, LLC in connection with its assumption of management of UPREIT properties previously managed by Valley Rental Services, Inc. In 2022, rent of $218,874 was paid to the UPREIT by the Advisor and Valley Rental 2, LLC.

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LOANS TO OR FROM AFFILIATES

The Trust may obtain from or make loans to a member of the Board of Trustees or an Affiliate of a Trustee with the approval of the Board of Trustees (which approval must include a majority of the Independent Trustees). The Trust’s Declaration of Trust further requires the terms of the loan to be commercially reasonable and no less favorable to the Trust than loans between unaffiliated lenders and borrowers under the same circumstances. Since 2016 there have been no loans to the Trust or the UPREIT by members of the Board of Trustees or any Affiliate of a Trustee

Loans made by the Trust or by the UPREIT to members of the Board of Trustees or any Affiliate of a Trustee that have been outstanding since 2020 are described below.

The Rowe on 57th. During 2020, the Trust loaned $1,000,000 to a company owned by the Lloyd Companies, of which Craig Lloyd (a member of the Board of Trustees) is an owner for use in construction of 140 units of apartments in The Rowe on 57th apartment complex. The loan carried interest of 6% with the Trust earning interest of $60,000 in 2021 and $14,822 in 2022 when the loan was paid off.

Later in 2022, the Trust loaned an additional $3,000,000 to another company owned by the Lloyd Companies to be used in construction of an additional three buildings each containing 36 apartment units to be part of the same apartment complex. This second loan also carries an interest rate of 6% resulting in the accrual of $112,932 of interest in 2022, of which $45,370 remained due at the end of 2022, which was paid in January 2023. The borrower has agreed to repay$1,000,000 of the principal balance following the sale of each building. See the discussion in the preceding section regarding our acquisition of two of such buildings in May 2023.

Ankeny, Iowa Apartments. In 2021, the Trust extended a line of credit to a limited liability company partially owned by Jerry Slusky, Trustee of the Trust for the construction of a 216 unit apartment complex in Ankeny, Iowa. As of the end of 2021, $3,599,827 had been advanced on the line and interest of $39,326 had accrued. During 2022, the Trust increased the line of credit to $11,000,000. As of the end of 2022, $9,850,000 had been advanced and $577,817 of interest had accrued on this loan.

The loan has an interest rate of 7% and is due on the earlier of December 2024 or 90 days after written notice by the Trust of its waiver of a conversion option. In connection with the extension of the line of credit, the Trust was given the option to convert the note receivable into not less than a 51% share of the apartment complex upon completion.

RECENT TRANSFERS, PURCHASES OR REPURCHASES OF SHARES OR UPREIT UNITS BY TRUSTEES

In April 2021, Jerry Slusky tendered for repurchase by the UPREIT of an additional 10,753 Partnership Units at a repurchase price of $13.95 per unit.

In 2021, Matthew Pedersen purchased from the Trust 1,290 Class A Shares in November for $15.50 per share and in December Mr. Pedersen purchased 15,152 Class I Shares for $16.50 per share.

In December 2021 and 2022, Kevin Christensen made gifts of 3,636 and 3,556 Shares to members of his family.

In April 2021, John Barker purchased 12,903 Class I Shares from the Trust for $15.50 per share.

In June 2021, Jon Otterstatter purchased 65,257 Class I Shares from the Trust for $15.50 per share.

In December 2021, Craig Lloyd purchased from the Trust 15,152 Class I Shares for $16.50 per share.

In January 2022, Craig Lloyd purchased from the Trust 6,061 Class I Shares for $16.50 per share.

In August 2022, Jerry Slusky made gifts of 10,000 units to members of his family.

In November 2022, Craig Lloyd purchased from the Trust 5,556 Class I Shares for $18.00 per share.

In December 2022, Jerry Banks purchased from the Trust 7,500 Class A Shares for $18.00 per share.

In December 2022, Brad Fay purchased from the Trust 22,222 Class I Shares for $18.00 per share.

In May 2023, Angie Pfannkuch purchased from the Trust 5,556 Class A Shares for $18.00 per share.

The foregoing does not include the issuances of Shares to members of the Board of Trustees who have chosen to participate in the reinvestment programs of the Trust or the UPREIT. Each of John Barker, Bradley Fay, Craig Lloyd, Matthew Pedersen, Roy Sheppard and Lisa Wheeler have made the choices to participate in those plans.

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SECURITIES BEING OFFERED

The Offering is made under Regulation A of the SEC and pursuant to registration or exemption from such registration under applicable state law. With respect to certain states, there may be a limitation on the number of Shares which may be acquired by shareholders who reside or are domiciled in those states and the Trust may need to decline to accept requests for reinvestment distributions that would involve our exceeding such limitations. We also may defer the payment of a distribution due a shareholder who wishes to participate in the DRIP while we pursue qualification of such participation under applicable state law.

The rights and interests of such Shares are defined under the terms of a Declaration of Trust, last amended as of in November 2020 (the “Declaration of Trust”) and the Bylaws, last amended in June 2023 (the “Bylaws”). Such rights and interests are summarized below. Any descriptions are qualified in their entirety by reference to the Declaration of Trust and the Bylaws, copies of which have been filed as exhibits to the Offering Statement the Trust has filed with the SEC of which this Offering Circular is a part.

The Shares issued pursuant to the Offering to participants in the DRIP will be issued at the rate of one Share for each $17.10 of distribution directed by the shareholder to be reinvested and will be of the same class of shares to which the participant in the DRIP has elected to receive Shares in lieu of cash payment of a distribution.

CLASSES OF SHARES

The Declaration of Trust provides that beneficial interests in the Trust are denominated as Shares and provides that the Trust may issue one or more classes of Shares. While the Declaration of Trust recognizes Class A, Class B and Class I Shares, the Board of Trustees is authorized to establish additional classes of shares. There is no limitation on the number of Shares that may be issued and the Declaration of Trust permits the issuance of fractional shares. As of June 30, 2023 there were approximately 8,431,134 Class A Shares held by approximately 510 shareholders, approximately 2,260,102 Class B Shares held by approximately 400 shareholders issued and outstanding and approximately 2,935, 782 Class I Shares held by approximately 100 shareholders issued and outstanding. Such Shares do include the Shares received by shareholders as of June 30, 2023, who had elected to receive shares in lieu of payment of distributions otherwise paid in July 2023.

In this Offering, there is no minimum level of Shares to be issued to participants in the DRIP. The Trust, however has established the following minimum investment levels for non-DRIP purchases:

●	$25,000 for Class B Shares

●	$50,000 for Class A Shares; and

●	$250,000 for Class I Shares.

The minimum purchase for Class I Shares may be reached by the aggregation of separate purchases of Class I Shares made by multiple clients of the same Registered Investment Advisor. In addition to the larger minimum purchase for Class I Shares, the Trust is requiring purchasers of Class I Shares to be either: (i) a participant in a fee-based investment program (also known as “wrap accounts”) offered through a Registered Investment Advisor who has agreed with the Trust to recommend to the advisor’s investment clients; (ii) a foundation or endowment; or (iii) other institutional investors (including an individual, trust or entity who or which has their investments managed by a private firm primarily assisting members of a single family in their investment and wealth management [also known as “family office”]).

In this Offering, no fees will be required to be paid by participants in the DRIP for Shares issued in lieu of cash distributions reinvested into Shares. For non-DRIP purchases, purchasers of Class A and Class B Shares are required to pay a fee equal to between 3 and 6% of the Share purchase price (as determined by the participating Broker-Dealer who solicits the investment). No such fee is charged with respect to purchases of Class I Shares.

LIMITATION ON SHARES WHICH MAY BE OWNED

The Declaration of Trust limits a shareholder to owning not more than 9.8% of the outstanding Shares and allows the Board of Trustees to prohibit a transfer that would result in the limitation being exceeded. Further, the Trust may redeem shares in excess of the limitation.

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NO CERTIFICATES ISSUED TO EVIDENCE SHARES

The Bylaws provide for the Secretary of the Trust to maintain records of ownership of the outstanding shares. No certificates evidencing shares of the Trust are issued.

DISTRIBUTIONS

Under provisions of the Internal Revenue Code, qualification of the Trust as a REIT requires distribution by the Trust of at least 90% of its net taxable income to shareholders each year. The amount of distributions and when they are paid is determined by the Board of Trustees. It has been the practice of the Board of Trustees to determine the distribution to be paid at the meeting of the Board Trustees held in January, April, July or October. The declaration has been for the payment to be made to the holder of shares as of the end of the then most recently concluded calendar quarter with payment occurring shortly following the declaration. With respect to shares purchased from the Trust during a quarter, the amount of the distribution will be prorated to reflect the period in which the shares were held by the shareholder during the quarter they were purchased.

In determining the distributions to be declared, the Board of Trustees takes into consideration Trust operations, cash flow, REIT taxation qualification requirements, and the financial condition of the Trust and the level of participation in the distribution reinvestment plan. The Class A, Class B and Class I Shares have identical rights to receive distributions which may be declared. While no preferred or subordinate classes of shares in the Trust have been established, the Declaration of Trust permits the Board of Trustees to establish additional classes of stock which may have greater or lesser rights to distributions. Such an action, however, would be in conflict with restrictions under the Internal Revenue Code that require there to be no preference in connection with payment of distributions among shareholders.

Distributions have been paid since the Trust’s inception; however, such past payment of distributions is not a guarantee of future distribution payments. Set forth below and on the following pages is information set out on a quarterly basis from the first quarter of 2013 through the second quarter of 2023 regarding:

(a)	The per share prices for shares offered during the quarter to new investors in the Trust (exclusive of any commissions or other fees a subscriber may be required to pay);
(b)	the distributions per share declared for payment during the quarter to shareholders as of the end of the preceding quarter;
(c)	the total amount of distributions paid in cash during the quarter (does not reflect reinvestment under the DRIP);
(d)	the total of the distributions reinvested in shares during the quarter to shareholders as of the end of the preceding quarter who elected to participate in the DRIP; and
(e)	totals of items (b), (c) and (d) for the year.

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As discussed below, the Trust offers to shareholders the opportunity to elect reinvest distributions paid to them into Shares. The Trust also permits holders of limited partnership interests in the UPREIT to elect to have distributions paid to them by the UPREIT with respect to their limited partnership interests be applied to purchase Shares. In each case, the number of Shares issued will be based on the amount of the distribution or distribution elected to be invested into shares at a rate which is 95% of the prices for shares then being offered to new investors (exclusive of exclusive of subscription fees that may be payable with respect to certain classes) rounded up to the next full cent.

Year	Quarter	Per Share Offering Price	Per Share Distribution Amount	Total of Distributions Paid in Cash	Total of Distributions Paid in Shares
	1st Quarter	$9.75	$0.135	$126,887	$505,649
2013	2nd Quarter	$9.75	$0.135	$134,891	$536,078
	3rd Quarter	$9.75	$0.135	$138,015	$597,267
	4th Quarter	$10.50	$0.135	$173,885	$615,246
Annual Total			$0.54	$573,678	$2,254,240
	1st Quarter	$10.50	$0.1375	$207,778	$633,064
2014	2nd Quarter	$10.50	$0.15	$227,600	$735,149
	3rd Quarter	$10.50	$0.15	$226,828	$779,530
	4th Quarter	$11.50	$0.15	$219,019	$821,669
Annual Total			$0.5875	$881,225	$2,969,412

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Year	Quarter	Per Share Offering Price	Per Share Distribution Amount	Total of Distributions Paid in Cash	Total of Distributions Paid in Shares
	1st Quarter	$11.50	$0.16	$228,790	$958,142
2015	2nd Quarter	$11.50	$0.175	$267,727	$1,164,120
	3rd Quarter	$14.00	$0.18	$279,475	$1,218,277
	4th Quarter	$14.00	$0.18	$284,615	$1,321,748
Annual Total			$0.695	$1,060,607	$4,662,287

	1st Quarter	$14.00	$0.18	$296,830	$1,444,805
2016	2nd Quarter	$14.00	$0.18	$338,360	$1,289,028
	3rd Quarter	$14.90	$0.18	$371,032	$1,049,889
	4th Quarter	$14.90	$0.19	$401,325	$1,119,411
Annual Total			$0.73	$1,328,547	$4,903,113

	1st Quarter	$14.90	$0.19	$404,348	$1,129,259
2017	2nd Quarter	$14.90	$0.19	$408,222	$995,643
	3rd Quarter	$14.90	$0.19	$411,841	$1,005,469
	4th Quarter	$14.90	$0.19	$485,476	$945,243
Annual Total			$0.76	$1,709,887	$4,075,614

	1st Quarter	$14.90	$0.19	$502,513	$946,216
2018	2nd Quarter	$14.90	$0.19	$545,048	$938,086
	3rd Quarter	$14.90	$0.19	$576,815	$934,726
	4th Quarter	$15.50	$0.19	$595,366	$955,454
Annual Total			$0.76	$2,219,742	$3,774,483

	1st Quarter	$15.50	$0.20	$596,910	$983,318
2019	2nd Quarter	$15.50	$0. 20	$640,126	$1,035,618
	3rd Quarter	$15.50	$0. 20	$650,046	$1,041,132
	4th Quarter	$15.50	$0. 20	$681,175	$1,024,477
Annual Total			$0.80	$2,568,257	$4,084,545

	1st Quarter	$15.50	$0.20	$690,659	1,037,444
2020	2nd Quarter	$15.50	$0.20	$769,882	$985,023
	3rd Quarter	$15.50	$0.20	$781,852	$994,466
	4th Quarter	$15.50	$0.20	$799,466	$997,829
Annual Total			$0.80	$3,041,144	$4,015,508

	1st Quarter	$15.50	$0.20	$807,944	$993,860
2021	2nd Quarter	$15.50	$0.20	$792,269	$1,025,418
	3rd Quarter	$16.00	$0.20	$845,732	$1,128,922
	4th Quarter	$16.50	$0.205	$867,330	$1,241,748
Annual Total			$0.805	$3,313,275	$4,389,948

	1st Quarter	$17.00	$0.21	$964,781	$1,343,617
2022	2nd Quarter	$17.00	$0.215	$1,070,287	$1,481,335
	3rd Quarter	$17.00	$0.215	$1,066,962	$1,473,067
	4th Quarter	$18.00	$0.23	$1,149,539	$1,581,361
Annual Total			$0.87	$4,251,569	$5,879,380

2023	1st Quarter	$18.00	$0.23	$1,208,984	$1,573,454
	2nd Quarter	$18.00	$0.23	$1,220,917	$1,703,357

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Due primarily to depreciation deductions, the Trust’s cash flow from operations is expected to exceed its taxable income. As such, it is likely our distributions may involve a return of capital to the extent the distribution exceeds the income we allocate to our shareholders. A return of capital is applied to reduce the shareholder’s tax basis in his or her Shares and is nontaxable until the basis has been reduced to zero. Thereafter, such return of capital would be a taxable gain. Trust liquidation proceeds, if any, received by a shareholder, which exceed the shareholder’s basis, will be taxed as a gain at the time of receipt.

The UPREIT holds its properties for varying periods. It may sell a property or borrow against the value of the property. The proceeds from such a sale or financing, on a property-by-property basis, are expected to be applied:

First, repay debt owed with respect to the property sold or refinanced;

Secondly, to acquire additional properties; and

Thirdly, to fund distributions to the Trust and to Limited Partners of the UPREIT.

DISTRIBUTION REINVESTMENT PLANS

The Trust offers its shareholders the opportunity to reinvest distributions to acquire additional shares of the same class with respect to which the distribution is paid. The number of shares issued under this plan in lieu of payment of the distribution is based on a value discounted from the then current offering price (exclusive of fees that may be payable with respect to purchases of Shares) by 5% and if there is then no offering, the discount is applied to the value the Board of Trustees specifies as the value at which shares would be issued. A shareholder may elect at any time to join the Distribution Reinvestment Plan. Shareholders will pay no commissions or fees in participating in the Distribution Reinvestment Plan.

The UPREIT has its own Distribution Reinvestment Plan which permits limited partners of the UPREIT to apply distributions to the purchase of additional limited partnership Units. As with the Trust’s Distribution Reinvestment Plan, limited partners who elect to reinvest distributions do so at a rate which is 95% of the then applicable per share Offering Price (exclusive of exclusive of subscription fees that may be payable with respect to certain classes) rounded up to the next full cent.

Copies of the Trust’s and the UPREIT’s Distribution Reinvestment Plans are attached as Exhibits to the Offering Statement filed with the SEC of which this Offering Circular is a part. No commissions or fees will be paid by those participating in the Distribution Reinvestment Plan.

VOTING

Holders of Class A and Class I Shares have the right to vote regarding amendments to the Declaration of Trust, the election of Trustees, changes to the Bylaws which adversely affect the interests of shareholders, and the termination of the Trust continued operations. Such holders also have the right to demand a special meeting of shareholders. Holders of Class B Shares do not have any voting rights with respect to their Class B Shares. Holders of Class A and Class I Shares have one vote for each share owned.

ELECTION AND REMOVAL OF TRUSTEES.

The Trustees are elected by a majority vote of the shareholders entitled to vote at the annual meeting of such Shareholders each year. To accommodate this voting, the Trust requests shareholders to vote for Trustees proposed by a Nominating Committee of the Board with the allowance for withholding of voting for one or more individuals proposed for election. The Shareholders entitled to vote may by a majority vote of the Shareholders entitled to vote (which vote may be without the necessity of concurrence by the Trustees) remove a Trustee from office.

The Bylaws allow for the use of voting by written proxy. The Bylaws also allow for action to be taken by a writing signed by the holders of shares as would be needed to approve the action at a meeting of shareholders of the Trust.

The Trust is to hold an annual meeting of shareholders each year no earlier than thirty days after the Trust distributes its annual report to the shareholders. Special meetings of shareholders may be called by Board of Trustees or the President and will be called upon written request by holders of ten percent or more of the voting power. A quorum to transact business at the annual or a special meeting is a majority of the issued and outstanding shares.

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TRANSFERS OF SHARES

The Offering is made pursuant to the provisions of the SEC’s Regulation A and qualification under laws of certain states. Accordingly Shares in this Offering may be transferred without restrictions under applicable securities laws and regulations. Certain offerings of Shares by the Trust have and may continue to be pursuant to claimed exemptions from registration under the Securities Act of 1933 and applicable state laws. Such exemptions require the Trust to restrict purchasers of Shares in those prior offerings from reselling their Shares acquired pursuant to such exempt purchases absent compliance with certain limitations.

The ownership of Shares of the Trust is maintained in the books and records of the Trust. Accordingly, transfers of, or other changes in ownership of Shares, is to be made by the shareholder, or their legal representative, requesting the Trust to update its records of ownership for the Shares. Transfers are subject to provisions of the Declaration of Trust and applicable law, including restrictions on transfers arising under applicable federal and state securities laws (should the Shares have been issued pursuant to exemptions from registration which involved the placement of restrictions on subsequent transfers by the shareholder).

The Trust permits certain shareholders to register for the shareholder’s Shares to pass to a designated beneficiary on the death of the shareholder. This is done by completion of such a transfer on death registration with the Trust on forms it requires for that purpose. Upon the death of a shareholder, the designated beneficiary of the transfer on death registration may deliver to the Trust evidence of the death and such additional documentation as the Trust may request to effect the registration of the Shares into the name of the beneficiary. Absent such transfer on death registration, the individual or entity administering the deceased shareholder’s estate will need to request the transfer of the deceased shareholder’s Shares in accordance with applicable law and the shareholder’s estate plans, if any. There is currently no trading market for outstanding Shares of the Trust and there can be no assurance that a public market will ever develop for the Shares in this Offering.

As Section 6.3 of the Declaration of Trust limits any shareholder to holding in excess of 9.8% of the outstanding Shares, the Trust may decline to a transfer of Shares that would result in the recipient of the Shares to be transferred exceeding the limitation. Section 6.6 of the Declaration permits the Trust to repurchase Shares if (i) holdings by five or fewer shareholders, on an aggregate basis, hold more than fifty percent of the outstanding shares (determined after attributing to such shareholders Shares held of record by third parties in accordance with regulations under the Internal Revenue Code which would not permit the Trust to be qualified as a real estate investment trust for tax purposes); and (ii) a shareholder holds only a small quantity of Shares in their account. The price paid for such repurchase by the Trust in either situation would be the current price at which shares offered by the Trust for purchase (exclusive of any fees payable by the purchaser with respect to such Shares) and if there is no then current offering price for the Shares, the Board of Trustees may establish the price at which Shares would be offered.

Section 6.6 of the Declaration also permits the Trust to repurchase Shares when the value of Shares held by a shareholder falls below a certain level as may established by the Board of Trustees from time to time. The Board of Trustees has established the minimum value for Class A and I Shares at $50,000 and for Class B Shares at $25,000.

SHARE REPURCHASE PROGRAM

To provide shareholders with an opportunity for liquidity with respect to our Shares, we have from time to time maintained arrangements permitting shareholders who have held their Shares for at least one year the right to request the repurchase by the Trust of all or a portion of their Shares. The repurchase price is based on the then current price at which shares offered by the Trust for purchase (exclusive of any fees payable by the purchaser with respect to such Shares) and if there is no then current offering price for the Shares, the Board of Trustees may establish the price at which Shares would be offered.

With respect to such actual or established price, a five percent discount will be applied to determine the repurchase price. Provided, however, for Class I Shares that have been held for more than ten years, the maximum discount is limited to $3,000 (at 5%, that equates to no discount on the amount of the repurchases in excess of $60,000).

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The current repurchase program contemplates repurchases of Shares by the Trust being subject to individual and aggregate limits. The individual limits are (A) a shareholder may not request repurchases of their Shares which would result in payments for their Shares in excess of $150,000 during a twelve month period, unless a waiver of such limitation is approved by the Board of Trustees; and (B) a requested repurchase may not result in the value of the remaining Shares held by the requesting shareholder after giving effect to the requested redemption falling below such level as may be established from time to time by the Board of Trustees (currently $50,000 for Class A and Class I Shares and $25,000 for Class B Shares), unless a waiver of such limitation is approved by the Board of Trustees. The aggregate limit restricts the Trust to repurchases during any quarter to not exceed the sum of (A) one-half of the sum of amounts participants in the Trust’s and the UPREIT’s Distribution Reinvestment Plans elected in the prior quarter to take Shares or Units in lieu of cash payment of the distributions and (B) the proceeds received by the Trust from the issuance of Shares during the prior quarter for cash investment in the Trust. The current program further provides that should the requested repurchases exceed the funds the Board of Trustees allocates, priority is to be given:

●	first to satisfy required minimum distributions required to be made by retirement account shareholders;
●	next to shareholders subject to a “hardship” (death or certain disabilities);
●	then among unmet repurchases requested in the prior quarter on a prorated basis; and
●	finally among current requests on a prorated basis.

The Board of Trustees reserves the absolute right to terminate, suspend or amend the Share Repurchase Program at any time without shareholder approval if the Trustees believe such action is in the best interest of the Trust or if they determine the funds otherwise available to fund our Share repurchase are needed for other purposes. In response to potential reduction in operating revenue as a result of the COVID-19 pandemic, the Board of Trustees determined in April 2020 to suspend the repurchase of shares under the program. In October 2020, the suspension was terminated and repurchases were recommenced under the program.

The following table identifies the share repurchases by class and the amounts paid in such repurchase for in calendar years 2022 and 2021:

	Class A Shares	Class B Shares
2022	$1,551,581 paid for 100,629 shares	$1,499,464 paid for 97,869 shares
2021	$2,766,149 paid for 194,024 shares	$1,000,511 paid for 70,410 shares

LIMITED LIABILITY OF SHAREHOLDERS

The Trust is an unincorporated business trust organized and registered under North Dakota law. No individual shareholder is to be personally liable as such for any liabilities, debts or obligations of, or claim against, the Trust wherever arising, and whether arising before or after such shareholder became the owner or holder of Shares thereof. No shareholder shall be held to any personal liability whatsoever in connection with the affairs of the Trust, and all persons shall look solely to the Trust for satisfaction of claims of any nature and the Trust shall be solely liable therefore and resort shall be had solely to the Trust for the payment.

In respect to tort claims, contract claims where shareholder liability is not negated, claims for taxes and certain statutory liabilities, it is possible that shareholders may, in jurisdictions other than North Dakota, be held personally liable to the extent that such claims are not satisfied by the Trust. This is because some other jurisdictions (where the Trust may acquire property) have not, by specific legislation or case law, granted limited liability to shareholders (beneficiaries) of a business trust. In any such event, however, the shareholder would be entitled to reimbursement (and indemnity) from the general assets of the Trust. Under the terms of the Amended and Restated Declaration of Trust, the Shares being offered hereby will not be subject to further calls or assessments by the Trust. All agreements of the Trust expressly will include a provision that shareholders have no personal liability thereunder. The Trust does not believe that shareholders are exposed to any significant risk, however because (i) the Trust’s assets are expected to be adequate to meet its obligations, (ii) all contract claims will be negated as described in the preceding sentence, (iii) Trust mortgages, if any, will be non-recourse, and (iv) the Trust will carry insurance which the Trust considers adequate to cover probable tort claims. In addition, if the Trust or its counsel believes there is a question of liability in any state where the Trust may acquire property, the Trust will likely acquire such property through a wholly-owned real estate investment trust subsidiary corporation or limited liability company, and this would further limit or eliminate any such possible shareholder liability.

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ACCESS TO RECORDS

Any shareholder and any designated representative thereof shall be permitted access to all records of the Trust at all reasonable times, and may inspect and copy any of them. Inspection of the Trust books and records shall be provided upon reasonable notice and during normal business hours. An alphabetical list of the names, addresses, and telephone numbers of the shareholders of the Trust along with the number of Shares held by each of them (the “Shareholder List”) shall be maintained as part of the books and records of the Trust and shall be available for inspection by any shareholder or the shareholder’s designated agent at the home office of the Trust upon the request of the shareholder. The Shareholder List shall be updated at least quarterly to reflect changes in the information contained therein. A copy of the Shareholder List shall be mailed to any shareholder requesting the Shareholder List within ten days of the request. The copy of the Shareholder List shall be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than 10-point type). A reasonable charge for copy work may be charged by the Trust. If the Advisor or Trustees neglects or refuses to exhibit, produce, or mail a copy of the Shareholder List as requested, the Advisor, and the Trustees shall be liable to any shareholder requesting the list for the costs, including attorneys’ fees, incurred by that shareholder for compelling the production of the Shareholder List, and for actual damages suffered by any shareholder by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Shareholder List is to secure such list of shareholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a shareholder relative to the affairs of the Trust. The Trust may require shareholders requesting the Shareholder List to represent that the list is not requested for a commercial purpose unrelated to the shareholder’s interest in the Trust. The remedies provided hereunder to shareholders requesting copies of the Shareholder List are in addition to, and shall not in any way limit, other remedies available to shareholders under federal law, or the laws of any state.

REPORTS TO SHAREHOLDERS

The Trust shall cause to be prepared and mailed or delivered to each shareholder as of a record date after the end of the fiscal year and each holder of other publicly held securities of the Trust within 120 days after the end of the fiscal year to which it relates an annual report for each fiscal year ending after the initial public Offering of its securities which shall include: (a) financial statements prepared in accordance with generally accepted accounting principles which are audited and reported on by independent certified public accountants; (b) the ratio of the costs of raising capital during the period to the capital raised; (c) the aggregate amount of advisory fees and the aggregate amount of other fees paid to the Advisor and any Affiliate of the Advisor by the Trust and including fees or charges paid to the Advisor and any Affiliate of the Advisor by third parties doing business with the Trust; (d) the total operating expenses of the Trust, stated as a percentage of average invested assets and as a percentage of its net income; (e) a report from the independent trustees that the policies being followed by the Trust are in the best interests of its shareholders and the basis for such determination; and (f) separately stated, full disclosure of all material terms, factors, and circumstances surrounding any and all transactions involving the Trust, Trustees, Advisors, Sponsors and any Affiliates thereof occurring in the year for which the annual report is made. Independent Trustees shall be specifically charged with a duty to examine and comment in the report on the fairness of such transactions.

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FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of an investment in the Shares in this Offering. For purposes of this section under the heading “Federal Income Tax Considerations,” references to “the Trust,” “we,” “our” and “us” mean only Dakota Real Estate Investment Trust and not its subsidiaries or other lower-tier entities, except as otherwise indicated. References to “UPREIT” means the Dakota UPREIT, Limited Partnership, a North Dakota limited partnership and the operating partnership of the Trust. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the Internal Revenue Service, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain a position contrary to any of the tax consequences described below. We have not sought and do not currently expect to seek an advance ruling from the Internal Revenue Service regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we will operate the Trust and its subsidiaries and affiliated entities in accordance with their applicable organizational documents. This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

●	financial institutions;

●	insurance companies;

●	broker-dealers;

●	regulated investment companies;

●	partnerships and trusts;

●	persons who hold our Shares as nominees on behalf of other persons;

●	persons who receive our Shares through the exercise of employee stock options (if we ever have employees) or otherwise as compensation;

●	persons holding our Shares as part of a “straddle,” “hedge,” “conversion transaction,” “constructive ownership transaction,” “synthetic security” or other integrated investment;

●	“S” corporations; and, except to the extent discussed below:

●	tax-exempt organizations.

This summary assumes that investors will hold their trust Shares as a capital asset, which generally means as property held for investment.

The federal income tax treatment of holders of our trust Shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular shareholder of holding our trust Shares will depend on the shareholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, local and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our trust Shares.

TAXATION OF THE TRUST

Beginning with its tax year ending December 31, 2000, the Trust has elected to be taxed as a Real Estate Investment Trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code. A REIT generally is not subject to federal income tax on the income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

Beginning with its tax year ending December 31, 2000, the Trust believes that it has been organized and has operated, and the Trust intends to continue to be organized and operate, in a manner to qualify as a REIT, but there can be no assurance that the Trust will qualify or remain qualified as a REIT.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of Share and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by our attorneys. We have not requested a legal opinion from our attorneys regarding the taxable status of the Trust in connection with the offering of our Shares. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

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TAXATION OF REITS IN GENERAL

Our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the Internal Revenue Service will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. (See “Failure to Qualify.”)

Provided that we qualify as a REIT, generally we will be entitled to a deduction for distributions that we pay to our shareholders and therefore will not be subject to federal corporate income tax on our taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the shareholder level upon distribution to our shareholders.

Distributions from REITs are generally taxed at ordinary tax rates. Distributions from us and from other entities taxed as REITs will typically not be taxed as “qualifying distributions,” meaning that they will not enjoy the preferential 15% or 20% capital gains tax rates. (See “Taxation of Shareholders—Taxation of Taxable Domestic Shareholders—Distributions.”)

As set forth in Tax Cuts and Jobs Act, however, for taxable years prior to 2026, individual shareholders are generally allowed to deduct 20% of the aggregate amount of ordinary distributions distributed by us, subject to certain limitations, which would reduce the maximum marginal effective tax rate for individuals on the receipt of such ordinary distributions to 29.6%.

Any net operating losses and other tax attributes generally do not pass through to our shareholders, subject to special rules for certain items such as the capital gains that we recognize. (See “Taxation of Shareholders.”)

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

●	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.
●	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. (See “Prohibited Transactions” and “Foreclosure Property.”)
●	If we elect to treat property that we acquire by foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 21%).
●	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.
●	If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 21%) if that amount exceeds $50,000 per failure.

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●	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.
●	We may be required to pay monetary penalties to the Internal Revenue Service in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “Requirements for Qualification—General.”
●	A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arm’s-length terms.
●	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.
●	The earnings of our subsidiaries, including any subsidiary we may elect to treat as a TRS, are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

REQUIREMENTS FOR QUALIFICATION—GENERAL

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;
(2)	the beneficial ownership of which is evidenced by transferable Shares, or by transferable certificates of beneficial interest;
(3)	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;
(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;
(5)	the beneficial ownership of which is held by 100 or more persons;
(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding Shares are owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities); and
(7)	which meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Our charter provides restrictions regarding the ownership and transfer of our Shares, which are intended to assist us in satisfying the Share ownership requirements described in conditions (5) and (6) above. In addition, our charter restricts the ownership and transfer of our Shares so that we should continue to satisfy these requirements.

To monitor compliance with the Share ownership requirements, we generally are required to maintain records regarding the actual ownership of our Shares. To do so, we must demand written statements each year from the record holders of significant percentages of our Shares and the record holders must disclose the actual owners of the Shares (i.e., the persons required to include our distributions in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our Shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby satisfy this requirement.

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The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “Income Tests,” in cases where a violation is due to reasonable cause and not to willful neglect and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (See “Asset Tests”) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions will be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

EFFECT OF SUBSIDIARY ENTITIES

Ownership of Partnership Interests

If we are a partner or a member of an entity that is treated as a partnership for federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our UPREIT partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

The Trust has control over the UPREIT and intends to operate it in a manner that is consistent with the requirements for qualification of the Trust as a REIT. (See “Tax Aspects of the Trust’s Ownership of Interests in UPREIT.”)

The Bipartisan Budget Act of 2015 changed the rules applicable to United States federal income tax audits of partnerships. Under these rules, among other changes and subject to certain exceptions, any audit adjustments to items of income, gain, loss, deduction or credit of a partnership (and any partner’s distributive share thereof) is determined, and resulting taxes, interest or penalties are assessed and collected, at the partnership level. It is possible that the new rules could result in our UPREIT partnerships being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we could be required to bear the economic burden of those taxes, interest and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment.

Disregarded Subsidiaries

If we own a corporate subsidiary that is a qualified REIT subsidiary, that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to as “pass-through subsidiaries.”

If a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. (See “Asset Tests” and “Income Tests.”)

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Taxable REIT Subsidiaries (a “TRS”)

In the future we may jointly elect with any of our subsidiary corporations, whether or not wholly owned, to treat such subsidiary corporations as a Taxable REIT Subsidiary (a “TRS”). A REIT is permitted to own up to 100% of the Shares of one or more TRSs. A domestic TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the Shares will automatically be treated as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 20% (25% for taxable years before 2018) of the value of a REIT’s assets may consist of Shares or securities of one or more TRSs.

The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a TRS or other taxable corporation generally is subject to corporate income tax on its earnings, that may reduce the cash flow which we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our shareholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the Shares issued by a taxable subsidiary to us are an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below.

Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use those entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions.

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS with a debt-equity ratio in excess of 1.5 to 1 may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as a TRS in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

We may own TRSs that are organized outside of the United States. For example, we may hold certain investments and instruments through TRSs to the extent that direct ownership by us could jeopardize our compliance with the REIT qualification requirements, and we may make TRS elections with respect to certain offshore issuers of certain instruments to the extent that we do not own 100% of the offshore issuer’s equity. Special rules apply in the case of income earned by a taxable subsidiary corporation that is organized outside of the United States. Depending upon the nature of the subsidiary’s income, the parent REIT may be required to include in its taxable income an amount equal to its share of the subsidiary’s income, without regard to whether, or when, such income is distributed by the subsidiary. (See “Income Tests.”) A TRS that is organized outside of the United States may, depending upon the nature of its operations, be subject to little or no federal income tax. There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account, whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. We currently expect that any offshore TRSs will rely on that exemption or otherwise operate in a manner so that they will generally not be subject to federal income tax on their net income at the entity level.

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INCOME TESTS

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), “rents from real property,” distributions received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other distributions, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (which we refer to as a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the real property is not held as inventory or dealer property or primarily for sale to customers in the ordinary course of business. To the extent that we derive interest income from a mortgage loan or income from the rental of real property (discussed below) where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not on the net income or profits of the borrower or lessee. This limitation does not apply; however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide noncustomary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the properties. For purposes of this test, we are deemed to have received income from such non-customary services in an amount equal to at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as distribution income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any distributions that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the Internal Revenue Service setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “Taxation of REITs in General,” even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

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ASSET TESTS

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include the Trust’s allocable share of real estate assets held by UPREIT, including interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, some kinds of mortgage-backed securities and mortgage loans and debt instruments issued by publicly-offered REITs. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code.

Fourth, the aggregate value of all securities of taxable REIT subsidiaries that we hold may not exceed 20% (25% for taxable years before 2018) of the value of our total assets.

Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the Internal Revenue Service with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 21%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT, and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “Income Tests.” In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

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No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the Internal Revenue Service will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.

ANNUAL DISTRIBUTION REQUIREMENTS

In order to maintain our REIT status, we are required to make distributions, other than capital gain distributions, to our shareholders in an amount at least equal to:

(a)	the sum of:

(1)	90% of our “REIT taxable income,” computed without regard to our net capital gains and the distributions paid deduction, and

(2)	90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(b)	the sum of specified items of non-cash income.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular distribution payment after such declaration. In order for distributions to be counted for this purpose, and to provide a tax deduction for us, the distributions must not be “preferential distributions.” A distribution is not a preferential distribution if the distribution is (1) pro rata among all outstanding Shares within a particular class, and (2) in accordance with the preferences, if any, among different classes of Shares as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute our net long-term capital gains and pay tax on such gains. In this case, we could elect for our shareholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our shareholders would then increase their adjusted basis of their Shares by the difference between (a) the amounts of capital gain distributions that we designated and that they include in their taxable income, minus (b) the tax that we paid on their behalf with respect to that income.

To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Under amendments made by the Tax Cuts and Jobs Act to Section 172 of the Internal Revenue Code, our deduction for any net operating loss carryforwards arising from losses we sustain in taxable years beginning after December 31, 2017 is limited to 80% of our taxable income (determined without regard to the deduction for distributions paid), and any unused portion of losses arising in taxable years after December 31, 2017 may not be carried back, but may be carried forward indefinitely. Such losses, however, will generally not affect the character, in the hands of our shareholders, of any distributions that are actually made as ordinary distributions or capital gains. (See “Taxation of Shareholders—Taxation of Taxable Domestic Shareholders—Distributions.”)

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid corporate income tax.

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It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (a) our actual receipt of cash, including receipt of distributions from our subsidiaries, and (b) our inclusion of items in income for federal income tax purposes.

In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay distributions in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency distributions” to shareholders in a later year, which may be included in our deduction for distributions paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency distributions. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency distributions.

FAILURE TO QUALIFY

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in “Income Tests” and “Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax (for taxable years before 2018), on our taxable income at regular corporate rates. We cannot deduct distributions to shareholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic shareholders that are individuals, trusts and estates will generally be taxable at capital gains rates. In addition, subject to the limitations of the Internal Revenue Code, corporate distributions may be eligible for the distributions received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

PROHIBITED TRANSACTIONS

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term prohibited transaction generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and so that no sale of any such asset will be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will potentially be subject to tax in the hands of the corporation at regular corporate rates, nor does the 100% tax apply to sales that qualify for a safe harbor as described in Section 857(b)(6) of the Internal Revenue Code.

FORECLOSURE PROPERTY

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

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TAXATION OF SHAREHOLDERS

Taxation of Taxable Domestic Shareholders

Distributions. So long as we qualify as a REIT, the distributions that we make to our taxable domestic shareholders out of current or accumulated earnings and profits that we do not designate as capital gain distributions will generally be taken into account by shareholders as ordinary income and will not be eligible for the distributions received deduction for corporations. With limited exceptions, our distributions are not eligible for taxation at the preferential income tax rates (i.e., the 15% or 20% maximum federal rates) for qualified distributions received by domestic shareholders that are individuals, trusts and estates from taxable C corporations. Such shareholders, however, are taxed at the preferential rates on distributions designated by and received from REITs to the extent that the distributions are attributable to:

●	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

●	distributions received by the REIT from TRSs or other taxable C corporations; or

●	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that we designate as capital gain distributions will generally be taxed to our shareholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder that receives such distribution has held its Shares. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Internal Revenue Code will treat our shareholders as having received, solely for tax purposes, our undistributed capital gains, and the shareholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. (See “Taxation of the Trust—Annual Distribution Requirements.”) Corporate shareholders may be required to treat up to 20% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of either 15% or 20% depending on the individual’s income in the case of shareholders that are individuals, trusts and estates, and 21% in the case of shareholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a shareholder to the extent that the amount of such distributions does not exceed the adjusted basis of the shareholder’s Shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the shareholder’s Shares. To the extent that such distributions exceed the adjusted basis of a shareholder’s Shares, the shareholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the Shares have been held for one year or less. In addition, any distribution that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the distribution before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. (See “Taxation of the Trust—Annual Distribution Requirements.”) Under amendments made by the Tax Cuts and Jobs Act to Section 172 of the Internal Revenue Code, a REIT’s deduction for any net operating loss carryforwards arising from losses it sustains in taxable years beginning after December 31, 2017 is limited to 80% of a REIT’s taxable income (determined without regard to the deduction for distributions paid), and any unused portion of losses arising in taxable years ending after December 31, 2017 may not be carried back, but may be carried forward indefinitely. Such losses, however, are not passed through to shareholders and do not offset income of shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of shareholders to the extent that we have current or accumulated earnings and profits.

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Dispositions of Our Shares. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our Shares will be subject to a maximum federal income tax rate of either 15% or 20% depending on income if the Shares are held for more than one year, and will be taxed at ordinary income rates (of up to 37%) if the Shares are held for one year or less. In either case, these gains may also be subject to a 3.8% net investment income tax, depending on income. Gains recognized by shareholders that are corporations are subject to federal income tax currently at a maximum rate of 21%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a shareholder upon the disposition of our Shares that were held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of trust Shares by a shareholder who has held the Shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the shareholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our Shares or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the Internal Revenue Service. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our trust Shares or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Unearned Income Medicare Tax. Under the Health Care and Education Reconciliation Act of 2010, amending the Patient Protection and Affordable Care Act, high income U.S. individuals, estates and trusts will be subject to an additional 3.8% tax on net investment income. For these purposes, net investment income includes distributions and gains from sales of stock. In the case of an individual the tax will be 3.8% of the lesser of the individuals’ net investment income or the excess of the individuals’ modified adjusted gross income over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual. U.S. shareholders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of Shares.

Adjustment to Reduced Tax Rate Provisions. The American Taxpayer Relief Act of 2012, eliminated certain sunset provisions described herein. For 2022, the expected 15% capital gains and qualifying distributions is applicable only where taxable income is below certain thresholds. These thresholds are as follows: for married filers if their taxable income is below $517,200, for single filers if their taxable income is below $459,750, for heads of households if their taxable income is below $488,500 and for married individuals filed separately is below $258,600. Beyond those income thresholds, the tax rate is 20% for capital gains and qualified distributions.

Passive Activity Losses and Investment Interest Limitations. Distributions that we make and gain arising from the sale or exchange by a domestic holder of our Shares will not be treated as passive activity income. As a result, shareholders will not be able to apply any “passive losses” against income or gain relating to our Shares. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the Internal Revenue Service has ruled that distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt holder has not held our Shares as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), and (2) our Shares are not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our Shares generally should not give rise to UBTI to a tax-exempt shareholder.

Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such shareholders to characterize distributions that we make as UBTI.

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In certain circumstances, a pension trust that owns more than 10% of our Shares could be required to treat a percentage of its distributions as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our Shares, or (2) a group of pension trusts, each individually holding more than 10% of the value of our Shares, collectively owns more than 50% of our Shares. Certain restrictions on ownership and transfer of our Shares should generally prevent a tax-exempt entity from owning more than 10% of the value of our Shares and should generally prevent us from becoming a pension-held REIT.

Tax-exempt shareholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning our Shares.

TAX ASPECTS OF THE TRUST’S OWNERSHIP INTEREST IN UPREIT

General

All of our investments are held indirectly through the UPREIT. In general, partnerships are “pass-through” entities that are not subject to federal income tax at the partnership level. However, a partner is allocated its proportionate share of the items of income, gain, loss, deduction and credit of a partnership, and is required to include these items in calculating its tax liability, without regard to whether it receives a distribution from the partnership. We include our proportionate share of these partnership items in our income for purposes of the various REIT income tests and the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our proportionate share of assets held through the UPREIT.

Entity Classification

We believe that the UPREIT will be treated as a partnership for federal income tax purposes and will not be taxable as a corporation. If the UPREIT were treated as a corporation, it would be subject to an entity level tax on its income and we could fail to meet the REIT income and asset tests.

A partnership is a “publicly traded partnership” under Section 7704 of the Internal Revenue Code if:

●	interests in the partnership are traded on an established securities market; or

●	interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

Under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership.

The UPREIT currently takes the reporting position for federal income tax purposes that it is not a publicly traded partnership. There is a significant risk, however, that the right of a holder of UPREIT Units to redeem UPREIT Units for the Trust Shares could cause UPREIT Units to be considered readily tradable on the substantial equivalent of a secondary market. Moreover, if UPREIT Units were considered to be tradable on the substantial equivalent of a secondary market, either now or in the future, the UPREIT cannot provide any assurance that it would qualify for any of the safe harbors mentioned above, or that, if it currently qualifies for a safe harbor, the UPREIT will continue to qualify for any of the safe harbors in the future.

If the UPREIT is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Internal Revenue Code. Qualifying income is generally real property rents and, other types of passive income. We believe that the UPREIT will have sufficient qualifying income so that it will be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to the Trust in order for it to qualify as a REIT under the Internal Revenue Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although a difference exists between these two income tests regarding whether rent is considered from a related tenant, we do not believe that this difference would cause the UPREIT not to satisfy the 90% gross income test applicable to publicly traded partnerships.

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Final anti-abuse Treasury regulations have been issued under the partnership provisions of the Internal Revenue Code that authorize the Internal Revenue Service, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public Offering to a partnership in exchange for a General Partnership interest. The Limited Partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. Some Limited Partners have the right, beginning two years after the formation of the partnership, to require the repurchase of their Limited Partnership Interests in exchange for cash or REIT stock. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions and, thus, cannot be recast by the Internal Revenue Service. However, repurchase rights associated with certain UPREIT Limited Partnership Interests will not conform in all respects with the repurchase rights in the foregoing example. Moreover, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot provide any assurance that the Internal Revenue Service will not attempt to apply the anti-abuse regulations to it. Any such action could potentially jeopardize the Trust’s status as a REIT and materially affect the tax consequences and economic return resulting from an investment in the Trust.

Allocations of Partnership Income, Gain, Loss, Deduction and Credit

A partnership agreement will generally determine the allocation of income and loss among partners. However, those allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the applicable Treasury Regulations, which generally require that partnership allocations respect the economic arrangement of the partners.

If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to the item. The allocations of taxable income and loss provided for in the partnership agreement of the UPREIT are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

Tax Allocations with Respect to the Properties

Under Section 704(c) of the Internal Revenue Code, income, gain, loss, deduction and credit attributable to a property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, as applicable, the difference between the adjusted tax basis and the fair market value of property at the time of contribution. The difference is known as a book-tax difference. Section 704(c) allocations are for federal income tax purposes only and do not affect the book capital accounts or other economic or legal arrangements among the partners. Under Treasury Regulations promulgated under Section 704(c) of the Internal Revenue Code, similar rules apply when a partnership elects to “revalue” its assets in limited situations, such as when a contribution of property is made to a partnership by a new partner.

The Limited Partnership Agreement of UPREIT requires that these allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code. Treasury Regulations under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences, including retention of the “traditional method” or the election of alternative methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The UPREIT and the Trust have determined to use the traditional method of accounting for book-tax differences with respect to the properties initially contributed to the UPREIT on its formation or subsequently acquired by merger or contribution.

In general, if any asset contributed to or revalued by the UPREIT is determined to have a fair market value that is greater than its adjusted tax basis, partners who have contributed those assets, including possibly the Trust, will be allocated lower amounts of depreciation deductions as to specific properties for tax purposes by the UPREIT and increased taxable income and gain on sale. Thus, the Trust, as a partner of the UPREIT, may be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of contributed assets. These amounts may be in excess of the economic or book income allocated to it as a result of the sale and, as a result, the allocation might cause the Trust, as a partner of the UPREIT, to recognize taxable income in excess of the cash distribution received. This excess taxable income is sometimes referred to as “phantom income.” Because the Trust relies on cash distributions from the UPREIT to meet its REIT distribution requirements, which are specified percentages of its REIT taxable income, the recognition of this phantom income might adversely affect the Trust’s ability to comply with those requirements. In this regard, it should be noted that as the General Partner of the UPREIT, the Trust will determine, taking into account the tax consequences to it, when and whether to sell any given property.

64

BACKUP WITHHOLDING AND INFORMATION REPORTING

We will report to our domestic shareholders and the Internal Revenue Service the amount of distributions paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a domestic shareholder may be subject to backup withholding with respect to distributions paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A domestic shareholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of a capital gain distribution to any domestic shareholder who fails to certify its non-foreign status.

We must report annually to the Internal Revenue Service and to each non-U.S. shareholder the amount of distributions paid to such holder and the tax withheld with respect to such distributions, regardless of whether withholding was required. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty. A non-U.S. shareholder may be subject to backup withholding unless applicable certification requirements are met.

If we take an organizational action such as a split of our Stock, a merger of the Trust, complete certain acquisitions, or make distributions that exceed our current or accumulated earnings and profits, we will report to each shareholder and to the IRS a description of the action and the quantitative effect of that action on the tax basis of the applicable Shares. Although corporations generally qualify as exempt recipients, an S Corporation will not qualify as an exempt recipient with respect to our Shares that the S corporation acquires on or after January 1, 2012. Thus, the transfer or repurchase of our Shares acquired by an S corporation on or after January 1, 2012 will be subject to the reporting requirements discussed above.

Payment of the proceeds of a sale of our trust Shares within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. shareholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our trust Shares conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

OTHER TAX CONSIDERATIONS

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review. No assurances can be given as to whether or in what form the U.S. federal income tax laws applicable to us and our shareholders may be changed, possibly with retroactive effect. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our Shares. Furthermore, it is not clear when the Internal Revenue Service will issue additional technical corrections and on the changes made in the Tax Cuts and Jobs Act. On note, information outlined and/or suggested in the annual General Explanations of the Administration’s Fiscal Year 2022 Revenue Proposals. Investors should consult with their tax advisers regarding the effect of the Tax Cuts and Jobs Act in their particular circumstances.

State, Local and Foreign Taxes

We and our subsidiaries and shareholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own real property assets located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our shareholders may not conform to the federal income tax treatment discussed above. We may own foreign real estate assets and pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign real estate assets may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to shareholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our Shares.

65

LEGAL MATTERS AND AUDIT

The validity and legality of the Shares offered hereby will be passed upon for the Trust by Felhaber Larson, Minneapolis, MN.

The audited financial statement included in this Offering Circular have been audited by Eide Bailly LLP, independent certified public accountants.

66

Consolidated Financial Statements

December 31, 2022 and 2021

Dakota Real Estate Investment Trust

Dakota Real Estate Investment Trust

Table of Contents

December 31, 2022 and 2021

EideBailly.

CPAs & BUSINESS ADVISORS

Independent Auditor's Report

To the Board of Trustees
Dakota Real Estate Investment Trust
Fargo, North Dakota

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the consolidated financial statements of Dakota Real Estate Investment Trust, which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations and other comprehensive income, shareholders' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dakota Real Estate Investment Trust as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of Dakota Real Estate Investment Trust and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Correction of Error

As discussed in Note 18 to the consolidated financial statements, certain errors in amounts previously reported were discovered by management of the Trust during the current year. Accordingly, amounts reported for these errors have been restated in the consolidated financial statements now presented. Our opinion is not modified with respect to that matter.

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1

F-1

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Dakota Real Estate Investment Trust's ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

- Exercise professional judgment and maintain professional skepticism throughout the audit.
- Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
- Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Dakota Real Estate Investment Trust's internal control. Accordingly, no such opinion is expressed.
- Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
- Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Dakota Real Estate Investment Trust's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

2

F-2

Supplementary Information

Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The Consolidated Schedules of Funds from Operations is presented for the purposes of additional analysis and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

Eide Bailly LLP

Fargo, North Dakota
March 14, 2023

3

F-3

Dakota Real Estate Investment Trust

Consolidated Balance Sheets

December 31, 2022 and 2021

	2022	2021
		(as restated)
Assets

Real Estate Investments
Property Held for Rent	$639,033,635	$571,921,488
Investments in Unconsolidated Partnerships	1,542,816	1,940,452

Total Real Estate Investments	640,576,451	573,861,940

Cash and Cash Equivalents	10,345,077	8,183,691
Restricted Cash	13,746,531	13,873,717
Tenant Receivables	2,021,085	1,656,295
Straight-Line Rent Receivable	3,202,903	3,027,857
Other Receivable	1,977,982	24,704
Due from Related Party	710,627	959,283
Related Party Notes Receivable	12,580,000	4,599,827
Prepaid Expenses	3,006,238	3,210,531
Other Assets, net of accumulated amortization of $841,272 in 2022 and $210,526 in 2021	3,158,728	3,789,474
Finance Lease Right-Of-Use Assets	2,477,427	-
Interest Rate Swaps, at fair value	9,756,632	1,915,248

	$703,559,681	$615,102,567
Liabilities

Mortgage Note Payable, less unamortized debt issuance costs of $2,468,805 in 2022 and $2,402,770 in 2021	$474,531,767	$422,909,239
Special Assessments Payable	4,122,843	4,145,210
Tenant Security Deposits Payable	3,221,406	2,836,696
Accounts Payable	4,042,114	4,821,192
Interest Rate Swaps, at fair value	-	2,321,143
Finance Lease Liabilities	2,508,809	-
Dividends and Distributions Payable	4,945,012	3,994,260
Accrued Expenses
Real Estate Taxes	6,571,551	5,961,400
Interest	1,069,471	968,911
Other	1,141,075	514,121
Total Liabilities	502,154,048	448,472,172

Equity

Beneficial Interest	110,797,716	97,491,398
Noncontrolling Interest	90,607,917	69,138,997
	201,405,633	166,630,395

	$703,559,681	$615,102,567

See Notes to Consolidated Financial Statements

F-4

Dakota Real Estate Investment Trust

Consolidated Statements of Operations and Other Comprehensive Income

Years Ended December 31, 2022 and 2021

	2022	2021
		(as restated)
Income From Rental Operations	$83,432,141	$71,806,761

Expenses
Expenses from Rental Operations
Interest Expense	18,740,518	17,534,524
Depreciation and Amortization	17,350,695	15,002,868
Real Estate Taxes	9,973,221	9,098,835
Utilities	6,716,179	5,613,301
Maintenance and Payroll	11,847,816	9,456,976
Property Management	3,118,878	2,596,446
Advertising and Marketing	827,546	689,683
Insurance	2,033,444	1,750,798
Other	1,625,800	1,000,174
	72,234,097	62,743,605

Administration of REIT
Advisory Management	2,750,503	2,235,600
Directors’ Fees	73,686	66,917
Administration and Professional	336,225	299,058
Insurance	68,035	65,695
	3,228,449	2,667,270

Total Expenses	75,462,546	65,410,875

Other Income (Expense)
Gain (Loss) on Sale of Property	(1,220,003)	511,413
Gain on Involuntary Conversion of Property	2,049,726	2,805,147
Loss on Early Retirement of Debt	-	(243,721)
Loss from Investments in Unconsolidated Partnerships	(397,636)	(875,490)
Interest Income	749,542	120,773
Other Income	323,456	246,835
	1,505,085	2,564,957

Net Income	9,474,680	8,960,843
Net Income Attributable to Noncontrolling Interest	3,979,366	3,853,163
Net Income Attributable to Dakota Real Estate Investment Trust	$5,495,314	$5,107,680

Net Income	$9,474,680	$8,960,843

Other comprehensive income - change in Fair Value of Interest Rate Swaps	10,162,527	4,082,199
Comprehensive income	19,637,207	13,043,042
Comprehensive income attributable to the Noncontrolling Interest	8,247,627	5,608,508
Comprehensive income attributable to Dakota Real Estate Investment Trust	$11,389,580	$7,434,534

See Notes to Consolidated Financial Statements

F-5

Dakota Real Estate Investment Trust

Consolidated Statements of Shareholders’ Equity

Years Ended December 31, 2022 and 2021

				Accumulated
		Common		Other	Total
	Common	Shares	Accumulated	Comprehensive	Beneficial	Noncontrolling	Total
	Shares	Amount	Deficit	Income (Loss)	Interest	Interest	Equity

		(as restated)	(as restated)	(as restated)	(as restated)	(as restated)	(as restated)

Balance, December 31, 2020 (as restated)	9,013,399	$83,282,975	$(26,624,559)	$(2,560,941)	$54,097,475	$51,084,682	$105,182,157

Common Shares issued	2,726,120	44,183,806			44,183,806		44,183,806
Contribution of Assets in exchange for the issuance of Noncontrolling Interest Units						18,471,654	18,471,654
Repurchase of Shares/Units	(264,434)	(3,766,660)			(3,766,660)	(1,063,752)	(4,830,412)
Dividends and Distributions			(8,209,817)		(8,209,817)	(6,139,680)	(14,349,497)
Dividends and Distributions
Reinvested	295,420	4,389,948			4,389,948	1,177,585	5,567,533
Syndication Costs		(637,888)			(637,888)		(637,888)
Net Income			5,107,680		5,107,680	3,853,163	8,960,843
Change in Fair Value of Interest Rate Swap				2,326,854	2,326,854	1,755,345	4,082,199

Balance, December 31, 2021	11,770,505	$127,452,181	$(29,726,696)	$(234,087)	$97,491,398	$69,138,997	$166,630,395

See Notes to Consolidated Financial Statements

F-6

Dakota Real Estate Investment Trust

Consolidated Statements of Shareholders’ Equity

Years Ended December 31, 2022 and 2021

				Accumulated
		Common		Other	Total
	Common	Shares	Accumulated	Comprehensive	Beneficial	Noncontrolling	Total
	Shares	Amount	Deficit	Income (Loss)	Interest	Interest	Equity

Balance, December 31, 2021 (as restated)	11,770,505	$127,452,181	$(29,726,696)	$(234,087)	$97,491,398	$69,138,997	$166,630,395

Common Shares issued	540,896	9,622,500			9,622,500		9,622,500
Contribution of Assets in exchange for the issuance of Noncontrolling Interest Units						20,033,031	20,033,031
UPREIT units converted to REIT common shares	8,334	150,012			150,012	(150,012)	-
Repurchase of Shares/Units	(198,498)	(3,051,045)			(3,051,045)	(590,000)	(3,641,045)
Dividends and Distributions			(10,604,988)		(10,604,988)	(7,705,513)	(18,310,501)
Dividends and Distributions
Reinvested	361,102	5,879,380			5,879,380	1,633,787	7,513,167
Syndication Costs		(79,121)			(79,121)		(79,121)
Net Income			5,495,314		5,495,314	3,979,366	9,474,680
Change in Fair Value of Interest Rate Swap				5,894,266	5,894,266	4,268,261	10,162,527

Balance, December 31, 2022	12,482,339	$139,973,907	$(34,836,370)	$5,660,179	$110,797,716	$90,607,917	$201,405,633

See Notes to Consolidated Financial Statements

F-7

Dakota Real Estate Investment Trust

Consolidated Statements of Cash Flows

Years Ended December 31, 2022 and 2021

	2022	2021
		(As Restated)
Operating Activities
Net Income	$9,474,680	$8,960,843
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	16,690,073	14,792,342
Amortization	660,622	210,526
Straight-Line Rent	(175,046)	(343,970)
Amortization of Debt Issuance Costs	508,511	524,236
Net Loss (Gain) on Sale of Property	902,172	(1,243,834)
Gain on Involuntary Conversion	(2,049,726)	(2,805,147)
Noncash Portion of Loss from Investments in Unconsolidated Partnerships	397,636	875,490
Changes in Assets and Liabilities
Tenant Receivables	(2,318,069)	(467,004)
Due from Related Party	248,656	(349,136)
Prepaid Expenses	204,293	(970,495)
Accounts Payable	(779,077)	1,916,918
Accrued Expenses	1,337,664	540,151
Tenant Security Deposits Payable	384,710	211,743

Net Cash from Operating Activities	25,487,099	21,852,663

Investing Activities
Proceeds from Sale of Property	6,600,000	13,399,120
Receipt on Related Party Notes Receivable	1,000,000	-
Advances on Related Party Notes Receivable	(8,980,173)	(3,599,827)
Insurance Proceeds	583,638	4,414,256
Purchase of Other Assets	-	(3,789,474)
Capital Expenditures on Investment Properties	(9,127,059)	(6,233,183)
Purchase of Investment Property	(58,712,118)	(67,970,586)

Net Cash used for Investing Activities	(68,635,712)	(63,779,694)

Financing Activities
Payments for Debt Issuance Costs	(574,546)	(1,013,484)
Principal Payments on Land Assessments	(315,045)	(263,802)
Increase in Finance Lease Liabilities	1,171	-
Proceeds from Mortgage Notes Payable	78,725,991	103,490,445
Principal Payments on Mortgage Notes Payable	(28,710,510)	(86,079,684)
Proceeds from Lines of Credit	20,110,000	13,927,765
Principal Payments on Lines of Credit	(20,110,000)	(13,927,765)
Proceeds from Issuance of Common Shares	9,622,500	44,183,806
Dividends/Distributions Paid	(9,846,582)	(7,987,916)
Repurchase of Common Shares	(3,051,045)	(3,766,660)
Repurchase of Noncontrolling Interest Units	(590,000)	(1,063,752)
Payment of Syndication Costs	(79,121)	(637,888)

Net Cash from Financing Activities	45,182,813	46,861,065

See Notes to Consolidated Financial Statements

F-8

Dakota Real Estate Investment Trust

Consolidated Statements of Cash Flows

Years Ended December 31, 2022 and 2021

	2022	2021
		(as restated)
Net Change in Cash and Cash Equivalents and Restricted Cash	2,034,200	4,934,034

Cash and Cash Equivalents and Restricted Cash at Beginning of Period	22,057,408	17,123,374

Cash and Cash Equivalents and Restricted Cash at End of Period	24,091,608	22,057,408

Cash and Cash Equivilants	10,345,077	8,183,691
Restricted Cash	13,746,531	13,873,717
	$24,091,608	$22,057,408

Supplemental Disclosure of Cash Flow Information
Cash paid for Interest	$18,069,791	$16,941,462

Cash paid for Finance Leases	$60,150	$-

Supplemental Schedule of Noncash Financing and Investing Activities

Acquisition of Assets in exchange for the issuance of Noncontrolling Interest Shares in UPREIT	$20,033,031	$18,471,654

Acquisition of Assets in exchange for assumption of Mortgage Notes Payable	$1,673,082	$9,700,176

Increase in Land due to increase in Special Assessments Payable	$292,678	$505,932

Finance Lease Right-of-Use Assets in exchange for Finance Lease Liabilities	$2,507,303	$-

Increase in Construction in Process from Accounts Payable	$-	$1,250,175

Dividends Issued	10,130,948	7,703,223
Dividends Reinvested	(5,879,380)	(4,389,948)

Dividends Paid	4,251,568	3,313,275

Distributions Issued	7,228,801	5,852,226
Distributions Reinvested for Noncontrolling Interest in UPREIT	(1,633,787)	(1,177,585)
Distributions paid to Noncontrolling Interest in UPREIT	5,595,014	4,674,641

Total Dividends/Distributions Paid	$9,846,582	$7,987,916

Dividends and Distributions Payable	$4,945,012	$3,994,260

See Notes to Consolidated Financial Statements

F-9

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 1 - Organization

Dakota Real Estate Investment Trust (the Trust) is organized as a real estate investment trust (REIT) incorporated under the laws of North Dakota. Internal Revenue Code Section 856 requires that 75 percent of the assets of a real estate investment trust must consist of real estate assets and that 75 percent of its gross income must be derived from real estate. The net income of the REIT is allocated in accordance with the stock ownership in the same fashion as a regular corporation.

The Trust is the general partner in Dakota UPREIT, a North Dakota limited partnership, with ownership of approximately 58% and 57% as of December 31, 2022 and 2021, respectively. Dakota UPREIT is the 100% owner of DPC Apartments, LLC, Central Park, LLC, Apartments at Eagle Lake, LLC, Amber Valley, LLC, 1709 25th Avenue South, LLC, Copper Creek Condominiums, and 200 Jackson Avenue, LLC.

Note 2 - Principal Activity and Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents consists of cash on hand and highly liquid investments with an original maturity of three months or less.

Principles of Consolidation

The consolidated financial statements include the accounts of the Trust, and its operating partnership, Dakota UPREIT. The consolidated financial statements also include the accounts of DPC Apartments, LLC, Central Park, LLC, Apartments at Eagle Lake, LLC, Amber Valley, LLC, 1709 25th Avenue South, LLC, Copper Creek Condominiums and 200 Jackson Avenue, LLC, wholly-owned subsidiaries of Dakota UPREIT. All significant intercompany transactions and balances have been eliminated in consolidation.

Principal Business Activity

The Trust has a general partner interest in Dakota UPREIT, which owns and operates 2,723 apartment units, 154 townhome units, and 2,650,400 of commercial square feet in Fargo, West Fargo, Bismarck, Minot, and Valley City, North Dakota; in Moorhead, Lake Elmo, Baxter, Plymouth, Mendota Heights, Vadnais Heights, Eden Prairie, Apple Valley, Bloomington, Eagan and Dilworth, Minnesota; Council Bluffs, Des Moines and Johnston, Iowa; Omaha, Bellevue, and Papillion, Nebraska; and in Aberdeen, Watertown, and Sioux Falls, South Dakota.

Dakota UPREIT is also the 100% owner of DPC Apartments, LLC, which owns and operates 191 apartment units and 17,354 of commercial square feet, Central Park, LLC, which owns a 265 unit apartment complex, Apartments at Eagle Lake, LLC, which owns a 162 unit apartment complex, Amber Valley, LLC, which owns a 56,572 square foot retail strip center, Copper Creek Condominiums, which owns and operates 108 apartment units, 1709 25th Avenue South, LLC which owns a 274 unit apartment complex and 200 Jackson Avenue, LLC which owns a 244 unit apartment complex.

In total, the Trust owns 3,967 apartment units, 154 townhome units, and 2,724,326 of commercial square feet.

F-10

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

In addition Dakota UPREIT owns the following limited partnership interests:

34% limited partner interest in the Bakken Heights V, LLLP. The Partnership owns a 36-unit apartment building in Williston, North Dakota. Under the terms of the partnership agreement, the Trust is allocated approximately 34% of the earnings or losses.

40% total limited partner interest in the Bakken Heights VIII & X, LLLP. The Partnership owns two, 36-unit apartment buildings in Williston, North Dakota. Under the terms of the partnership agreement, the Trust is allocated approximately 40% of the earnings or losses.

49% total partnership interest in Williston Real Estate Partners, LLLP. The Partnership owns two, 36-unit apartment buildings in Williston, North Dakota. Under the terms of the partnership agreement, the Trust is allocated approximately 49% of the earnings or losses.

50% total partnership interest in Dakota Roseland Apartments I, LLLP. The Partnership owns one, 36-unit apartment building in Williston, North Dakota. Under the terms of the Partnership agreement, the Trust is allocated approximately 50% of the earnings or losses.

39% total partnership interest in Dakota Roseland Apartments IX – XII, LLLP. The Partnership owns four 36-unit apartment buildings in Williston, North Dakota. Under the terms of the Partnership agreement, the Trust is allocated approximately 39% of the earnings or losses.

As general partner of Dakota UPREIT, the Trust has full and exclusive management responsibility for the properties held by the UPREIT.

Concentration of Credit Risk

The Trust’s cash balances are maintained in various bank deposit accounts. The deposit accounts may exceed federally insured limits at various times throughout the year.

Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Tenant Receivables

Tenant receivables primarily represent amounts accrued and unpaid from tenants in accordance with the terms of the respective leases, subject to the Trust’s revenue recognition policy. The Trust reviews receivables monthly and write-off the remaining balance when, in the opinion of management, collection of substantially all remaining payments is not probable. When the Trust determines substantially all remaining lease payments are not probable of collection, it recognizes a reduction of rental revenues and expense recoveries for all outstanding balances, including accrued straight-line rent receivables. Any subsequent receipts are recognized as rental revenues in the period received.

F-11

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Related Party Notes Receivable

Notes receivable are carried at amounts advanced, net of a reserve for uncollectible accounts, if any. Notes receivable had a balance of $12,580,000 and $4,599,827 as of December 31, 2022 and 2021, respectively.

Property Held for Rent

Under ASC 805, Business Combinations, acquisitions of property held for rent purchased prior to January 1, 2009, and after January 1, 2017, are stated at cost less accumulated depreciation. Effective January 1, 2009, and ending on December 31, 2016, the Trust adopted guidance that required property acquisitions to be recognized at their fair value as of the acquisition date and as such, property acquired by the Trust after January 1, 2009, and before December 31, 2016, is stated at the fair value as of the acquisition date less accumulated depreciation. The Trust accounts for its property acquisitions by allocating the purchase price of a property to the property’s assets based on management’s estimates of their fair value.

Furniture and fixtures purchased by the Trust are stated at cost less accumulated depreciation. Costs associated with the development and construction of real estate investments, including interest, are capitalized as a cost of the property. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for routine maintenance and repairs, which do not add to the value or extend useful lives, are charged to expense as incurred.

The Trust reviews the carrying value of property for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment at December 31, 2022 and 2021.

Depreciation is computed using the straight-line method over the following estimated useful lives:

Land improvements	15-20 years
Buildings and improvements	20-40 years
Furniture and fixtures	5-12 years

Investments in Unconsolidated Partnerships

Investments consist of limited partnership interests in entities owning real estate. Investments in limited partnership interests of more than 20 percent are accounted for under the equity method. Investments are stated at cost, plus the company’s equity in earnings or losses since acquisition, less any distributions received.

F-12

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Other Assets

Other assets consists of a real estate tax abatement for Jackson Crossing. The abatement was valued by a certified independent appraiser in 2021 at $4,000,000 and accumulated amortization as of December 31, 2022 and 2021 was $841,272 and $210,526, respectively. The abatement is amortized over the useful period of the abatement, 6 years. As of December 31, 2022 and 2021, the unamortized other asset was $3,158,728 and $3,789,474, respectively. Amortization expense was $630,746 and $210,526 for 2022 and 2021, respectively. Amortization expense is expected to be $631,746 for each of the next 5 years.

Noncontrolling Interest

Interest in the operating partnership held by limited partners is represented by operating partnership units. The operating partnerships’ net income and comprehensive income is allocated to holders of units based upon the ratio of their holdings to the total units outstanding during the period. Capital contributions, distributions, syndication costs, and net income or loss are allocated to noncontrolling interest in accordance with the terms of the operating partnership agreement.

Debt Issuance Costs

Loan costs incurred in connection with financing have been capitalized and are being amortized over the life of the loan using the effective interest method. Unamortized debt issuance costs are reported on the balance sheet as a reduction of mortgage notes payable. Amortization of debt issuance costs is included in interest expense in the financial statements.

Syndication Costs

Syndication costs consist of costs paid to attorneys, accountants, and selling agents, related to the raising of capital. Syndication costs are recorded as a reduction to equity.

Income Taxes

The Trust is organized as a REIT, which calculates taxable income similar to other domestic corporations, with the major difference being that a REIT is entitled to a deduction for dividends paid. A REIT is generally required to distribute each year at least 90 percent of its taxable income. If it chooses to retain the remaining 10 percent of taxable income, it may do so, but it will be subject to a corporate tax on such income. REIT shareholders are taxed on REIT distributions of ordinary income in the same manner as they are taxed on other corporate distributions.

F-13

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

For the years ended December 31, 2022 and 2021, distributions have been determined to be treated as the following for income taxes:

Tax Status of Distributions	2022	2021

Ordinary Income	50.00%	45.00%
Return of Capital	50.00%	55.00%

	100.00%	100.00%

The Trust intends to continue to qualify as a REIT as defined by the Internal Revenue Code and, as such, will not be taxed on the portion of the income that is distributed to the shareholders. In addition, the Trust intends to distribute all its taxable income, therefore, no provision or liability for income taxes have been recorded in the consolidated financial statements.

Dakota UPREIT is organized as a limited partnership. Income or loss of the UPREIT is allocated to the partners in accordance with the provisions of the Internal Revenue Code 704(c). UPREIT status allows non-recognition of gain by an owner of appreciated real estate if that owner contributes the real estate to a partnership in exchange for partnership units. The conversion of UPREIT units to common shares of the REIT will be a taxable event to the limited partner.

As of December 31, 2022 and 2021, the unrecognized tax benefit accrual was zero. The Trust will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred.

Revenue Recognition

The Trust is the lessor for our residential and commercial leases and these leases are accounted for as operating leases under the Accounting Standards Codification Topic 842 Leases (ASC 842).

The residential leases may include lease income related to such items as parking, storage and non-refundable deposits that are treated as a single lease component because amenities cannot be leased on their own and the timing and pattern of revenue recognition are the same. The collection of lease payments at lease commencement is probable and therefore we subsequently recognize lease income over the lease term on a straight-line basis. Residential leases are renewable upon consent of both parties on an annual or monthly basis.

Substantially all commercial leases contain fixed escalations or, in some instances, changes based on the Consumer Price Index, which occur at specified times during the term of the lease. In certain commercial leases, variable lease income, such as percentage rent, is recognized when rents are earned. We recognize rental income and rental abatements from our commercial leases when earned on a straight-line basis over the lease term. Recognition of rental income commences when control of the leased space has been transferred to the tenant.

F-14

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

We recognize variable income from pass-through expenses on an accrual basis over the periods in which the expenses were incurred. Pass-through expenses are comprised of real estate taxes, operating expenses and common area maintenance costs which are reimbursed by tenants in accordance with specific allowable costs per tenant lease agreements. When we pay pass-through expenses, subject to reimbursement by the tenant, they are included within expenses from rental operations.

We record base rents on a straight-line basis. The monthly base rent income according to the terms of our leases is adjusted so that an average monthly rent is recorded for each tenant over the term of its lease. The straight-line rent adjustment increased revenue by $175,046 and $343,970 for the years ended December 31, 2022 and 2021, respectively. The straight-line receivable balance included in accounts receivable on the consolidated balance sheets as of December 31, 2022 and 2021 was $3,202,903 and $3,027,857, respectively. We receive payments for expense reimbursements from substantially all our multi-tenant commercial tenants throughout the year based on estimates. Differences between estimated recoveries and the final billed amounts, which are immaterial, are recognized in the subsequent year.

Under ASC 842, we elected not to separate lease contracts into lease and non-lease components, since the timing and pattern of revenue is not materially different, and the non-lease component is not the primary component of the lease. Accordingly, both lease and non-lease components are presented in income from rental operations in our consolidated financial statements.

Lease income related to the Trust’s operating leases is comprised of the following:

	Year ended December 31, 2022
	Residential	Commercial	Total

Lease income related to fixed lease payments	$46,288,577	$27,306,860	$73,595,437

Lease income related to variable lease payments	413,967	9,422,737	9,836,704

Lease Income	$46,702,544	$36,729,597	$83,432,141

	Year ended December 31, 2021
	Residential	Commercial	Total

Lease income related to fixed lease payments	$40,111,196	$23,561,034	$63,672,230

Lease income related to variable lease payments	411,374	7,723,157	8,134,531

Lease Income	$40,522,570	$31,284,191	$71,806,761

F-15

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Advertising and Marketing

Costs incurred for advertising and marketing are expensed as incurred. Advertising and marketing expense totaled $827,546 and $689,683 for the years ended December 31, 2022 and 2021, respectively.

Financial Instruments and Fair Value Measurements

The Trust has determined the fair value of certain assets and liabilities in accordance with the provisions of FASB ASC Topic 820-10, which provides a framework for measuring fair value under generally accepted accounting principles.

ASC Topic 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC Topic 820-10 requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. ASC Topic 820-10 also establishes a fair value hierarchy, which prioritizes the valuation inputs into three broad levels.

Level 1 inputs consist of quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the related asset or liability. Level 3 inputs are unobservable inputs related to the asset or liability.

Interest Rate Contracts and Hedging Activities

For interest rate risk management purposes, the Trust uses interest rate swap agreements to hedge various exposures or to modify interest rate characteristics of various balance sheet accounts. Interest rate swaps are contracts in which a series of interest rate flows are exchanged over a prescribed period. The notional amount on which the interest payments are based is not exchanged. These swap agreements are derivative instruments and generally convert a portion of the Trust’s variable-rate debt to a fixed rate (cash flow hedge).

Interest rate derivative financial instruments receive hedge accounting treatment only if they are designated as a hedge and are expected to be, and are, effective in substantially reducing interest rate risk arising from the assets and liabilities identified as exposing the Trust to risk. Those derivative financial instruments that do not meet specified hedging criteria would be recorded at fair value with changes in fair value recorded in income.

The gain or loss on a derivative designated and qualifying as a cash flow hedging instrument is initially reported as a component of other comprehensive income and subsequently reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The consolidated reclassification adjustment for losses (gains) included in net income was ($27,409) and $1,101,546 for the years ended December 31, 2022 and 2021, respectively. The reclassification adjustment for the upcoming 12 months is estimated to be a gain of $1,520,000.

Reclassifications

Certain reclassifications of amounts previously reported have been made to the accompanying financial statements to maintain consistency between periods presented. The reclassifications had no impact on net income or total equity.

F-16

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 3 - Interest Rate Swaps

Interest rate swap contracts are entered into to hedge exposure to changing interest rates. The primary risk associated with all swaps is the exposure to movements in interest rates and the ability of the counterparties to meet the terms of the contract. The Trust is exposed to losses if the counterparty fails to make its payments under a contract in which the Trust is in a receiving status. The Trust minimizes its risk by monitoring the credit standing of the counterparties. The Trust anticipates the counterparties will be able to fully satisfy their obligations under the remaining agreements. These contracts are designated as cash flow hedges.

The following table summarizes the derivative financial instruments utilized at December 31, 2022 and 2021:

	Balance Sheet	Notional	Estimated Fair Value
	Location	Amount	Gain	Loss
December 31, 2022

Interest Rate Swaps	Assets	$82,046,425	$9,756,632	$-

	Balance Sheet	Notional	Estimated Fair Value
	Location	Amount	Gain	Loss
December 31, 2021

Interest Rate Swaps	Liabilities	$33,339,245	$-	$(2,321,143)
Interest Rate Swaps	Assets	47,076,571	1,915,248	-
		$80,415,816	$1,915,248	$(2,321,143)

F-17

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The following table details the derivative financial instruments, the average remaining maturities and the weighted-average interest rates being paid and received at December 31, 2022 and 2021:

			Fair
	Notional	Maturity	Value
	Value	(Years)	Gain (Loss)	Receive	Pay
December 31, 2022

Interest Rate Swap	$10,637,852	3.5	$709,589	2.1000%	3.5400%
Interest Rate Swap	5,489,260	5.9	106,362	2.0000%	5.3800%
Interest Rate Swap	5,111,890	5.9	99,049	2.0000%	5.3800%
Interest Rate Swap	7,909,750	6.33	461,217	2.2500%	4.8800%
Interest Rate Swap	3,249,144	6.9	333,967	2.0000%	3.8700%
Interest Rate Swap	6,987,220	4.7	897,072	2.3000%	3.0000%
Interest Rate Swap	32,514,863	7.75	5,755,154	2.3000%	3.0500%
Interest Rate Swap	6,216,270	7.66	1,039,486	2.5000%	3.3100%
Interest Rate Swap	3,930,176	9.25	354,736	1.8000%	4.0600%

	$82,046,425		$9,756,632

			Fair
	Notional	Maturity	Value
	Value	(Years)	Gain (Loss)	Receive	Pay
December 31, 2021

Interest Rate Swap	$11,026,861	4.5	$(134,806)	2.1000%	3.5400%
Interest Rate Swap	5,625,130	6.9	(711,712)	2.0911%	5.3800%
Interest Rate Swap	5,238,370	6.9	(662,780)	2.0911%	5.3800%
Interest Rate Swap	8,109,430	7.33	(688,123)	2.3411%	4.8800%
Interest Rate Swap	3,339,454	7.9	(123,722)	2.0000%	3.8700%
Interest Rate Swap	7,197,276	5.7	197,407	2.3000%	3.0000%
Interest Rate Swap	33,480,945	8.75	1,481,497	2.3000%	3.0500%
Interest Rate Swap	6,398,350	8.66	236,344	2.6205%	3.3100%

	$80,415,816		$(405,895)

The following table summarizes the amount of gains (losses) included in the consolidated statements of operations and other comprehensive income for the years ended December 31, 2022 and 2021:

	Location	2022	2021

Interest rate swaps	Other Comprehensive Income	$10,162,527	$4,082,199

F-18

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 4 - Fair Value Measurements

Fair Value Measurements on a Recurring Basis

There are three general valuation techniques that may be used to measure fair value on a recurring basis, as described below:

1.	Market approach – Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. Prices may be indicated by pricing guides, sale transactions, market trades, or other sources;
2.	Cost approach – Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost); and
3.	Income approach – Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about the future amounts (includes present value techniques and option-pricing models). Net present value is an income approach where a stream of expected cash flows is discounted at an appropriate market interest rate.

Interest rate swaps are generally classified as Level 2 inputs. The fair values of interest rate swap contracts relate to specific borrower interest rate swap contracts. The fair value is estimated by a third party using inputs that are observable or that can be corroborated by observable market data and, therefore, are classified within Level 2 of the valuation hierarchy. These fair value estimations include primarily market observable inputs, such as yield curves, and include the value associated with counterparty credit risk. Management reviews this third party analysis and has approved the values estimated for the fair values.

The Trust had no assets or liabilities recorded at fair value on a nonrecurring basis as of December 31, 2022 and 2021.

		Quoted Prices in	Other Observable	Unobservable
		Active Markets	Inputs	Inputs
	Total	Level 1	Level 2	Level 3
December 31, 2022
Interest Rate Swaps	$9,756,632	$-	$9,756,632	$-
Total assets	$9,756,632	$-	$9,756,632	$-

		Quoted Prices in	Other Observable	Unobservable
		Active Markets	Inputs	Inputs
	Total	Level 1	Level 2	Level 3
December 31, 2021
Interest Rate Swaps	$1,915,248	$-	$1,915,248	$-
Total assets	$1,915,248	$-	$1,915,248	$-

Interest Rate Swaps	$2,321,143	$-	$2,321,143	$-
Total liabilties	$2,321,143	$-	$2,321,143	$-

F-19

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 5 - Restricted Cash

	2022	2021

Tenant Security Deposits	$3,216,538	$2,979,663
Real Estate Tax and Insurance Escrows	1,644,168	2,003,002
Replacement Reserves	7,535,581	8,233,509
Trust Reserves and Other	1,350,244	657,543

	$13,746,531	$13,873,717

Tenant Security Deposits

Pursuant to management policy, the Trust has set aside funds to repay tenant security deposits after lease termination, in accordance with requirements established by the state where the property is located.

Real Estate Tax and Insurance Escrows

Pursuant to the terms of certain mortgages and management policy, the Trust established and maintains a real estate tax escrow and insurance escrow to pay real estate taxes and insurance. The Trust is to contribute to the account monthly an amount equal to 1/12 of the estimated real estate taxes and insurance premiums.

Replacement Reserves

Pursuant to the terms of certain mortgages and Trust policy, the Trust established and maintains several replacement reserve accounts. The Trust makes monthly deposits into the replacement reserve accounts to be used for repairs and replacements on the property. Certain replacement reserve accounts require authorization from the mortgage company for withdrawals.

Trust Reserves and Other

Pursuant to the terms of the mortgage on the Azool Retail Center, a trust reserve in the amount of $410,635 was established to be used for the initial tenant leasehold improvements. The funds are held in a non-interest bearing account by the mortgage holder. The balance of the trust reserve was $87,133 as of December 31, 2022 and 2021.

Pursuant to the terms of the mortgage on the Hampshire Tech Building, a trust reserve in the amount of $1,170,000 was established to be used for the initial tenant leasehold improvements. The funds are held in an interest bearing account by the mortgage holder. The balance of the trust reserve was $520,000 as of December 31, 2022 and 2021, respectively.

Pursuant to the terms of the purchase agreement on the Westgate Plaza, a trust reserve in the amount of $706,236 was established by the seller to be used for the initial tenant leasehold improvements. The funds are held in a non-interest bearing account by the mortgage holder. The balance of the trust reserve was $706,236 as of December 31, 2022.

F-20

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The Trust had estimated tax deposits with the State of Minnesota in the amount of $36,875 and $50,410 as of December 31, 2022 and 2021.

The Trust had no earnest money and closing expense deposits for the future purchase of property as of December 31, 2022 and 2021.

Note 6 - Property Held for Rent

Property held for rent as of December 31, 2022 is as follows:

	Residential	Commercial	Total

Land and Land Improvements	$40,602,202	$104,510,136	$145,112,338
Building and Improvements	322,129,441	278,671,290	600,800,731
Furniture and Fixtures	11,129,510	978,920	12,108,430
	373,861,153	384,160,346	758,021,499
Less Accumulated Depreciation	(72,780,929)	(46,206,935)	(118,987,864)

	$301,080,224	$337,953,411	$639,033,635

Property held for rent as of December 31, 2021 is as follows:

	Residential	Commercial	Total

Land and Land Improvements	$39,274,108	$80,624,550	$119,898,658
Building and Improvements	307,834,903	236,461,478	544,296,381
Furniture and Fixtures	8,780,455	845,763	9,626,218
Construction in Process	1,848,289	-	1,848,289
	357,737,755	317,931,791	675,669,546
Less Accumulated Depreciation	(63,252,828)	(40,495,230)	(103,748,058)

	$294,484,927	$277,436,561	$571,921,488

F-21

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 7 - Investments in Unconsolidated Partnerships

The Trust’s investments in unconsolidated partnerships as of December 31, 2022 and 2021 consist of the following:

	2022	2021

Bakken Heights V, LLLP	$-	$-
Bakken Heights VIII and X, LLLP	44,478	201,013
Williston Real Estate Partners, LLLP	-	-
Dakota Roseland Apartments I, LLLP	427,516	484,509
Dakota Roseland Apartments IX - XII, LLLP	1,070,822	1,254,930

Total Investments	$1,542,816	$1,940,452

Condensed unaudited financial information for the Trust’s investments in unconsolidated partnerships accounted for under the equity method as of December 31, 2022 is as follows:

	Dakota Roseland	Bakken Heights	Bakken Heights	Williston Real	Dakota Roseland
	Apartments IX-XII	V LLLP	VIII & X LLLP	Estate Partners	Apartments I	Total

Total Assets	$18,170,630	$2,624,931	$5,978,474	$7,257,811	$3,894,949	$37,926,795
Total Liabilities	15,315,786	2,942,841	5,904,778	6,199,447	2,996,283	33,359,135

Partnership Equity	$2,854,844	$(317,910)	$73,696	$1,058,364	$898,666	$4,567,660

Income	$1,770,295	$169,096	$527,190	$376,213	$388,197	$3,230,991
Expenses	2,242,367	363,326	918,528	714,551	502,183	4,740,955

Net (Loss)	$(472,072)	$(194,230)	$(391,338)	$(338,338)	$(113,986)	$(1,509,964)

Condensed unaudited financial information for the Trust’s investments in unconsolidated partnerships accounted for under the equity method as of December 31, 2021 is as follows:

	Dakota Roseland	Bakken Heights	Bakken Heights	Williston Real	Dakota Roseland
	Apartments IX-XII	V LLLP	VIII & X LLLP	Estate Partners	Apartments I	Total

Total Assets	$18,731,169	$2,482,278	$6,728,912	$6,534,529	$3,863,786	$38,340,674
Total Liabilities	15,404,252	2,860,803	5,861,485	6,251,270	2,987,176	33,364,986

Partnership Equity	$3,326,917	$(378,525)	$867,427	$283,259	$876,610	$4,975,688

Income	$1,571,856	$150,570	$505,998	$355,244	$355,711	$2,939,379
Expenses	2,445,217	391,632	917,070	1,070,371	540,554	5,364,844

Net (Loss)	$(873,361)	$(241,062)	$(411,072)	$(715,127)	$(184,843)	$(2,425,465)

F-22

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 8 – Lines of Credit

The Trust has a $1,500,000 variable line of credit through First International Bank & Trust at December 31, 2022. The line has a variable interest rate (8.25% at December 31, 2022), interest payments are due monthly, unpaid principal and interest is due June 2023, and the line is secured by a mortgage on property. The Trust had an outstanding balance due on the line of credit of $0 at December 31, 2022 and 2021.

The Trust has a $1,000,000 variable line of credit through Bravera Bank at December 31, 2022. The line has a variable interest rate (9.00% at December 31, 2022), interest payments are due monthly, unpaid principal and interest is due November 2023, and the line is unsecured. The Trust had an outstanding balance due on the line of credit of $0 at December 31, 2022 and 2021.

The Trust has a $1,000,000 variable line of credit through Choice Financial Group. The line has a variable interest rate (8.75% as of December 31, 2022), interest payments are due monthly, unpaid principal and interest is due May 2023, and the line is secured by a mortgage on property. The Trust had an outstanding balance due on the line of credit of $0 at December 31, 2022 and 2021.

The Trust has a $3,000,000 variable line of credit through Western State Bank. The line has a variable interest rate (8.50% at December 31, 2022), interest payments are due monthly, unpaid principal and interest is due February 2023, and the line is secured by a mortgage on property. The Trust had an outstanding balance due on the line of credit of $0 at December 31, 2022 and 2021.

The Trust has a $2,000,000 variable line of credit through Starion Financial. The line has a variable interest rate (9.00% at December 31, 2022), interest payments are due monthly, unpaid principal and interest is due August 2023 and the line is unsecured. The Trust had an outstanding balance due on the line of credit of $0 at December 31, 2022 and 2021.

The Trust has a $2,000,000 variable line of credit through First Western Bank & Trust. The line has a variable interest rate (7.75% at December 31, 2022), interest payments are due monthly, unpaid principal and interest is due October 2023 and the line is unsecured. The Trust had an outstanding balance due on the line of credit of $0 at December 31, 2022 and 2021.

In 2022, the Trust entered into a $6,000,000 variable line of credit through Pinnacle Bank. The line has a variable interest rate (8.00% at December 31, 2022), interest payments are due monthly, unpaid principal and interest is due August 2025, and the line is secured by a mortgage on property. The Trust had an outstanding balance due on the line of credit of $0 at December 31, 2022.

In 2022, the Trust entered into a $6,000,000 variable line of credit through MinnWest Bank. The line has a variable interest rate (8.00% at December 31, 2022), interest payments are due monthly, there are principal curtailments of $200,000 per year starting December 31, 2023 and continuing through December 31, 2027, unpaid principal and interest is due June 2028. The line is secured by a mortgage on property. The Trust had an outstanding balance due on the line of credit of $0 at December 31, 2022.

In 2022, the Trust entered into a $2,000,000 variable line of credit through Western State Bank. The line has a variable interest rate (8.50% at December 31, 2022), interest payments are due monthly, unpaid principal and interest is due March 2023, and the line is secured by a mortgage on property. The Trust had an outstanding balance due on the line of credit of $0 at December 31, 2022.

F-23

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 9 - Special Assessments Payable

Special assessments are a method used by cities or other taxing entities to pay for infrastructure improvement projects that benefit specific parcels of land. The cost of these projects is divided amongst the properties that benefit from the improvements and added to the original cost of the land in the period assessed. At December 31, 2022 and 2021, special assessments payable totaled $4,122,843 and $4,145,210, respectively. Future principal payments related to special assessments payable over the next five years are as follows:

Years ending December 31,	Amount

2023	$226,622
2024	221,267
2025	213,548
2026	201,583
2027	192,013
Thereafter	3,067,810

$4,122,843

Note 10 – Finance Leases

In 2022, the Trust assumed two land leases in association with the purchase of the Appareo industrial complex in Fargo, North Dakota. The leases have a weighted average remaining lease term of 22 years with expiration dates of December 31, 2044, and both leases have two ten year option periods that the Trust plans to exercise. As of December 31, 2022, the future minimum rental payments including the two ten year optional periods were as follows:

Years ending December 31,	Amount

2023	$120,300
2024	120,300
2025	126,315
2026	126,315
2027	126,315
Thereafter	5,651,960
Less Estimated Interest Over Life of Land Leases	(3,762,696)

$2,508,809

F-24

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Upon assumption of the leases, the Trust establishes financing lease assets and lease liabilities calculated at the present value of the future minimum lease payments. As the Trust’s leases do not provide an implicit rate, the Trust calculates a discount rate that approximates the Trust’s incremental borrowing rate available at the lease commencement to determine the present value of the future minimum lease payments. The approximated weighted average discount rate as estimated by the Trust was 5.00% as of June 30, 2022, the date the Trust assumed the leases. There are no finance leases that have not yet commenced that would have a significant impact on the Trust’s consolidated balance sheets.

Total right-of-use assets and lease liabilities at December 31, 2022 and 2021 were as follows:

Lease Assets - Classification in Balance Sheets	2022	2021

Finance Lease Right-Of-Use Assets	$2,477,427	$-

Lease Liabilities - Classification in Balance Sheets	2022	2021

Finance Lease Liabilities	$2,508,809	$-

Total Lease costs for the year ended December 31, 2022 and 2021 were as follows:

	2022	2021

Finance lease cost
Interest on lease liabilities	$61,656	$-
Amortization of right-of-use assets	29,876	-
Total finance lease cost	$91,532	$-

F-25

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 11 - Mortgage Notes Payable

Terms on mortgage notes payable outstanding at December 31, 2022 are as follows:

				Effective
	Stated	Maturity	Monthly	Interest
	Interest Rate	Date	Payment	Rate
Residential Properties:

Wheatland Place 1- 4, Wheatland TH 1, Westlake TH 1 (d)	7.10%	April 2024	$30,845	7.10%
Central Park Apartments	3.78%	July 2026	72,860	3.92%
Eagle Lake Apartments	3.81%	August 2026	46,653	3.96%
Summers @ Osgood	4.00%	October 2026	60,000	4.10%
Cooperative Living Center (a) ( e )	4.10%	May 2034	6,338	4.10%
Cooperative Living Center ( e )	(v) 2.75%	May 2034	600	2.75%
Country Meadows (a) (f)	(v) 4.06%	March 2032	21,246	4.17%
Donegal Apartments	4.84%	October 2032	90,870	4.94%
Washington Heights I (a)	3.83%	June 2027	3,830	3.83%
Urban Meadows 1, 2 & 5 (a)	4.25%	May 2027	25,228	4.40%
Westlake II Townhomes (a)	(v) 4.45%	April 2032	13,063	5.28%
Wheatland Townhomes IV (a) ( e )	4.08%	March 2027	12,822	4.08%
Hillview Complex	4.13%	August 2023	8,619	4.21%
Urban Meadows 3	2.78%	August 2040	11,105	2.78%
Urban Meadows 4 (a)	4.25%	January 2039	8,270	4.25%
Copper Creek (a)	(v) 3.45%	February 2032	40,500	3.50%
Hidden Point I (a)	4.68%	July 2027	13,890	4.68%
Hidden Point IV (a)	4.68%	July 2027	13,910	4.68%
Pacific West Apartments	(v) 3.99%	January 2030	56,263	4.04%
Paramount Apartments (b) ( c)	4.00%	November 2024	56,050	4.08%
Wheatland Townhomes III	3.75%	August 2025	8,349	4.00%
One Oak Place (f)	3.05%	September 2030	165,220	3.10%
Prairie Springs (a)	4.00%	August 2032	37,173	4.11%
Prairie Village I	4.05%	September 2025	25,589	4.25%
Prairie Village II	4.06%	September 2025	24,774	4.25%
Hidden Pointe II ( e )	4.17%	October 2024	12,767	4.20%
Hidden Pointe III ( e )	4.17%	October 2024	12,436	4.20%
Bismarck 5 Apts	4.10%	November 2029	96,717	4.20%
Wheatland Place 5-8	3.40%	September 2031	25,709	3.49%
Wheatland TH 2	3.75%	October 2046	10,131	3.82%
Amber Fields	3.50%	March 2026	30,588	3.67%
Calico Apartments	3.60%	March 2026	24,848	3.73%
Calgory Apartments	3.50%	February 2026	20,751	3.62%
Century East Apartments	3.50%	February 2026	34,761	3.66%
Hidden Pointe V	4.25%	January 2046	14,810	4.27%
Hidden Pointe VI	4.05%	June 2029	14,909	4.15%
Britain Towne	(v) 3.45%	October 2031	47,600	3.51%
White Oak Apartments	3.40%	June 2031	42,380	3.48%
The Rowe Apartments (i)	3.85%	June 2028	63,063	4.14%
Jackson Crossing	3.20%	September 2051	93,413	3.29%

F-26

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

				Effective
	Stated	Maturity	Monthly	Interest
	Interest Rate	Date	Payment	Rate
Commercial Properties:

Amber Valley Retail (a)	(v) 4.25%	April 2032	$35,956	4.27%
Minot Metro Center	5.10%	February 2029	43,535	5.18%
1228 Airport Road	4.10%	January 2025	14,700	4.24%
Leevers Building	3.45%	October 2026	3,716	3.45%
Lindquist Square	4.25%	December 2025	5,108	4.25%
Tuscany Square	3.50%	December 2025	13,538	3.50%
Century Plaza	3.50%	December 2025	9,612	3.64%
Pioneer Center (b)	3.50%	April 2026	42,645	3.54%
Pizza Ranch Building	3.50%	November 2026	4,137	3.50%
Wanzek Building (f)	3.31%	April 2030	32,647	3.37%
Willow Creek (a) (g)	4.50%	March 2023	15,035	4.64%
D&M Building (f)	(v) 3.87%	November 2029	18,274	3.98%
Harmony Plaza (f)	(v) 5.38%	October 2028	33,913	5.45%
North Pointe Plaza	3.87%	December 2024	17,815	4.00%
Riverwood Plaza (f)	(v) 5.38%	October 2028	36,416	5.45%
Cummins Building	4.61%	April 2024	14,305	4.79%
First Center South (f)	(v) 4.88%	May 2029	49,522	4.94%
Eagle Pointe III	3.92%	January 2025	23,397	4.13%
Plymouth 6-61 (h)	(v) 7.42%	October 2025	17,650	7.80%
Eagle Pointe II (h)	(v) 7.42%	October 2025	21,316	7.76%
Mendota Heights Office Park	(v) 4.00%	May 2026	29,867	4.22%
ATD - USPO Warehouse (f)	(v) 3.54%	July 2025	65,705	3.67%
Vadnais Square (a)	(v) 3.99%	August 2026	63,278	4.13%
Pinehurst West	(v) 3.50%	August 2031	44,536	3.54%
Tower Plaza ( e )	(v) 4.00%	December 2026	65,226	4.06%
City West (a)	(v) 3.96%	January 2032	20,525	4.10%
Pinehurst East (a)	3.71%	May 2027	75,725	3.71%
Azool Retail Center	(v) 4.56%	January 2027	39,862	4.72%
MIDCO Building	4.63%	December 2027	82,681	4.73%
Apple Valley Business Center	4.99%	June 2028	43,246	5.13%
Hampshire Tech (a)	4.69%	August 2026	49,360	4.80%
CashWise - Timber Creek (f)	(v) 3.00%	September 2027	35,400	3.12%
Apple Creek Warehouse (j)	3.70%	May 2031	33,171	3.85%
Eagandale Tech Center	3.77%	October 2031	46,756	3.88%
32nd Center Building (a)	3.65%	January 2028	24,293	4.84%
Appareo Tech Building	3.75%	July 2027	46,616	3.94%
Beverly Hills Plaza	(v) 5.15%	September 2032	46,350	5.23%
Harrison Village	(v) 5.15%	September 2032	17,125	5.30%
Pebblewood Village	(v) 5.15%	September 2032	16,525	5.29%
Spring Ridge Plaza	(v) 5.15%	September 2032	45,025	5.23%
Tara Plaza	(v) 5.15%	September 2032	25,850	5.23%
Walnut Creek	(v) 5.15%	September 2032	26,700	5.26%
Westgate Plaza	(v) 5.15%	September 2032	41,575	5.23%

F-27

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Mortgage notes payable consist of:

	2022		2021
		Mortgage Balance		Mortgage Balance
	Mortgage	Less Unamortized	Mortgage	Less Unamortized
	Balance	Loan Costs	Balance	Loan Costs
Residential Properties:

Wheatland Place 1- 4, Wheatland TH 1, Westlake TH 1 (d)	$469,549	$469,549	$793,744	$793,744
Central Park Apartments	14,061,243	13,996,274	14,389,830	14,305,621
Eagle Lake Apartments	8,776,134	8,732,434	8,992,412	8,936,007
Summers @ Osgood	9,909,390	9,875,526	10,221,532	10,177,683
Cooperative Living Center (a) ( e )	691,254	691,254	736,340	736,340
Cooperative Living Center( e )	65,551	65,551	70,870	70,870
Country Meadows (a) (f)	3,930,176	3,897,468	-	-
Donegal Apartments	14,062,847	13,954,424	14,452,776	14,330,861
Washington Heights I (a)	627,709	627,709	649,650	649,650
Urban Meadows 1,2 & 5 (a)	4,566,391	4,538,291	-	-
Westlake II Townhomes (a)	1,192,393	1,191,020	1,294,509	1,292,882
Wheatland Townhomes IV (a)	2,351,984	2,351,984	2,405,794	2,404,445
Hillview Complex	1,199,900	1,199,283	1,251,924	1,250,345
Urban Meadows 3	1,852,505	1,852,505	1,932,473	1,932,473
Urban Meadows 4 (a)	1,287,690	1,287,690	1,331,199	1,331,199
Copper Creek (a)	8,107,631	8,073,654	-	-
Hidden Point I (a)	1,800,654	1,800,654	1,878,072	1,878,072
Hidden Point IV (a)	1,830,104	1,830,104	1,906,545	1,906,545
Pacific West Apartments	9,937,793	9,910,208	10,205,013	10,173,030
Paramount Apartments (b) ( c)	9,760,000	9,746,222	-	(21,327)
Wheatland Townhomes III	1,291,897	1,284,019	1,337,916	1,326,848
One Oak Place (f)	32,514,863	32,430,653	33,480,945	33,384,096
Prairie Springs (a)	6,945,145	6,885,978	-	-
Prairie Village I	3,883,876	3,864,765	4,028,221	4,001,607
Prairie Village II	3,821,421	3,802,318	3,959,210	3,932,604
Hidden Pointe II ( e )	2,199,233	2,198,137	2,253,437	2,251,718
Hidden Pointe III ( e )	2,142,296	2,141,192	2,195,097	2,193,365
Bismarck 5 Apts	16,679,105	16,587,232	17,136,884	17,029,868
Wheatland Place 5-8	4,996,975	4,966,198	5,130,718	5,095,819
Wheatland TH 2	1,914,728	1,897,808	1,963,505	1,945,333
Amber Fields	4,923,801	4,900,097	5,112,937	5,081,266
Calico Apartments	3,983,956	3,957,517	4,135,724	4,100,415
Calgory Apartments	3,330,500	3,317,181	3,458,194	3,440,422
Century East Apartments	5,578,530	5,553,605	5,793,551	5,760,038
Hidden Pointe V	2,604,842	2,598,289	2,670,345	2,663,295
Hidden Pointe VI	2,576,057	2,563,026	2,647,587	2,632,288
Britain Towne	7,863,023	7,832,361	8,153,630	8,118,603
White Oak Apartments	8,180,932	8,127,993	8,403,307	8,343,094
The Rowe Apartments (i)	6,985,063	6,878,639	5,312,730	5,221,157
Jackson Crossing	21,052,663	20,710,187	21,492,275	21,128,917

F-28

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

	2022		2021
		Mortgage Balance		Mortgage Balance
	Mortgage	Less Unamortized	Mortgage	Less Unamortized
	Balance	Loan Costs	Balance	Loan Costs
Commercial Properties:

Amber Valley Retail (a)	$6,483,318	$6,473,991	$6,638,279	$6,633,724
Minot Metro Center	6,740,648	6,697,837	6,944,561	6,895,924
1228 Airport Road	2,188,897	2,183,563	2,272,629	2,264,565
Leevers Building	614,345	614,345	637,014	637,014
Lindquist Square	409,604	409,604	453,030	453,030
Tuscany Square	1,688,911	1,688,911	1,789,011	1,789,011
Century Plaza	1,530,925	1,525,549	1,590,931	1,583,605
Pioneer Center (b)	6,760,380	6,753,866	467,016	458,351
Pizza Ranch Building	375,894	375,894	411,545	411,545
Wanzek Building (f)	6,216,270	6,194,635	6,398,350	6,373,351
Willow Creek (a) (g)	2,418,681	2,418,041	2,487,356	2,484,112
D&M Building (f)	3,249,144	3,236,627	3,339,454	3,324,874
Harmony Plaza (f)	5,111,890	5,089,383	5,238,370	5,212,704
North Pointe Plaza	2,663,367	2,657,404	2,770,289	2,761,145
Riverwood Plaza (f)	5,489,260	5,464,962	5,625,130	5,597,421
Cummins Building	1,994,687	1,990,266	2,071,191	2,063,290
First Center South (f)	7,909,750	7,876,085	8,109,430	8,070,058
Eagle Pointe III	3,554,088	3,539,931	3,690,643	3,669,225
Plymouth 6-61 (h)	2,752,760	2,734,577	2,843,227	2,818,107
Eagle Pointe II (h)	3,324,439	3,304,487	3,433,695	3,406,131
Mendota Heights Office Park	4,730,411	4,698,340	4,893,385	4,851,069
ATD - USPO Warehouse (f)	10,637,852	10,614,770	11,026,861	10,994,176
Vadnais Square	11,650,967	11,591,977	11,928,311	11,851,696
Pinehurst West (a)	7,284,023	7,268,025	7,557,648	7,539,259
Tower Plaza ( e )	10,425,565	10,404,380	10,770,578	10,743,463
City West (a)	3,299,002	3,274,779	8,412,298	8,351,680
Pinehurst East (a)	12,357,286	12,357,286	12,757,436	12,755,582
Azool Retail Center	5,746,743	5,709,676	5,953,474	5,906,534
MIDCO Building	12,851,807	12,794,085	13,230,972	13,160,457
Apple Valley Business Center	6,681,635	6,639,783	6,857,550	6,807,110
Hampshire Tech (a)	8,381,205	8,350,472	9,578,204	9,537,874
Cash Wise - Timber Creek (f)	6,987,220	6,952,993	7,197,276	7,154,993
Apple Creek Warehouse	6,195,130	6,151,836	6,357,468	6,308,221
Eagandale Tech Center	8,829,923	8,755,746	9,048,955	8,965,102
32nd Center Building (a)	4,141,849	4,126,545	4,387,447	4,369,096
Appareo Tech Building	8,918,454	8,846,506	-	-
Beverly Hills Plaza	7,713,025	7,660,730	-	-
Harrison Village	2,849,133	2,813,608	-	-
Pebblewood Plaza	2,746,401	2,713,851	-	-
Spring Ridge Plaza	7,491,698	7,445,530	-	-
Tara Plaza	4,299,091	4,266,534	-	-
Walnut Creek	4,439,131	4,400,909	-	-
Westgate Plaza	6,915,959	6,874,449	-	-
Notes paid in full	-	-	16,964,100	16,906,546

	$477,000,572	$474,531,767	$425,312,009	$422,909,239

F-29

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(a)	The Trust refinanced the terms of these loans in 2022.
(b)	Step down revolving mortgage loan that allows for principal to be advanced and paid down multiple times during the term of the loan.
(c)	Step down revolving mortgage with a $0.00 balance outstanding on December 31, 2021. Negative balance as of December 31, 2021, is from unamortized loan costs.
(d)	Mortgage loan secured by a limited personal guarantee of George Gaukler.
(e)	Mortgage loan secured by a full personal guarantee of George Gaukler.
(f)	Mortgage loan interest rate tied to a cash flow hedge interest rate swap.
(g)	Mortgage loan extension or modification completed subsequent to year-end. See Note 19 for additional information.
(h)	Interest rate repriced in 2022 according to terms in original loan agreement.
(i)	In 2021, The REIT obtained a $13,360,000 loan commitment that will be funded as the Trust purchases individual buildings in The Rowe Apartments. The REIT does not anticipate using the entire loan commitment. The final payment starting March 14, 2023 will be $63,063 if the entire loan is funded. The REIT has used $6,985,063 of the loan commitment as of December 31, 2022.
(v)	Variable rate mortgage note payable. Original note had a maturity in excess of 10 years with a fixed interest rate for 5 or 7 years and then an interest rate adjustment after the 60th or 84th payment. Stated interest rate is the rate charged as of December 31, 2022.

All mortgage notes payable above are secured by a mortgage on property and equipment and an assignment of rents and leases on commercial properties where appropriate in addition to the items (a) through (i) listed above.

Long-term debt maturities are as follows:

Years ending December 31,

2023	$18,348,503
2024	32,624,329
2025	45,898,925
2026	94,357,846
2027	58,793,471
Thereafter	226,977,498
Unamortized Debt Issuance Costs	(2,468,805)

$474,531,767

The Trust has loan agreements containing certain covenants related to, among other matters, the maintenance of debt coverage ratios. As of December 31, 2022, the Trust was in violation of eleven of these covenants; however, the lenders waived the covenant violation for the year ended December 31, 2022.

F-30

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 12 - Related Party Transactions

Due from Related Party and Related Party Note Receivable

Due from Related Party as of December 31, 2022 and 2021 is as follows:

	2022	2021

Valley Rental Service, Inc.	$-	$840,266
Valley Realty - Hidden Point 5 and 6 Guarantee	87,440	-
TSPTN21, LLC - Sterling North - Note Receivable	9,580,000	3,599,827
TSPTN21, LLC - Sterling North - Accrued Interest	577,817	39,326
The Rowe at 57th, LLC - Note Receivable	-	1,000,000
The Rowe at 57th, LLC - Accured Interest and Rent	-	79,691
The Rowe at 57th, LLC - Phase II Note Receivable	3,000,000	-
The Rowe at 57th, LLC - Accrued Interest	45,370	-
	$13,290,627	$5,559,110

Valley Rental Service, Inc., an entity controlled by George Gaukler, President and Trustee of the Trust, is a management company hired by the Trust. Rental payments collected from tenants are deposited in bank accounts in Valley Rental Service, Inc.’s name and are subsequently transferred to the Trust throughout the year. Valley Rental Service, Inc. held funds totaling $0 and $840,266 that were due to the Trust as of December 31, 2022 and 2021, respectively.

George Gaukler, Trustee of the Trust, entered into a cash flow guarantee for Hidden Pointe Apartments 5 and 6 for the lease-up period until the property reaches a 7% cash flow from operations for a consecutive twelve (12) month period. Guarantee fees of $87,440 and $64,467 were earned from George Gaukler in 2022 and 2021. The guarantee fees for 2021 were paid in 2021. The guarantee fees for 2022 were paid in January of 2023.

Advisory Management Fee

During 2022 and 2021, the Trust incurred advisory management fees of $2,750,503 and $2,235,600, respectively, to Dakota REIT Management, LLC (the Advisor). The Advisor is partially owned by George Gaukler, Trustee of the Trust, Jim Knutson, Trustee of the Trust, and Matt Pedersen, President and Trustee of the Trust.

Acquisition Fees

During 2022 and 2021, the Trust incurred $1,117,763 and $1,210,987, respectively, to Dakota REIT Management, LLC for acquisition fees relating to the purchase of new properties. Acquisition fees are capitalized and depreciated over the life of the property.

Rental Income

During 2022 and 2021, the Trust received rental income of $216,874 and $0, respectively under an operating lease agreement with the Advisor and entities controlled by the Advisor.

F-31

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Financing Fees

During 2022 and 2021, the Trust incurred $157,156 and $237,739, respectively, to Dakota REIT Management, LLC for financing fees related to the financing of mortgage notes payable. Financing fees are capitalized and amortized over the life of the mortgage.

UPREIT Fees

During 2022 and 2021, the Trust incurred $18,000 and $59,172, respectively, to Dakota REIT Management, LLC for UPREIT fees related to the UPREIT transactions on property acquisitions.

Disposition Fees

During 2022 and 2021, the Trust incurred $65,000 and $133,991 to Dakota REIT Management, LLC for Disposition fees related the sale of properties.

Investments

During 2022, the Trust acquired the final building consisting of 36 units and the land for The Rowe at 57th Apartments for a purchase price of $4,667,503, from C.R. Lloyd Associates, Inc. of which Craig Lloyd, Trustee of the Trust, is a part owner.

During 2021, the Trust acquired Hidden Pointe V Apartments for a purchase price of $3,700,000 from George Gaukler, Trustee of the Trust, and Tenant in Common interest holders. The property was appraised at $3,755,000 by a certified independent appraiser.

During 2021, the Trust acquired Hidden Point VI Apartments for a purchase price of $3,700,000 from George Gaukler, Trustee of the Trust, and Tenant in Common interest holders. The property was appraised at $3,805,000 by a certified independent appraiser.

During 2021, The Trust acquired the 32nd Center Office Building for a purchase price of $6,984,000 from 32nd Center, LLLP, of which George Gaukler, Trustee of the Trust, was a partial owner. The property was appraised at $6,984,000 by a certified independent appraiser.

During 2021, the Trust acquired 5 of 6 buildings consisting of 104 of 140 units of The Rowe at 57th Apartments for a purchase price of $12,234,086, from C.R. Lloyd Associates, Inc. of which Craig Lloyd, Trustee of the Trust, is part owner.

The Trust holds a 39% Limited Partner interest in Dakota Roseland Apartments IX – XII, LLLP with an original purchase price of $2,500,000 from Hi-Line Owners Group, LLC, of which George Gaukler holds a majority ownership. Dakota Roseland Apartments IX – XII, LLLP, did not make any distributions to limited partners in 2022 or 2021.

The Trust holds a 49% limited partner interest in Williston Real Estate Partners, LLLP, an entity partially owned by George Gaukler, with an original investment of $1,700,000. No distributions were paid in 2022 or 2021 by Williston Real Estate Partners, LLLP.

F-32

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The Trust holds a 50% limited partner interest in Dakota Roseland Apartments I, LLLP, an entity partially owned by George Gaukler, with an original investment of $750,000. No distributions were paid in 2022 or 2021 by Dakota Roseland Apartments I, LLLP.

The Trust holds a 40% limited partner interest in Bakken Heights VIII and X, LLLP, an entity partially owned by George Gaukler, with an original investment of $1,000,000. No distributions were paid in 2022 or 2021 by Bakken Heights VIII and X. LLLP.

The Trust holds a 34% limited partner interest in Bakken Heights V, LLLP, an entity partially owned by George Gaukler, with an original investment of $325,000. No distributions were paid in 2022 or 2021 by Bakken Heights V, LLLP.

Property Management Fees, Leasing Fees and Commissions

During 2022 and 2021, the Trust incurred property management fees of 1 to 5 percent of rents, depending on the property, to Valley Rental Service, an entity controlled by George Gaukler and Matt Pedersen. For the years ended December 31, 2022 and 2021, the Trust paid management fees of $1,263,843 and $1,130,152, respectively, to Valley Rental Service.

During 2022 and 2021, the Trust incurred property management fees of 1 to 5 percent of rents, depending on the property, and commercial leasing fees of 3 to 5 percent to Property Resources Group, an entity in which Kevin Christianson, Trustee of the Trust, is a principal. The Trust paid management fees of $183,738 and $174,174, respectively, and leasing fees of $42,804 and $114,966, respectively, to Property Resources Group for the years ended December 31, 2022 and 2021.

During 2022 and 2021, the Trust incurred property management fees of 2 to 5 percent of rents, depending on the property, to Dakota REIT Management, LLC, an entity in which George Gaukler, Jim Knutson and Matt Pedersen hold an ownership interest. The Trust paid management fees of $404,212 and $317,489, respectively, to Dakota REIT Management, LLC, for the years ended December 31, 2022 and 2021.

During 2022 and 2021, the Trust incurred property management fees of 3 to 5 percent of rents and commercial and residential leasing fees, depending on the property, to Lloyd Companies, an entity in which Craig Lloyd, Trustee of the Trust, holds and ownership interest. The Trust paid management fees of $498,251 and $245,789, and leasing fees of $89,003 and $2,250 respectively, to Lloyd Companies for the years ended December 31, 2022 and 2021, respectively.

Related Party Notes Receivable

During 2022, the Trust increased the note receivable to $11,000,000 from $9,450,000 for TSPTN21, LLC, an entity partially owned by Jerry Slusky, Trustee of the Trust for the construction of a 216 unit apartment complex in Ankeny, Iowa. The note receivable has an interest rate of 7% and comes due December 2024 or 90 days after written notice of waiver of the conversion option is delivered. As part of the consideration received the Trust shall have the option to convert the note receivable into not less than a 51% share of the apartment complex upon completion. TSPTN21, LLC had drawn $9,580,000 and $3,599,827 on the line as of December 31, 2022 and 2021, respectively. The Trust earned interest on the note receivable in the amount of $538,491 and $39,326 in 2022 and 2021, resulting in total interest receivable of $577,817 and $39,326 as of December 31, 2022 and 2021, respectively. Per the agreement the interest earned will accrue until the maturity date of the note at which time The Trust will have the option to convert the interest earned into additional equity.

F-33

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

During 2022, The Rowe at 57th, LLC paid off the $1,000,000 loan that the Trust loaned in 2020 to The Rowe at 57th, LLC, an entity that is constructing a 144 unit apartment complex in Sioux Falls, South Dakota. The Rowe at 57th, LLC, is owned by Lloyd Companies, of which Craig Lloyd holds an ownership interest. The note receivable had an interest rate of 6.00% . The Trust earned interest on the note receivable in the amount of $14,822 and $60,000 for the years ended December 31, 2022 and 2021.

During 2022, the Trust loaned $3,000,000 to C.R. Lloyd Associates, Inc, an entity that is constructing a 108 unit apartment complex in Sioux Falls, South Dakota. C.R. Lloyd Associates, Inc. is an entity in which Craig Lloyd holds an ownership interest. The note receivable has an interest rate of 6% and comes due October 31, 2024. The Trust earned interest on the note receivable in the amount of $112,932 in 2022. There was $45,370 of interest due on December 31, 2022, which was paid in January 2023.

Note 13 – Noncontrolling Interest in Operating Partnership

As of December 31, 2022 and 2021, noncontrolling limited partnership units totaled 9,402,496 and 8,170,770, respectively. During 2022 and 2021, the Trust issued distributions of $7,228,801 and $5,852,226, respectively, to noncontrolling interest limited partners, which were $0.87 per unit. As of December 31, 2022 and 2021, distributions payable to noncontrolling limited partnership units totaled $2,162,574 and $1,685,862, respectively.

Note 14 - Beneficial Interest

The Trust is authorized to issue Class I common shares with $1 par value. The primary distinction between Class I shares and Class A and Class B shares is that Class I shares can only be sold through Registered Investment Advisors, family offices and other institutional and fiduciary accounts or directly by representatives of the Trust and payment of commissions on the sale of Class I shares by the Trust is prohibited. Class A and B shares can only be sold through Broker/Dealers or directly by a representative of the Trust and a sales commission of up to 6% can be paid on share purchase transactions. As of December 31, 2022 and 2021, there were 2,018,075 and 1,533,839 Class I shares issued, respectively.

The Trust is authorized to issue Class A common shares, Class B common shares and Class I common shares with $1 par values, which collectively represent the beneficial interest of the Trust. Holders of Class A shares and Class I shares have the right to vote regarding amendments to the Declaration of Trust, changes to the Bylaws, election of Trustees, liquidation, roll-up transactions, sale of the Trust, and the term of the Trust. Class A and Class I shareholders also have the right to demand a special meeting of shareholders. The primary distinction between Class A and Class B and Class I shares is that Class B shares do not have the voting rights which Class A and Class I shares have and Class I shares can only be sold through Registered Investment Advisors, family offices, and other institutional fiduciary accounts or directly by representatives of the Trust and payment of commissions on the sale of Class I shares by the Trust is prohibited.

As of December 31, 2022 and 2021, there were 8,264,215 and 8,030,234, respectively, shares of Class A common shares outstanding. As of December 31, 2022 and 2021, there were 2,200,049 and 2,186,432, respectively, shares of Class B common shares outstanding.

Common Shares Outstanding and Common Share Amount by class of common stock for the years ended December 31, 2022 and 2021 are as follows:

F-34

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

For the year ended December 31, 2022:

	Common Shares				Common Shares Amount
	Class A	Class B	Class I	Total	Class A	Class B	Class I

Balance, December 31, 2021	8,030,234	2,186,432	1,553,839	11,770,505	$79,516,504	$23,618,566	$24,317,111

Common Shares Issued	120,462	30,030	390,404	540,896	2,086,500	536,000	7,000,000
UPREIT units converted to REIT common shares	8,334	-		8,334	150,012 #	-
Repurchase of Shares	(100,629)	(97,869)	-	(198,498)	(1,551,581)	(1,499,464)	-
Dividends Reinvested	205,813	81,457	73,832	361,102	3,351,669	1,325,026	1,202,685
Syndication Costs	-	-	-	-	(16,932)	(4,431)	(57,758)

Balance, December 31, 2022	8,264,214	2,200,050	2,018,075	12,482,339	$83,536,172	$23,975,697	$32,462,038

For the year ended December 31, 2021:

	Common Shares				Common Shares Amount
	Class A	Class B	Class I	Total	Class A	Class B	Class I

Balance, December 31, 2020	6,906,631	2,106,768	-	9,013,399	$60,953,958	$22,329,017	$-

Common Shares Issued	1,128,046	68,368	1,529,706	2,726,120	19,061,629	1,081,552	24,040,625
Repurchase of Shares	(194,024)	(70,410)	-	(264,434)	(2,766,149)	(1,000,511)	-
Dividends Reinvested	189,581	81,706	24,133	295,420	2,814,496	1,213,269	362,183
Syndication Costs	-	-	-	-	(547,430)	(4,761)	(85,697)

Balance, December 31, 2021	8,030,234	2,186,432	1,553,839	11,770,505	$79,516,504	$23,618,566	$24,317,111

Dividends paid to holders of common shares were $0.87 and $0.81, per unit for the years ending December 31, 2022 and 2021, respectively.

Note 15 - Rental Income

Although the majority of the Trust’s apartment home and commercial leasing income is derived from fixed lease payments, some lease agreements also allow for variable payments. The primary driver of variable leasing income comes from utility reimbursements from apartment home leases and common area maintenance reimbursements from commercial leases.

At the end of the term of apartment home leases, unless the lessee decides to renew the lease with the Trust at the market rate or gives notice not to renew, the lease will be automatically renewed on a month-to-month term. Apartment home leases include an option to terminate the lease, however the lessee must pay the Trust for expected or actual downtime to find a new tenant to lease the space and a lease termination fee specified in the lease agreement. Most commercial leases include options to renew, with the renewal periods extending the term of the lease for no greater than the same period of time as the original lease term. The initial option to renew for commercial leases will typically be based on a fixed price while any subsequent renewal options will generally be based on the current market rate at the time of the renewal. Certain commercial leases contain lease termination options that would require the lessee to pay termination fees based on the expected amount of time it would take the Trust to re-lease the space.

F-35

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The Trust’s apartment home and commercial lease agreements do not contain residual value guarantees. As the Trust is the lessor of real estate assets which tend to either hold their value or appreciate, residual value risk is not deemed to be substantial. Furthermore, the Trust carries comprehensive liability, fire, extended coverage, and rental loss insurance for each of its communities.

A maturity analysis of undiscounted future minimum non-cancelable base rent to be received under the above leases as of December 31, 2022 is summarized as follows:

Years ending December 31,	Amount

2023	$58,195,190
2024	25,499,292
2025	20,938,695
2026	13,935,890
2027	9,859,712
Thereafter	25,299,882

$153,728,661

Note 16 – Acquisitions and Dispositions

The Trust continued to implement its strategy of acquiring properties in desired markets. In addition, the Trust continued to implement its strategy of disposing of properties that the Board of Trustees deems do not fit the long-term goals for the real estate portfolio.

Purchases

During 2022, the Trust purchased a 36 unit apartment building in Sioux Falls, SD. The approximate purchase price for the building was $4,667,503.

During 2022, the Trust purchased an 88,239 square foot industrial/flex complex in Fargo, ND. The approximate purchase price for the complex was $12,000,000.

During 2022, the Trust purchased a 48,778 square foot retail strip center in Omaha, NE. The approximate purchase price for the strip center was $14,500,000.

During 2022, the Trust purchased a 26,375 square foot retail strip center in Omaha, NE. The approximate purchase price for the strip center was $4,350,000.

During 2022, the Trust purchased a 14,418 square foot retail strip center in Omaha, NE. The approximate purchase price for the strip center was $4,900,000.

During 2022, the Trust purchased a 64,959, square foot retail strip center in Omaha, NE. The approximate purchase price for the strip center was $12,400,000.

F-36

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

During 2022, the Trust purchased a 65,795 square foot retail strip center in Papillion, NE. The approximate purchase price for the strip center was $5,750,000.

During 2022, the Trust purchased a 32,577 square foot retail strip center in Papillion, NE. The approximate purchase price for the strip center was $6,700,000.

During 2022, the Trust purchased a 100,962 square foot retail center in Omaha, NE. The approximate purchase price for the retail center was $9,250,000.

During 2021, the Trust purchased a 36 unit apartment building in Fargo, North Dakota. The approximate purchase price for the building was $3,700,000.

During 2021, the Trust purchased a 36 unit apartment building in Fargo, North Dakota. The approximate purchase price for the building was $3,700,000.

During 2021, the Trust purchased an 88 unit apartment complex in Johnston, Iowa. The approximate purchase price for the building was $11,913,363.

During 2021, the Trust purchased a 244 unit apartment complex in Des Moines, Iowa. The approximate purchase price for the building was $36,000,000.

During 2021, the Trust purchased a 76,770 square foot mixed use commercial building in Eagan, Minnesota. The approximate purchase price for the building was $12,100,000.

During 2021, the Trust purchased a 79,200 square foot industrial warehouse in Bismarck, North Dakota. The approximate purchase price for the building was $8,600,000.

During 2021, the Trust purchased a 104 unit apartment/townhome complex in Sioux Falls, South Dakota. The approximate purchase price for the building was $12,032,495.

During 2021, the Trust purchase a 42,797 square foot retail/office building in Fargo, North Dakota. The approximate purchase price for the building was $6,984,000.

Dispositions

During 2022, the Trust sold a 51,144 square foot office building in Plymouth, Minnesota. The approximate sale price for the office building was $6,500,000. The Trust originally purchased the building in 2016 for $5,725,000.

During 2022, the Trust sold a 25,614 square foot retail building in Oakes, North Dakota. The approximate sale price for the retail building was $100,000. The Trust originally purchased the building in 2011 for $2,716,032.

During 2021, the Trust sold a 34,800 square foot storage unit complex in Minot, North Dakota. The approximate sale price of the storage unit complex was $1,075,000. The Trust originally purchased the building in 2011 for $1,510,000.

F-37

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

During 2021, the Trust sold a 17,600 square foot industrial warehouse in Hasting, Minnesota. The approximate sale price of the industrial warehouse was $800,000. The Trust originally purchased the building in 2014 for $875,000.

During 2021, the Trust sold a 91,730 square foot industrial warehouse in Brooklyn Park, Minnesota. The approximate sale price of the industrial warehouse was $6,500,000. The Trust originally purchased the building in 2019 for $5,500,000.

During 2021, the Trust sold a 28,035 square foot office building in Bismarck, North Dakota. The approximate sale price of the office building was $1,254,016. The Trust originally purchased the building in 2010 for $1,464,700.

During 2021, the Trust sold an 84 unit apartment complex in West Fargo, North Dakota. The approximate sale price of the apartment complex was $3,850,000. The Trust originally purchased the building in 2014 for $3,760,000.

Note 17 - Commitments and Contingencies

Environmental Matters

Federal law (and the laws of some states in which the Trust may acquire properties) imposes liability on a landowner for the presence on the premises of hazardous substances or wastes (as defined by present and future federal and state laws and regulations). This liability is without regard to fault or knowledge of the presence of such substances and may be imposed jointly and severally upon all succeeding landowners. If such hazardous substance is discovered on a property acquired by the Trust, the Trust could incur liability for the removal of the substances and the cleanup of the property. There can be no assurance that the Trust would have effective remedies against prior owners of the property. In addition, the Trust may be liable to tenants and may find it difficult or impossible to sell the property either prior to or following such a clean up.

Risk of Uninsured Property Losses

The Trust maintains property damage, fire loss, and liability insurance. However, there are certain types of losses (generally of a catastrophic nature), which may be either uninsurable or not economically insurable. Such excluded risks may include war, earthquakes, tornados, certain environmental hazards, and floods. Should such events occur, (i) the Trust might suffer a loss of capital invested, (ii) tenants may suffer losses and may be unable to pay rent for the spaces, and (iii) the Trust may suffer a loss of profits which might be anticipated from one or more properties.

Note 18 – Restatement or Immaterial Corrections to Prior Period

During 2022, the Trust identified misstatements within the 2021consolidated financial statements related to dividends and distributions payable, accumulated deficit, accumulated other comprehensive income, bad debts, and cash flow presentation for other assets, dividends and distributions payable, purchase of property, lines of credit, and mortgage notes payable that were not reflective of amounts from certain transactions.

The Trust restated its previously issued consolidated financial statements to appropriately reflect the balances as noted in the following tables.

F-38

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The following is a summary of the effects of the restatement in the Trust’s December 31, 2021 Consolidated Balance Sheet:

	As Previously
	Reported	Adjustment	As Restated
As of December 31, 2021
Liabilities
Dividends and Distributions Payable	$-	$3,994,260	$3,994,260
Equity
Beneficial Interest	100,033,883	(2,542,485)	97,491,398
Noncontrolling Interest	70,996,667	(1,857,670)	69,138,997
Accumulated Comprehensive Income (Loss)	(405,895)	405,895	-

The following is a summary of the effects of the restatement in the Trust’s December 31, 2021 Consolidated Statement of Operations and Other Comprehensive Income:

	As Previously
	Reported	Adjustment	As Restated
For the year ended December 31, 2021
Income From Rental Operations	$72,220,171	$(413,410)	$71,806,761
Expenses
Bad Debts	413,410	(413,410)	-
Total Expenses	65,824,285	(413,410)	65,410,875

The following is a summary of the effects of the restatement in the Trust’s December 31, 2021 Consolidated Statements of Shareholder’s Equity:

	As Previously
	Reported	Adjustment	As Restated
As of December 31, 2020
Balance, December 31, 2020
Common Share Amount	$87,635,400	$(4,352,425)	$83,282,975
Accumulated Deficit	(24,822,755)	(1,801,804)	(26,624,559)
Syndication Costs	(4,352,425)	4,352,425	-
Accumulated Comprehensive Income(Loss)	(4,488,094)	1,927,153	(2,560,941)
Total Beneficial Interest	58,460,220	(4,362,745)	54,097,475
Noncontrolling Interest	54,410,243	(3,325,561)	51,084,682
Total Equity	108,382,369	(3,200,212)	105,182,157
As of December 31, 2021
2021 Activity
Dividends and Distributions	(13,555,449)	(794,048)	(14,349,497)
Balance, December 31, 2021
Common Share Amount	132,442,494	(4,990,313)	127,452,181
Accumulated Deficit	(27,418,298)	(2,308,398)	(29,726,696)
Syndication Costs	(4,990,313)	4,990,313	-
Accumulated Comprehensive Income(Loss)	(405,895)	171,808	(234,087)
Total Beneficial Interest	100,033,883	(2,542,485)	97,491,398
Noncontrolling Interest	70,996,667	(1,857,670)	69,138,997
Total Equity	170,624,655	(3,994,260)	166,630,395

F-39

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The following is a summary of the effects of the restatement on the Consolidated Statement of Cash Flows – Supplemental Disclosure of Cash Flow Information:

	As Previously
	Reported	Adjustment	As Restated
For the year ended December 31, 2021
Operating Activities
Other Assets	$(3,789,474)	$3,789,474	$-
Net Cash from Operating Activities	18,063,189	3,789,474	21,852,663
Investing Activities
Other Assets	-	(3,789,474)	(3,789,474)
Capital Expenditures on Investment Properties	-	(6,233,183)	(6,233,183)
Purchase of Investment Property	(23,143,684)	(44,826,902)	(67,970,586)
Net Cash Used for Investing Activities	(8,930,135)	(54,869,559)	(63,799,694)
Financing Activities
Proceeds from Mortgage Notes Payable	11,429,329	92,061,116	103,490,445
Principal Payments on Mortgage Notes Payable	(45,079,013)	(41,000,671)	(86,079,684)
Proceeds from Lines of Credit	-	13,927,765	13,927,765
Principal Payments on Lines of Credit	-	(13,927,765)	(13,927,765)
Net Cash from Financing Activities	(4,199,380)	51,060,445	46,861,065
Supplemental Schedule of Noncash Financing and
Investing Activities
Acquisition of Assets in exchange for assumption of mortgage notes payable	60,760,621	(51,060,445)	9,700,176
Proceeds of Mortgage Notes Payable in exchange for refinancing existing outstanding debt	49,703,063	(49,703,063)	-
Accrued Dividends and Distributions Payable	-	3,994,260	3,994,260

Note 19 - Subsequent Events

Subsequent to year-end, the Trust extended the maturity date on the $3,000,000 variable line of credit with Western Bank to February 2024.

Subsequent to year-end, the Trust extended the maturity date on the $2,000,000 variable line of credit with Western Bank to March 2024.

Subsequent to year-end, the Trust entered into an agreement to sell the Hampshire Tech industrial/flex building. The property is scheduled to close in 2023.

Management has evaluated subsequent events through March 10, 2023, the date which the financial statements were available to be issued.

F-40

Supplementary Information

December 31, 2022 and 2021

Dakota Real Estate Investment Trust

F-41

Dakota Real Estate Investment Trust

Consolidated Schedules of Funds from Operations

Years Ended December 31, 2022 and 2021

	2022	2021
		(as restated)
Funds from Operations *

Net Income	$9,474,680	$8,960,843
Depreciation and Amortization	17,320,819	15,002,868
Loss (Gain) on Sale of Property	1,220,003	(511,414)
Depreciation and Amortization from Equity
Method Investments	398,735	633,839

Funds from Operations (FFO)	28,414,237	24,086,136

Amortization of Debt Issuance Costs	508,511	524,236
Loss on Early Retirement of Debt	-	243,721
Straight-Line Rent	(175,046)	(343,970)
Gain on Involuntary Coversion of Property	(2,049,726)	(2,805,147)

Adjusted Funds from Operations (AFFO) **	$26,697,976	$21,704,976

FFO per REIT Share/UPREIT Unit	$1.38	$1.37

AFFO per REIT Share/UPREIT Unit	$1.30	$1.23

Share Price as of December 31 -
($18.00 for 2022 and $16.50 for 2021)
Price/FFO Ratio ***	13.02	12.05
Price/AFFO Ratio ***	13.86	13.37

Weighted Average Shares/Units	20,557,269	17,586,343

*	Funds from operations (FFO) are a supplemental non-GAAP financial measurement used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. The Price/FFO Ratio is similar to the Price-Earnings (P-E) ratio.
**	Adjusted Funds from Operations (AFFO) takes the standard FFO and then adjusts it for items that could be capitalized and depreciated in the future and eliminates the effect of Straight-line Rent on commercial leases. The Adjusted Price/FFO Ratio is similar to the Price-Earnings (P-E) ratio calculated using Adjusted FFO per share.
*	2021 FFO was restated to not include the Amortization of Debt Issuance Costs.
**	2021 AFFO was restated to include the Loss on Early Retirement of Debt and the Amortization of Debt Issuance Costs.
***	Price/FFO Ratio and Price/AFFO Ratio were restated to be based on the Share Price as of December 31.

F-42

PART III – EXHIBITS

Exhibit No.	Index to Exhibits
2.1	Declaration of Trust as Amended November 19, 2020 (1)
2.2	Bylaws of Trust as Amended and Restated June 22, 2023*
2.3	Limited Partnership Agreement of Dakota UPREIT Limited Partnership as of October 1, 2000 (2)
3.1	Dividend Reinvestment Plan for Trust (3)
3.2	Distribution Reinvestment Plan for UPREIT (3)
6.1	Advisory Management Agreement Between Trust and Advisor as of October 25, 2022*
6.2	Property Management Agreement between UPREIT and Advisor as of January 2017 (2)
6.3	Schedule B to Property Management Agreement between UPREIT and Advisor Effective January 2023*
6.4	Management Agreement between UPREIT and Property Resources Group, LLC as of January 2017 (4)
6.5	Management Agreement between UPREIT and Property Resources Group, LLC as of September 2020*
6.6	Management Agreement with Lloyd Property Management Co. as of February 2014 for Harmony & Riverwood Plazas*
6.7	Management Agreement with Lloyd Property Management Co. as of December 2017 for Midcontinent Building*
6.8	Residential Management Agreement with Lloyd Property Management as of June 2021 for Donegal Pointe*
6.9	Residential Management Agreement with Lloyd Property Management as of June 2021 for White Oaks*
6.10	Residential Management Agreement with Lloyd Property Management as of July 2021 for Jackson Crossing*
6.11	Residential Management Agreement with Lloyd Property Management as of September 2021 for Hillview *
6.12	Commercial Management Agreement with Lloyd Property Management as of July 2022 for Donegal Center*
6.13	Residential Management Agreement with Lloyd Property Management for The Rowe *
6.14	Residential Property Management Agreement with Valley Rental 2, LLC*
11.1	Consent of Eide Bailly LLP *
12.1	Consent and Opinion of Felhaber Larson as to legality of securities being qualified *

(1) Filed as an exhibit to the Dakota Real Estate Investment Trust Regulation A Offering Statement on Form 1-A (Commission File No. 024-11596) and incorporated by reference. Available at: https://www.sec.gov/Archives/edgar/data/1074922/000149315221018205/ex2-1.htm

(2) Filed as an exhibit to the Dakota Real Estate Investment Trust Regulation A Offering Statement on Form 1-A (Commission File No. 024-10688) and incorporated by reference. Available at: https://www.sec.gov/Archives/edgar/data/1074922/000110465917018369/a17-8533_1ex1a6matctrct.htm

(3) Filed as exhibits to the Dakota Real Estate Investment Trust Regulation A Offering Statement on Form 1-A (Commission File No. 024-11244) and incorporated by reference. Available at: https://www.sec.gov/Archives/edgar/data/0001074922/000149315220011694/0001493152-20-011694-index.htm

(4) Filed as an exhibit to the Dakota Real Estate Investment Trust Regulation A Offering Statement on Form 1-A (Commission File No. 024-10688) and incorporated by reference. Available at: https://www.sec.gov/Archives/edgar/data/1074922/000110465917018369/a17-8533_1ex1a6matctrctd5.htm

* Previously Filed.

SIGNATURES

Pursuant to the Requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A/A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fargo, State of North Dakota, on August 30, 2023.

(Exact name of issuer as specified in Declaration of Trust):	Dakota Real Estate Investment Trust

By (signature and title):
/s/ Matthew Pedersen
Matthew Pedersen, President (Principal Executive Officer)

/s/ James Haley
James Haley, Treasurer (Principal Financial and Accounting Officer)

/s/*	/s/ *
Jerry Banks, Trustee	John Barker, Trustee

/s/ *	/s/ *
Ray Braun, Trustee	Kevin Christianson, Trustee

/s/ *	/s/ *
Bradley Fay, Trustee	Andrew Henderson, Trustee

/s/ *	/s/ *
Jim Knutson, Trustee	Craig Lloyd, Trustee

/s/ *	/s/ *
Jon Otterstatter, Trustee	Matthew Pedersen, Trustee, President (Principal Executive Officer)

/s/*	/s/ *
Angie Pfannkuch, Trustee	Roy Sheppard, Trustee

/s/ *	/s/ *
Jerry Slusky, Trustee	Tracy Smith, Trustee

/s/ *
Lisa Wold, Trustee

* Pursuant to Power of Attorney

/s/ Matthew Pedersen
Matthew Pedersen
As Attorney-in-Fact